                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                           BA MERCHANT SERVICES, INC.
        ---------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

        ---------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:
                     Class A Common Stock

     ---------------------------------------------------------------------------

   2) Aggregate number of securities to which transaction applies:
                    16,250,125 shares of Class A Common Stock plus options to purchase 864,234 shares of Class A Common Stock

--------------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                    The filing fee was determined based upon: (a) the purchase of 16,250,125 shares of Class A Common Stock of the Registrant as of March 22, 1999 at a price of $20.50 per share; and (b) the cancellation of options to purchase an aggregate of 864,234 shares of Class A Common Stock, in consideration for a payment equal to the excess of $20.50 over the exercise price of such options multiplied by the number of shares subject to such options.


--------------------------------------------------------------------------------

   4) Proposed maximum aggregate value of transaction:
                    $339,236,350

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   5) Total fee paid:     $67,847.27

     ---------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:






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   2) Form, Schedule or Registration Statement No.:






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   3) Filing Party:






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   4) Date Filed:






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

                                               [BA Merchant Services, Inc. Logo]
Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders of BA Merchant Services, Inc. (the "Company"), to be held at Bank of America Center, 555 California Street, 8th Floor Conference Room, San Francisco, California, on April 27, 1999, at 10:00 a.m., local time (the "Meeting"). A notice of the Meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed. Stockholders of record at the close of business on March 26, 1999 (the "Record Date") will be entitled to vote at the Meeting or any postponement or adjournment thereof.


     At the Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 22, 1998, among the Company, BankAmerica Corporation, a Delaware corporation ("BankAmerica"), and BAMS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of BankAmerica ("Acquisition Corp."), pursuant to which Acquisition Corp. will be merged with and into the Company (the "Merger"). If the Merger Agreement is approved and adopted and the Merger becomes effective, each share of Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") outstanding immediately prior to the Merger (except for shares as to which appraisal rights have been perfected) will be converted into the right to receive $20.50 in cash, without interest thereon. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the Company's outstanding shares of Class A Common Stock and Class B Common Stock, par value $.01 per share ("Class B Common Stock"), voting as a single class. As of the Record Date, BankAmerica, directly or indirectly, owned 100% of the outstanding Class B Common Stock, which, on that date, represented approximately 66.6% of the economic ownership of the Company and approximately 95.2% of the combined voting power of the Company. Therefore, BankAmerica has sufficient voting power to approve and adopt the Merger Agreement, regardless of the vote of any other stockholder. In the Merger Agreement, BankAmerica has agreed to vote in favor of the Merger provided that the recommendation of the Special Committee of the Company's Board of Directors (as defined below) with respect to the Merger is not revoked, modified or qualified in a manner adverse to BankAmerica. AS A RESULT OF THE VOTING POWER OF BANKAMERICA AND THE AGREEMENT OF BANKAMERICA TO VOTE IN FAVOR OF THE MERGER, THE MERGER MAY BE APPROVED AT THE MEETING REGARDLESS OF THE VOTE OF ANY OTHER STOCKHOLDER.

     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

     Your Board of Directors (of which four of the seven members are current or former employees of BankAmerica or its affiliates) has voted unanimously to approve the Merger in accordance with the recommendation of a special committee of the Board of Directors consisting of three independent directors (the "Special Committee"), none of whom is an employee of BankAmerica or its affiliates or the Company. In making its recommendation, the Special Committee carefully reviewed and considered the terms and conditions of the proposed Merger as described in the enclosed Proxy Statement. In addition, the Special Committee has received an opinion from its independent financial advisor, Credit Suisse First Boston Corporation, that the consideration to be received in the Merger by the Company's public stockholders is fair to such public stockholders from a financial point of view.

     Based upon the unanimous recommendation of the Special Committee, your Board of Directors, recommends that you vote FOR approval and adoption of the Merger Agreement.

     Only holders of record of Class A Common Stock and Class B Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting.

     Whether or not you plan to attend the Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention to this matter and cooperation are greatly appreciated.

                                         Very truly yours,

                                         Sharif M. Bayyari
                                         President and Chief Executive Officer


March 26, 1999

                           BA MERCHANT SERVICES, INC.
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON APRIL 27, 1999

                             ---------------------

To the Stockholders of BA Merchant Services, Inc.:


     A special meeting of the stockholders of BA Merchant Services, Inc., a Delaware corporation (the "Company"), will be held at Bank of America Center, 555 California Street, 8th Floor Conference Room, San Francisco, California, on April 27, 1999, at 10:00 a.m., local time (the "Meeting"), for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 22, 1998, among the Company, BankAmerica Corporation, a Delaware corporation ("BankAmerica"), and BAMS Acquisition Corporation, a Delaware corporation ("Acquisition Corp."), pursuant to which, among other things:
     (i) Acquisition Corp., which is a wholly owned subsidiary of BankAmerica, will be merged with and into the Company (the "Merger"); (ii) each outstanding share of Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock"), except shares as to which appraisal rights have been perfected, will be converted into the right to receive in the Merger $20.50 in cash, without interest thereon; and (iii) each outstanding share of the Company's Class B Common Stock, par value $.01 per share ("Class B Common Stock"), (all of which are owned, directly or indirectly, by BankAmerica) will be converted into 100 shares of the common stock of the surviving corporation.

          2. To transact such other business as may be properly brought before the Meeting, or any adjournments or postponements thereof.


     The Board of Directors of the Company has fixed the close of business on March 26, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of Class A Common Stock and Class B Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.


     Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class. As of the record date, BankAmerica, directly or indirectly, owned 100% of the outstanding Class B Common Stock, which, on that date, represented approximately 66.6% of the economic ownership of the Company and approximately 95.2% of the combined voting power of the Company. Therefore, BankAmerica has sufficient voting power to approve and adopt the Merger Agreement, regardless of the vote of any other stockholder. In the Merger Agreement, BankAmerica has agreed to vote in favor of the Merger, provided that the recommendation of the Special Committee with respect to the Merger is not revoked, modified or qualified in a manner adverse to BankAmerica.

     Any stockholder of the Company has the right to dissent from the Merger and to obtain the "fair value" of such stockholder's shares of Class A Common Stock, provided that such stockholder perfects his or her appraisal rights in accordance with Section 262 of the Delaware General Corporation Law. Please see the discussion of appraisal rights in the accompanying Proxy Statement and
Section 262, a copy of which is attached as Annex III to the Proxy Statement.

     Whether or not you plan to attend the Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed prepaid envelope. If you attend the Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.

                                          By Order of the Board of Directors

                                          Edward J. Stark
                                          Secretary

San Francisco, California

March 26, 1999


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE ATTACHED PROXY STATEMENT.

                           BA MERCHANT SERVICES, INC.

                                PROXY STATEMENT
                             ---------------------
                        SPECIAL MEETING OF STOCKHOLDERS


                                 APRIL 27, 1999

                             ---------------------

    This Proxy Statement is being furnished to holders of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and holders of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), of BA Merchant Services, Inc., a Delaware corporation (including, where the context so requires, the subsidiaries thereof, the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of the stockholders of the Company to be held on April 27, 1999, at Bank of America Center, 555 California Street, 8th Floor Conference Room, San Francisco, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Meeting").


                             ---------------------

    The purpose of the Meeting is to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 22, 1998 (the "Merger Agreement"), among the Company, BankAmerica Corporation, a Delaware corporation ("BankAmerica"), and BAMS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of BankAmerica ("Acquisition Corp."), pursuant to which Acquisition Corp. will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation.

    In the Merger, each share of Class A Common Stock outstanding immediately prior to the effective time of the Merger (except for shares as to which appraisal rights have been perfected) will be converted into the right to receive $20.50 in cash, without interest thereon.

    As of the Record Date, BankAmerica, directly or indirectly, owned 100% of the outstanding Class B Common Stock, which, on that date, represented approximately 66.6% of the economic ownership of the Company and approximately 95.2% of the combined voting power of the Company.


    On March 24, 1999, the last reported sale price for the Class A Common Stock
on the New York Stock Exchange ("NYSE") was $      . On October 22, 1998, the
date immediately prior to the initial announcement of the proposal by BankAmerica for the Merger, the last reported sale price for the Class A Common Stock on the NYSE was $13.625.


    THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS VOTED UNANIMOUSLY TO APPROVE THE MERGER IN ACCORDANCE WITH THE RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS CONSISTING OF THREE INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

    In determining that the Merger is fair to and in the best interests of holders of Class A Common Stock and recommending approval of the Merger Agreement, the Special Committee considered the following factors among others: the stock ownership and voting power of BankAmerica; the fairness opinion and related presentations of Credit Suisse First Boston Corporation ("CSFB"), the financial advisor to the Special Committee; the arm's-length negotiations of the Merger Agreement; the terms of the Merger Agreement; and the availability of appraisal rights. For a more detailed discussion of the factors considered by the Special Committee, see "Special Factors -- Reasons for the Merger; Recommendation of the Company's Board of Directors and the Special Committee."

    BANKAMERICA CURRENTLY INTENDS TO VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. AS A RESULT, THE MERGER AGREEMENT MAY BE APPROVED AND ADOPTED AT THE MEETING EVEN IF NO STOCKHOLDER OTHER THAN BANKAMERICA VOTES IN FAVOR OF THE PROPOSAL.


    These proxy materials are being mailed on or about March 26, 1999 to holders of record on March 26, 1999 (the "Record Date") of the Class A Common Stock and the Class B Common Stock. Each outstanding share of Class A Common Stock entitles the holder thereof to one vote and each outstanding share of Class B Common Stock entitles the holder thereof to ten votes. As of the Record Date, there were 16,250,125 shares of Class A Common Stock outstanding and 32,400,000 shares of Class B Common Stock outstanding. The presence in person or by proxy of 51% of such shares of common stock shall constitute a quorum.


    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Appearance at the Meeting by a stockholder who has given a valid proxy will not, by itself, constitute a revocation of such proxy. If shares of common stock are represented by more than one properly executed proxy, the executed proxy bearing the latest date will be voted at the Meeting. See "The Meeting -- Proxies."


              THE DATE OF THIS PROXY STATEMENT IS MARCH 26, 1999.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), including the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed in connection with the Merger. The reports, proxy statements and other information filed by BankAmerica and the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Room 1400, 75 Park Place, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the Company's Class A Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 333-13985) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1998;

        3. The Company's Proxy Statement dated March 23, 1998 for the Annual Meeting of Stockholders held on May 7, 1998; and

        4. The Company's Current Reports on Form 8-K as filed with the Commission on April 17, June 1, October 2, October 23, November 19, and December 24, 1998.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


     THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST DIRECTED TO BA MERCHANT SERVICES, INC., ONE SOUTH VAN NESS AVENUE, 5TH FLOOR, SAN FRANCISCO, CALIFORNIA 94103, ATTENTION: INVESTOR RELATIONS (TELEPHONE NUMBER: (415) 241-7732). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY APRIL 17, 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    2
SUMMARY.....................................................    5
  The Parties; The Meeting..................................    5
  The Merger................................................    6
  Summary Financial Information of the Company..............   12
THE MEETING.................................................   14
  General...................................................   14
  Matters to be Considered at the Meeting...................   14
  Board of Directors Recommendation.........................   14
  Voting at the Meeting; Record Date; Quorum................   14
  Proxies...................................................   15
SPECIAL FACTORS.............................................   16
  Background of the Merger..................................   16
  Reasons for the Merger; Recommendation of the Company's
     Board of Directors
     and the Special Committee..............................   22
  Opinion of CSFB...........................................   25
  Certain Projected Financial Information...................   29
  Certain Effects of the Merger.............................   30
  Interests of Certain Persons in the Merger................   30
THE MERGER..................................................   31
  General...................................................   31
  Certain Effects of the Merger.............................   32
  Representations and Warranties............................   33
  Certain Covenants.........................................   33
  Treatment of Options and Other Company Stock-Based
     Awards.................................................   34
  Indemnification...........................................   35
  Taiwan Business...........................................   35
  Conditions................................................   36
  Termination...............................................   36
  Effect of Termination.....................................   37
  Amendment and Waiver......................................   37
  Approval by Special Committee.............................   37
  Accounting Treatment......................................   37
  Certain Federal Income Tax Consequences...................   37
  Appraisal Rights..........................................   39
  Litigation................................................   42
SELECTED HISTORICAL FINANCIAL DATA..........................   44
CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF
  BANKAMERICA, ACQUISITION CORP. AND THE COMPANY............   46
  Background of Named Persons...............................   46
  Past Contacts, Transactions and Negotiations..............   46
  Plans or Proposals........................................   46
  Interest in the Company's Securities......................   46
  Contracts, Arrangements or Understandings Concerning the
     Company's Securities...................................   46

                                                              PAGE
                                                              ----
CERTAIN TRANSACTIONS AND RELATIONSHIPS BETWEEN
  BANKAMERICA AND THE COMPANY...............................   47
  General...................................................   47
  Intercompany Agreements and Arrangements..................   47
  Payment for Services......................................   48
HISTORICAL MARKET PRICE AND DIVIDEND DATA...................   48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   49
FEES AND EXPENSES...........................................   52
INDEPENDENT PUBLIC ACCOUNTANTS..............................   52
OTHER MATTERS...............................................   52


EXHIBITS:
Exhibit A -- Certain Projected Financial Information........................    A-1
ANNEXES:
Annex I    --   Agreement and Plan of Merger................................    I-1
Annex II   --   Opinion of CSFB.............................................   II-1
Annex III  --   Section 262 of the DGCL.....................................  III-1
Annex IV   --   Information Concerning Directors and Officers of the           IV-1
                Company, BankAmerica, the Bank and Acquisition Corp. .......

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to the more detailed information contained, or incorporated by reference, in this Proxy Statement and the Exhibits and Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Exhibits and Annexes hereto in their entirety.

THE PARTIES; THE MEETING

BA Merchant Services,
Inc........................  The Company is a Delaware corporation engaged primarily in merchant and payment processing. The Company's net revenue and net income were $161.0 million and $37.4 million, respectively, for the year ended December 31, 1997. During this same period, the number of card transactions processed was 531.2 million. For the nine months ended September 30, 1998, the Company's net revenue and net income were $135.8 million and $29.1 million, respectively, and the number of card transactions processed was 508.3 million. The principal executive offices of the Company are located at One South Van Ness Avenue, 5th Floor, San Francisco, California 94103. Its telephone number is (415) 241-3390.

BankAmerica Corporation....  BankAmerica is a Delaware corporation and a bank holding company organized under the Bank Holding Company Act of 1956, as amended. BankAmerica had consolidated total assets of approximately $571.0 billion and total stockholders' equity of approximately $44.6 billion at December 31, 1997. At September 30, 1998, BankAmerica had consolidated total assets of approximately $594.7 billion and total stockholders' equity of approximately $47.3 billion. The principal executive offices of BankAmerica are located at 100 North Tryon Street, Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.

BAMS Acquisition
  Corporation..............  Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of BankAmerica formed solely for the purpose of the Merger and is not engaged in any business activity unrelated to the Merger. The principal executive offices of Acquisition Corp. are located at 100 North Tryon Street, Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.

Surviving Corporation......  The Company shall be the surviving corporation of the Merger (the "Surviving Corporation"). Pursuant to the Merger Agreement, the Certificate of Incorporation of the Surviving Corporation shall, at the Effective Time (as defined herein), be amended to read in its entirety as set forth in Exhibit A to the Merger Agreement. At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquisition Corp. as in effect immediately prior to the Effective Time.


Special Meeting Time, Date
and Place..................  The Meeting will be held at 10:00 a.m., local time, on April 27, 1999, at Bank of America Center, 555 California Street, 8th Floor Conference Room, San Francisco, California.



Record Date, Shares
Entitled to Vote...........  Holders of record of shares of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") at the close of business on March 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. At such date there were outstanding 16,250,125 shares of Class A Common Stock, each of which will be entitled to one vote at the Meeting, and 32,400,000 shares of Class B Common Stock, each of which will be entitled to ten votes at the Meeting. The Class A Common Stock and Class B Common Stock will vote on the Merger as a single class. See "The Meeting -- Voting at the Meeting; Record Date; Quorum."

Purpose of the Meeting.....  The purpose of the Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement. See "The Meeting -- Matters to be Considered at the Meeting."

Votes Required.............  The approval and adoption of the Merger Agreement by stockholders of the Company will require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class.

                             As of the Record Date, BankAmerica, directly or indirectly, owned 100% of the outstanding Class B Common Stock (constituting approximately 66.6% of the economic ownership of the Company and 95.2% of the combined voting power of the Company). Therefore, BankAmerica has sufficient voting power to constitute a quorum and to approve all matters to be considered at the Meeting, regardless of the vote of any other stockholder. BankAmerica has agreed to vote all shares of Common Stock over which it has control for approval and adoption of the Merger Agreement, provided that the recommendation of the Special Committee with respect to the Merger is not revoked, modified or qualified in a manner adverse to BankAmerica. See "The Meeting -- Voting at the Meeting; Record Date; Quorum."

THE MERGER

Effect of the Merger.......  At the Effective Time, pursuant to the Merger
                             Agreement: (i) Acquisition Corp. will be merged with and into the Company, which will be the Surviving Corporation; and (ii) each issued and outstanding share of Class A Common Stock, other than any share as to which appraisal rights have been perfected, will be converted into the right to receive $20.50 in cash, without interest thereon.

                             Promptly after the Effective Time, the Company will send to holders of Class A Common Stock a transmittal letter containing instructions for the surrender of certificates previously representing Class A Common Stock. The transmittal letter will set forth the procedure for surrendering such certificates for exchange to ChaseMellon Shareholder Services, L.L.C., as the disbursing agent (the "Exchange Agent"). In order to receive the payment to which he or she is entitled, each stockholder of the Class A Common Stock will be required, following the Merger, to surrender his or her stock certificate(s), together with a duly executed and properly completed transmittal letter (and any other required documents), to the Exchange Agent. Holders of Class A Common Stock should surrender certificates formerly representing shares of Class A Common Stock only with a transmittal letter. Stock certificates should not be sent with the enclosed proxy card. After surrendering the certificate(s), each stockholder of Class A Common Stock will receive, in exchange for such certificate(s), cash in an amount equal to the product of the number of shares of Class A Common Stock formerly represented by his or her certificate(s) and $20.50. No interest will be paid on the cash payable upon the surrender of the Class A Common Stock certificates. See "The Merger -- General."

                             Each issued and outstanding share of Class A Common Stock as to which appraisal rights have been perfected will be treated as described herein under "The Merger -- Appraisal Rights."

                             Each share of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the Effective Time and owned by BankAmerica or its affiliates will be converted into 100 shares of the common stock of the Surviving Corporation.

                             Upon consummation of the Merger, the Company will be a wholly owned subsidiary of Bank of America National Trust and Savings Association (the "Bank" or "Bank of America"), itself a wholly owned subsidiary of BankAmerica, and the holders of Class A Common Stock immediately prior to the Merger will cease to have ownership interests in the Company or rights as stockholders (other than statutory appraisal rights, in the case of those stockholders who perfect such rights under Delaware law). The public stockholders will no longer benefit from any increases in the value of the Company or any payment of dividends on Class A Common Stock and will no longer bear the risk of any decreases in the value of the Company. See "Special
                             Factors -- Certain Effects of the Merger."

Background of the Merger...  See "Special Factors -- Background of the Merger."

Reasons for the Merger.....  See "Special Factors -- Reasons for the Merger;
                             Recommendation of the Company's Board of Directors and the Special Committee."

Special Committee..........  The Board of Directors of the Company formed a
                             Special Committee consisting of three of the Company's directors, Donald R. Dixon, William E. Fisher and Hatim A. Tyabji, none of whom is an employee or former employee of either BankAmerica and its affiliates or the Company, for the purpose of independently evaluating and negotiating the terms of the Merger and making a recommendation to the full Board of Directors whether to accept or reject the Merger proposal. The Special Committee retained its own financial and legal advisors to assist it in such evaluation. The Special Committee unanimously recommended to the full Board of Directors of the Company that the Board approve the Merger Agreement and recommends its approval by the stockholders of the Company. See "Special
                             Factors -- Background of the Merger" and
                             "-- Reasons for the Merger; Recommendation of the Company's Board of Directors and the Special Committee."

Recommendation of the Board
of Directors of the
  Company..................  The Board of Directors of the Company (of which four of the seven members are employees or former employees of BankAmerica or its affiliates), in accordance with the unanimous recommendation of the Special Committee, unanimously approved the Merger Agreement and recommends a vote in favor of its approval and adoption by the stockholders of the Company.

                             In determining that the Merger is fair to and in the best interests of holders of Class A Common Stock and recommending approval of the Merger Agreement, the Special Committee considered the following factors among others: the stock ownership and voting power of BankAmerica; the fairness opinion and related presentations of CSFB; the arm's-length negotiations of the Merger Agreement; the terms of the Merger Agreement; and the availability of appraisal rights. For further discussion of the factors considered by the Board of Directors of the Company and the Special Committee in reaching their decisions, see "Special Factors -- Reasons for the Merger; Recommendation of the Company's Board of Directors and the Special Committee."

Opinion of CSFB............  Credit Suisse First Boston Corporation ("CSFB") has
                             delivered its written opinion, dated December 21, 1998, to the Special Committee to the effect that, as of that date, the consideration to be received in the Merger by the Company's public stockholders is fair to such public stockholders from a financial point of view.

                             A COPY OF THE OPINION OF CSFB, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF ITS REVIEW, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX II AND SHOULD BE READ IN ITS ENTIRETY. SEE "SPECIAL FACTORS -- OPINION OF CSFB."

Interests of Certain
Persons in the Merger......  In considering the recommendations of the Company's
                             Board of Directors and of the Special Committee with respect to the Merger, stockholders should be aware that certain members of the Special Committee and the Board of Directors may have certain interests in the Merger that are in addition to or different from the interests of stockholders of the Company generally. The Board of Directors of the Company and the Special Committee were aware of these interests and considered them, along with other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby. See "Special Factors -- Interests of Certain Persons in the Merger."

Effective Time of the
Merger.....................  It is anticipated that the Merger will become effective as promptly as practicable after stockholder approval has been obtained, assuming all other conditions to the Merger have been satisfied or waived. The Merger will become effective as of the date and time specified in a certificate of merger to be filed with the Secretary of State of the State of Delaware (such date and time, the "Effective Time"). See "The Merger -- General."

Conditions to the Merger;
  Termination of the Merger
  Agreement................  The obligations of BankAmerica, Acquisition Corp.
                             and the Company to consummate the Merger are subject to the satisfaction of certain conditions, including obtaining requisite stockholder approval of the Merger Agreement and the absence of any injunction prohibiting consummation of the Merger. See "The Merger -- Conditions."

                             The Merger Agreement may be terminated under certain circumstances, either before or after approval of the Merger Agreement by the stockholders, by the mutual consent of BankAmerica, Acquisition Corp. and the Company. Furthermore, the Merger Agreement may be terminated by any party thereto if there has been a breach of any representation, warranty, covenant or agreement by any other party and such breach has a material adverse effect on such other party and is not cured prior to the earlier of the 30th day after notice of such breach or April 30, 1999. The

                             Merger Agreement may also be terminated if any permanent injunction or other order of a court or other United States governmental entity preventing the consummation of the Merger becomes final and non-appealable. The Merger Agreement may also be terminated if the Merger is not consummated before April 30, 1999 (unless a breach by the party seeking to terminate is the cause of or resulted in the failure of the Merger to occur). The Company may terminate the Merger Agreement, if the Merger shall not have been approved by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Meeting. BankAmerica may terminate the Merger Agreement if the Special Committee, after the date of this Proxy Statement, revokes or modifies in a manner adverse to BankAmerica or qualifies in a manner adverse to BankAmerica, its recommendation in favor of the approval of the Merger Agreement and the Merger. See "The Merger -- Termination."

Appraisal Rights...........  Any stockholder who (i) gives written notice to the
                             Company, prior to the vote on the Merger Agreement, that such stockholder intends to demand to be paid fair value for such stockholder's shares of Class A Common Stock, (ii) does not vote in favor of the Merger and (iii) complies with certain other requirements after the Merger shall be entitled to receive payment for such shares equal to the value of such shares immediately prior to the Merger plus interest thereon pursuant to the Delaware General Corporation Law (the "DGCL"), which payment may be higher or lower than the value of the consideration to be received by nondissenting stockholders in the Merger. See "The Merger -- Appraisal Rights." Therefore, a stockholder wishing to exercise and preserve appraisal rights must deliver to the Company, before the taking of the vote on the Merger at the Meeting, a written demand for appraisal of his or her shares, and such shares must not be voted in favor of adoption of the Merger Agreement. If a stockholder delivers such notice on a timely basis and satisfies other conditions under the DGCL, such stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Class A Common Stock for which appraisal rights have been exercised, which petition must be made within 120 days after the Effective Time.

                             A copy of Section 262 of the DGCL is attached to this Proxy Statement as Annex III. A stockholder who fails to satisfy any of the procedural requirements provided by Delaware law may lose his or her appraisal rights.

Certain Federal Income Tax
  Consequences.............  The receipt of cash by stockholders in exchange for shares of Class A Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Stockholders should consult their tax advisor with respect to the tax consequences of the Merger, including the applicability and effect of federal, state, local, foreign and other tax laws. See "The
                             Merger -- Certain Federal Income Tax Consequences."

Accounting Treatment.......  The acquisition of the Company's public shares in the Merger will be accounted for by BankAmerica as a "purchase" under generally accepted accounting principles. See "The Merger -- Accounting Treatment."

Treatment of Options and
Other Awards...............  Upon the Effective Time, all outstanding options
                             ("Company Options") issued under the Company's Long-Term Incentive Plan and Non-Employee Director Stock Plan (collectively, the "Stock Plans") shall be canceled in exchange for a cash payment of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share over (y) the exercise price per share of such Company Option, multiplied by (ii) the number of shares of Class A Common Stock subject to such Company Option for which such Company Option shall not theretofore have been exercised, whether or not then vested and exercisable. Each outstanding share of unvested restricted Class A Common Stock issued pursuant to a Stock Plan (each, a "Restricted Share") shall, immediately prior to the Effective Time, be canceled and be converted into, and become the right to receive, the Merger Consideration. The executive officers and directors of the Company (including the members of the Special Committee) hold options to purchase an aggregate of 722,072 shares of Class A Common Stock at a weighted average exercise price of $13.63 per share. The members of the Special Committee hold options to purchase an aggregate of 35,591 shares of Class A Common Stock, The executive officers and directors of the Company hold an aggregate of 82,698 Restricted Shares. No Restricted Shares are held by members of the Special Committee. All of these Restricted Shares and 166,851 of the Company Options are affected by the accelerated vesting feature. See "Special Factors -- Reasons for the Merger; Recommendation of the Company's Board of Directors and the Special Committee -- The Special Committee" and "Security Ownership of Certain Beneficial Owners and Management." The amount otherwise payable in respect of certain Restricted Shares to certain executive officers of the Company shall be distributed to such officers on a deferred basis. See "The Merger -- Treatment of Options and Other Company Stock-Based Awards."



Security Ownership of
  BankAmerica, Management
  and Certain Other
  Persons..................  As of March 26, 1999, BankAmerica, directly or indirectly, was the beneficial owner of 32,400,000 shares of Class B Common Stock, representing 100% of the outstanding Class B Common Stock and approximately 95.2% of the combined voting power of the outstanding Common Stock. As of March 26, 1999, the directors and officers of BankAmerica as a group were beneficial owners of less than one percent of the Class A Common Stock, and the directors and officers of the Company as a group were beneficial owners of approximately 3.40% of the Class A Common Stock (constituting less than one percent of the combined voting power of the outstanding Common Stock). See "Security Ownership of Certain Beneficial Owners and Management."


Stockholder Litigation.....  Subsequent to the announcement by BankAmerica and the Company on October 22, 1998, that BankAmerica was offering to acquire through merger each outstanding share of Class A Common Stock for $15.50 per share in cash, three putative class actions were filed in the Court of Chancery of the State of Delaware. Each of these actions challenge the terms of BankAmerica's initial proposal, name as defendants certain present and former directors of the Company, the Company and BankAmerica and allege that these named defendants breached their fiduciary duties to the public stockholders of the Company. These actions seek to have the Merger enjoined or, if it is consummated, to have it rescinded and to recover unspecified damages, fees and expenses. On December 22, 1998, counsel to BankAmerica, the Company and the other defendants entered into a Memorandum of Understanding with counsel to the plaintiffs in such cases for the settlement thereof, subject to court approval and certain other conditions. On February 9, 1999, BankAmerica, the Company and the other defendants entered into a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation") with counsel to the plaintiffs in such cases for the settlement thereof. Confirmatory discovery took place on January 27 and 28, 1999. On February 16, 1999, a Notice of Pendency of Class Action, Temporary and Proposed Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the "Notice of Hearing") was mailed to all recordholders of the Company's Class A Common Stock, and on February 18, 1999, such notice was mailed to each new owner who became such between the close of business on October 23, 1998 and the close of business on February 17, 1999. A hearing to consider approval of the settlement and the attorneys' fee request of plaintiffs' counsel was held on March 18, 1999 (the "Settlement Hearing"). At the Settlement Hearing, an Order and Final Judgment was entered, wherein it is provided, in accordance with the Stipulation, that the Lawsuit is dismissed with prejudice. Fees and expenses were awarded to the Plaintiffs' counsel in the amount of $1,100,000 and $34,878.25, respectively. The effective date of the settlement provided by the Stipulation will occur five days after the later of
                             (i) the consummation of the Merger (which will occur after the Special Meeting of Stockholders, scheduled for April 27, 1999) and (ii) the Order and Final Judgment of March 18, 1999 becoming final, which, in the absence of appeal, will occur on April 19, 1999. See "The Merger -- Litigation."

SUMMARY FINANCIAL INFORMATION OF THE COMPANY

     The summary financial information included in the table below for each of the five years in the period ended December 31, 1997 has been derived from and is qualified in its entirety by the audited financial statements of the Company including those incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, available as described above under "Incorporation of Certain Documents by Reference." The summary financial data presented below for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998 and 1997 has been derived from and should be read in conjunction with the unaudited interim financial statements of the Company included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 1998, incorporated herein by reference. In the opinion of the Company, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods.


                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                      YEAR ENDED DECEMBER 31,(1)                SEPTEMBER 30,
                                            -----------------------------------------------   -----------------
                                             1997      1996      1995      1994      1993      1998      1997
                                            -------   -------   -------   -------   -------   -------   -------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net Revenue...............................  $ 161.0   $ 138.8   $ 119.9   $ 106.2   $  88.9   $ 135.8   $ 116.0
                                            -------   -------   -------   -------   -------   -------   -------
OPERATING EXPENSE:
  Salaries and employee benefits..........     34.7      27.9      24.1      21.6      19.0      30.0      25.2
  Data processing and communications......     34.4      29.5      28.4      25.0      27.9      29.8      24.3
  General and administrative..............     24.8      20.7      20.8      18.5      17.3      19.3      18.3
  Depreciation............................     10.6       9.1       6.6       4.6       3.7      11.4       7.9
  Employee stock exchange(2)..............       --       2.4        --        --        --        --        --
  Amortization of intangibles.............      0.8       1.1       1.2       1.3       1.5       1.5       0.3
                                            -------   -------   -------   -------   -------   -------   -------
    Total operating expense...............    105.3      90.7      81.1      71.0      69.4      91.9      76.1
                                            -------   -------   -------   -------   -------   -------   -------
Income from operations....................     55.7      48.1      38.8      35.2      19.5      43.9      40.0
Net interest income (expense).............      7.7      (1.5)     (0.8)       --        --       5.4       5.8
                                            -------   -------   -------   -------   -------   -------   -------
  Income before income taxes..............     63.4      46.6      38.0      35.2      19.5      49.3      45.8
Provision for income taxes................     26.0      19.2      15.7      14.5       8.0      20.2      18.9
                                            -------   -------   -------   -------   -------   -------   -------
  Net income..............................  $  37.4   $  27.4   $  22.3   $  20.7   $  11.5   $  29.1   $  26.9
                                            =======   =======   =======   =======   =======   =======   =======
Basic and diluted earnings per common
  share (3)...............................  $  0.77   $  0.56       N/A       N/A       N/A   $  0.60   $  0.55
                                            =======   =======   =======   =======   =======   =======   =======
Pro forma basic and diluted earnings per
  common share(4).........................      N/A       N/A   $   .46   $   .43   $   .25       N/A       N/A
                                            =======   =======   =======   =======   =======   =======   =======
Pro forma basic and diluted earnings per
  common share, as adjusted(3)(5).........      N/A   $   .69   $   .57   $   .51       N/A       N/A       N/A
                                            =======   =======   =======   =======   =======   =======   =======
BALANCE SHEET DATA (AT PERIOD END):
Total assets..............................  $ 332.1   $ 318.3   $ 150.1   $ 125.9   $  90.1   $ 354.3   $ 323.7
Total liabilities.........................     40.8      38.3      27.3      27.4      19.1      33.7      43.2
BankAmerica's equity interest (6).........       --      27.9     122.8      98.5      71.0        --        --
Stockholders' equity......................    291.3     252.1       N/A       N/A       N/A     320.6     280.5
OTHER DATA:
Total transactions processed..............    531.2     386.2     322.2     251.6     201.8     508.3     370.6
Total sales volume processed..............  $33,900   $26,430   $21,241   $16,979   $14,503   $29,844   $24,103
Book value per common share...............  $  5.99   $  5.76       N/A       N/A       N/A   $  6.59   $  5.77


------------------------------

(1) All data presented for the years ended December 31, 1997, 1996, 1995 and 1994 include the historical results of the acquisitions by the Company in the second and third quarters of 1997 of BankAmerica's merchant processing business in Thailand, the Philippines and Taiwan and its merchant processing administrative office in Hong Kong (collectively, the "Asia Acquisitions"). The acquisition of these entities has been accounted for as a reorganization of entities under common control. Prior to January 1, 1994, the Asian operations were fully integrated with the operations of BankAmerica in each of the respective countries. Certain amounts have been reclassified to conform with the current year presentation. Amounts reflected in this table may not foot due to rounding.
(2) On December 31, 1996, certain employees of the Company elected to exchange their employee stock options and restricted stock from BankAmerica for options and restricted stock of the Company. This employee stock exchange resulted in a one-time expense of $2.4 million.

(3) Basic and diluted earnings per common share for the year ended 1996 has been calculated as if the initial offerings of Class A Common Stock had been completed on January 1, 1993, and 48.5 million shares (32.4 million shares of Class B Common Stock and 16.1 million shares of Class A Common Stock) had been outstanding for all periods presented.

(4) Pro forma diluted earnings per common share for all periods presented has been calculated as if the initial offerings of Class A Common Stock had been completed on January 1, 1993, and 48.5 million shares (32.4 million shares of Class B Common Stock and 16.1 million shares of Class A Common Stock) had been outstanding for all periods presented.
(5) Pro forma earnings per share, as adjusted, assumes that the proceeds from the initial offerings were available from January 1, 1994 and were invested in short-term investments, and excludes the one-time expense related to the employee stock exchange ($2.4 million) and interest expense of $492,000 from the 1996 results.

(6) BankAmerica's equity interest represents cumulative historical net income of the Company adjusted for net cash transfers to and from BankAmerica. On December 3, 1996, BankAmerica exchanged its equity interest in the domestic operations of the Company for 30.2 million shares of Class B Common Stock. During the second and third quarters of 1997, BankAmerica exchanged its equity interest in certain Asian operations of the Company for 2.2 million shares of Class B Common Stock which management estimates had an approximate aggregate fair value of $41.8 million based upon the market values at the dates of issuance of the Class A Common Stock. For additional information, see "Certain Transactions and Relationships Between BankAmerica and the Company -- General."

                                  THE MEETING

GENERAL


     This Proxy Statement is being furnished to holders of the Class A Common Stock and the Class B Common Stock in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Meeting to be held on April 27, 1999, at Bank of America Center, 555 California Street, 8th Floor Conference Room, San Francisco, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.



     This Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and the accompanying form of proxy are first being mailed to stockholders of the Company on or about March 26, 1999.


MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, holders of Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Acquisition Corp. will be merged with and into the Company, with the Company being the Surviving Corporation. Upon consummation of the Merger, each share of Class A Common Stock (except for shares as to which appraisal rights have been perfected) will be converted into the right to receive $20.50 in cash, without interest thereon (the "Merger Consideration").

     BANKAMERICA, DIRECTLY OR INDIRECTLY, BENEFICIALLY OWNS AND HAS THE RIGHT TO VOTE AT THE MEETING A SUFFICIENT NUMBER OF SHARES TO APPROVE AND ADOPT THE MERGER AGREEMENT UNDER DELAWARE LAW WITHOUT THE APPROVAL OF ANY OTHER STOCKHOLDER. BANKAMERICA HAS AGREED TO VOTE ALL SUCH SHARES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, PROVIDED THAT THE RECOMMENDATION OF THE SPECIAL COMMITTEE WITH RESPECT TO THE MERGER IS NOT REVOKED, MODIFIED OR QUALIFIED. ACCORDINGLY, NO ACTION BY ANY OTHER STOCKHOLDER IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT.

BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors of the Company (four of the seven being employees or former employees of BankAmerica or its affiliates) unanimously approved and adopted the Merger Agreement (in accordance with the unanimous recommendation of the Special Committee) and the Board of Directors recommends that stockholders of the Company vote FOR the approval and adoption of the Merger Agreement. For further information see "Special Factors" and "The Merger" generally and "Special Factors -- Reasons for the Merger; Recommendation of the Company's Board of Directors and the Special Committee" specifically.

VOTING AT THE MEETING; RECORD DATE; QUORUM


     The Company has fixed March 26, 1999 as the Record Date for the determination of the stockholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of record of Common Stock on the Record Date will be entitled to notice of and to vote at the Meeting. As of March 26, 1999 there were 16,250,125 shares of Class A Common Stock outstanding and entitled to vote, none of which were held, directly or indirectly, by BankAmerica and all of which were held, directly or indirectly, by approximately 44 holders of record, and 32,400,000 shares of Class B Common Stock outstanding and entitled to vote, all of which were held, directly or indirectly, by BankAmerica. Each holder of record of Class A Common Stock on the Record Date is entitled to cast one vote per share, and each holder of record of Class B Common Stock on the Record Date is entitled to cast ten votes per share, on all matters properly submitted for the vote of the Company's stockholders. The presence at the Meeting, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Each properly executed proxy will be voted in accordance with the instructions thereon; however, a properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum at the Meeting, will not be voted.

     The approval and adoption of the Merger Agreement by stockholders of the Company will require the affirmative vote of the holders of a majority of the outstanding Class A Common Stock and the outstanding Class B Common Stock, voting as a single class.


     As of March 26, 1999, BankAmerica was, directly or indirectly, the beneficial owner of 100% of the outstanding Class B Common Stock, representing approximately 66.6% of the economic ownership of the Company and 95.2% of the combined voting power of the Company. BankAmerica has agreed to vote all shares of the Common Stock over which it has voting control FOR approval and adoption of the Merger Agreement, provided that the recommendation of the Special Committee with respect to the Merger is not revoked, modified or qualified.


     UPON THE VOTE OF THE SHARES OF COMMON STOCK HELD BY BANKAMERICA IN ACCORDANCE WITH ITS OBLIGATION AND INTENTIONS STATED ABOVE, BOTH THE QUORUM AND VOTE REQUIRED AT THE MEETING FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WOULD BE SATISFIED.

PROXIES

     All shares of Common Stock represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent and delivered to BA Merchant Services, Inc., c/o Bank of America National Trust and Savings Association, 555 California Street, 6th Floor, San Francisco, California 94104, Attention: Corporate Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

     Management does not know of any matters to be presented at the Meeting other than those set forth in this Proxy Statement and the accompanying Notice. If other matters should properly come before the Meeting, the proxy holders will vote on such matters in accordance with their best judgment, unless such authority is withheld. Shares of Common Stock represented at the Meeting by a properly executed, dated and returned proxy will be treated as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Proxies relating to shares of Common Stock held in "street name" by brokers will be counted as shares of Common Stock present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Meeting as to approval and adoption of the Merger Agreement if instructions as to how to vote thereon are not given by the beneficial owners thereof to the broker. Abstentions will be treated as shares of Common Stock that are present at the Special Meeting for purposes of determining whether a quorum exists but will have the effect of votes against approval and adoption of the Merger Agreement. In light of the treatment of abstentions and broker non-votes and the fact that the affirmative votes required to authorize and adopt the Merger Agreement are stated percentages of the total number of outstanding shares of Common Stock on the Record Date, abstentions and broker non-votes will have the same effect as votes against the approval and adoption of the Merger Agreement. Because of BankAmerica's current intention to vote its shares in favor of the approval and adoption of the Merger Agreement, no action of any other stockholder will be required to approve and adopt the Merger Agreement.

     The Board of Directors is soliciting the proxies, and all expenses of preparing this Proxy Statement, except the cost of printing and mailing, will be paid by the Company. Printing and mailing costs will be paid by BankAmerica. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER -- GENERAL."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     The Company and its Initial Public Offering

     The Company was incorporated in October 1996. On December 3, 1996, the merchant processing business of Bank of America, a multi-state operation based in California, and the merchant processing business of the Seafirst Bank Division of Bank of America NW, National Association ("Bank NW"), with assets located principally in the State of Washington, were transferred to the Company. At December 31, 1996, both Bank of America and Bank NW were wholly owned subsidiaries of BankAmerica Corporation, a Delaware corporation (referred to herein as "BAC" when the context refers to such corporation prior to its merger with NationsBank Corporation, as described below under "-- Consideration of the Merger"). On January 1, 1997, Bank NW was merged with and into Bank of America.

     On December 19, 1996, the Company commenced initial public offerings (the "Offerings") of 16.1 million shares of the Class A Common Stock at $15.50 per share. Of these shares, 12.9 million shares were offered in the United States and 3.2 million shares were offered in a concurrent international offering outside the United States. The Company completed the Offerings on December 31, 1996. Net proceeds from the Offerings were $232.9 million.

     During the second and third quarters of 1997, the Company acquired BAC's merchant processing businesses in Thailand, the Philippines and Taiwan and its merchant processing administrative office in Hong Kong in consideration for a total of 2.2 million newly-issued shares of Class B Common Stock. The acquisition of these entities is collectively referred to herein as the "Asia Acquisitions."

     As a result of the completion of the Offerings and the subsequent Asia Acquisitions, BankAmerica indirectly owns 100 percent of the outstanding Class B Common Stock which, as of the date of this Proxy Statement, represented approximately 66.6% of the economic ownership of the Company and 95.2% of the combined voting power of the Company.

     For additional information, see "Certain Transactions and Relationships Between BankAmerica and the Company."

     Consideration of the Merger

     On April 13, 1998, BAC and NationsBank Corporation ("NationsBank") announced an agreement and plan of merger pursuant to which BAC and NationsBank would merge into a combined bank holding company (the "BankAmerica/NationsBank Merger").

     On May 29, 1998, following discussions with BAC and NationsBank, the Company announced that BAC and NationsBank had determined that the Company would be the principal merchant processor for their combined organization following the BankAmerica/NationsBank Merger. Prior to such time, NationsBank offered merchant processing services through Unified Merchant Services ("UMS"), a joint venture that NationsBank formed in April 1995 with NaBANCO, the predecessor to First Data Corporation ("FDC"), a large merchant payment services company. In connection with the formation of UMS, NationsBank acquired a 20% ownership interest in UMS.

     On September 30, 1998, the BankAmerica/NationsBank Merger was consummated.

     The possible acquisition by BankAmerica of the entire economic interest in the Company became the subject of internal study by BankAmerica in October 1998, following the BankAmerica/NationsBank Merger. Senior management of BankAmerica determined in mid-October 1998 to pursue the possibility of acquiring the entire economic interest in the Company and determined to raise the matter with the Board of Directors of the Company at its next regularly scheduled meeting on October 22, 1998. For a discussion of BankAmerica's reasons for pursuing the acquisition of the entire economic interest in the Company at this time, see "Reasons for the Merger; Recommendation of the Company's Board of Directors and the Special Committee -- BankAmerica."

     At the Company's October 22, 1998 regularly scheduled Board of Directors meeting, a representative of BankAmerica's Corporate Strategy and Development Department attended and proposed to the Company's Board of Directors a merger transaction (the "Merger") in which each share of Class A Common Stock not owned by BankAmerica would be converted into the right to receive $15.50 in cash. As a result of the Merger, the Company would become a wholly owned subsidiary of Bank of America.

     On October 22, 1998, the Company and BankAmerica each issued a press release announcing the BankAmerica proposal.

     On November 13, 1998, BankAmerica announced that it planned to sell its 20% ownership interest in UMS to FDC. This sale was completed on December 18, 1998.

     The Special Committee

     On October 22, 1998, at a regularly scheduled meeting of the Company's Board of Directors, following receipt of the BankAmerica proposal, a Special Committee was appointed to evaluate and consider the BankAmerica proposal. The Special Committee consisted of Donald R. Dixon, William E. Fisher and Hatim A. Tyabji, three of the Company's directors not otherwise affiliated with BankAmerica. Mr. Tyabji was originally appointed as Chairman of the Special Committee.

     Mr. Dixon has served as a member of the Board of Directors of the Company since November 1996. He has been the president of Trident Capital, Inc., a venture capital firm, since 1993. He was co-president of Partech International, a private equity fund manager associated with Banque Paribas, from 1988 to 1993. Prior to that time, he was a managing director of Alex Brown & Sons, Incorporated and a vice president of Morgan Stanley & Co. Mr. Fisher has served as a member of the Board of Directors of the Company since November 1996. He is the president, chief executive officer and chairman of Transaction Systems Architects, Inc., where he has been employed since 1987. Mr. Tyabji has served as a member of the Board of Directors of the Company since May 1998. He was the president and chief executive officer of VeriFone Inc. commencing in 1986 and was the chairman of VeriFone Inc. commencing in 1992 until retiring from such positions in 1998.

     The initial mandate of the Special Committee was to review, evaluate and make recommendations to the Company's Board of Directors regarding the BankAmerica proposal. The Company's Board of Directors also authorized the Special Committee to select and retain, at the Company's expense, independent legal, financial and other advisors to advise and assist the Special Committee in connection with the BankAmerica proposal.

     On October 22, 1998, following the meeting of the Company's full Board of Directors, the Special Committee held a meeting at which representatives of Cooley Godward LLP, Palo Alto, California, and representatives of Credit Suisse First Boston Corporation ("CSFB") were present, to discuss the possible retention of Cooley Godward as independent legal counsel to the Special Committee and the possible engagement of CSFB as independent financial advisor to the Special Committee.

     On October 23, 1998, the Special Committee held a meeting at which representatives of Cooley Godward and CSFB were present to further discuss the retention of Cooley Godward as independent legal counsel to the Special Committee and the engagement of CSFB as independent financial advisor to the Special

Committee. At such meeting, the Special Committee also discussed with Cooley Godward the mandate of the Special Committee and determined that it would be advisable for the Special Committee to consider, with the assistance of Cooley Godward and Delaware counsel, whether the Special Committee's mandate, as established by the Company's Board of Directors, should be expanded. The Special Committee asked Cooley Godward to help the Special Committee identify possible Delaware counsel to the Special Committee. In addition, although the Special Committee was not prepared to formally engage CSFB until it was satisfied that such firm was sufficiently independent from BankAmerica, at such meeting the Special Committee asked CSFB to commence a due diligence review of the Company. Following the October 23, 1998 Special Committee meeting, CSFB commenced its financial due diligence which included a series of meetings with Company management.

     On October 29, 1998, the Special Committee met with representatives of Cooley Godward and CSFB and formally determined to retain Cooley Godward as independent legal counsel to the Special Committee. The Special Committee also further reviewed the engagement of CSFB as independent financial advisor to the Special Committee.

     On November 5, 1998, the Special Committee met with representatives of Cooley Godward, CSFB and Richards, Layton & Finger, P.A., Wilmington, Delaware. At such meeting the Special Committee formally determined to engage CSFB as the independent financial advisor to the Special Committee and discussed the retention of Richards, Layton & Finger as independent Delaware counsel to the Special Committee. The Special Committee subsequently formally engaged Richards, Layton & Finger as special Delaware counsel.

     The engagement of CSFB, as well as the retention of legal counsel, was determined following the Special Committee's conclusion that neither CSFB nor legal counsel had previously been engaged in any respect by the Company, BAC, BankAmerica or NationsBank, or their respective affiliates, which would materially and adversely affect their ability to represent and advise the Special Committee. In so concluding, the Special Committee gave careful consideration to certain previous engagements of CSFB by BankAmerica and NationsBank and also considered certain legal engagements by BAC, BankAmerica and certain of their affiliates of the legal counsel to the Special Committee. The previous engagements of CSFB by BankAmerica or NationsBank included an engagement to advise NationsBank in a previous acquisition of a securities firm in 1997 for which CSFB received a fee of approximately $4 million and an engagement by BankAmerica in 1998 to advise it in connection with an asset portfolio sale, which transaction had been deferred indefinitely and as to which no fee had been received by CSFB. The previous engagements of Cooley Godward by BankAmerica and various affiliates of BAC and BankAmerica involved limited representations, for which such counsel had received legal fees in an amount not material to such firm. Both CSFB and such legal counsel gave assurances to the Special Committee to the effect that those prior engagements would not materially and adversely affect their ability to represent and advise the Special Committee.

     At the October 29, 1998 Special Committee meeting, the Special Committee also requested and received a report from Cooley Godward regarding the Stockholders' Litigation (as defined below) and requested that updates regarding the Stockholders' Litigation be provided at future Special Committee meetings. Such updates were provided from time to time at subsequent Special Committee meetings. The Special Committee also requested and received a report from CSFB regarding its financial due diligence to that date and the likely timing of the completion by CSFB of its financial analyses. It was also reported at such meeting that Mr. Tyabji had been admitted to the hospital for personal health reasons and would not be able to participate in Special Committee matters for an undetermined period of time.

     At the November 5, 1998 Special Committee meeting, representatives of CSFB discussed with the Special Committee the status of CSFB's due diligence investigation of the Company and certain preliminary financial analyses performed by CSFB regarding the Company and the BankAmerica proposal. See
"-- Opinion of CSFB." CSFB also advised the Special Committee that, based upon its preliminary valuation analyses, if asked, it might not be able to render an opinion to the Special Committee to the effect that a price of $15.50 per share of Class A Common Stock is fair to the public stockholders of the Company from a financial point of view. It was also decided at such meeting that, in light of Mr. Tyabji's health problems, the Special Committee would recommend to the Company that Mr. Tyabji be removed from the Special

Committee. Moreover, it was decided that Mr. Dixon would be the Chairman of the Special Committee and that the Special Committee would defer making any decision relating to the BankAmerica proposal until the mandate of the Special Committee was appropriately expanded.

     On November 10, 1998, at a meeting of the Board of Directors of the Company, the mandate of the Special Committee was expanded. The expanded mandate authorized the Special Committee to review, consider and evaluate, and take all actions that the Special Committee deemed appropriate to determine the advisability of, the BankAmerica proposal, including such actions as negotiating with BankAmerica the terms of the transaction contemplated by the BankAmerica proposal, to cause the Company to take such actions as the Special Committee deemed appropriate in connection with the BankAmerica proposal and to make recommendations to the Board of Directors regarding the BankAmerica proposal. The Company's Board of Directors also removed Mr. Tyabji from the Special Committee due solely to personal health problems.

     On November 12, 1998, the Special Committee met with representatives of Cooley Godward, Richards, Layton & Finger and CSFB. At such meeting, the Special Committee reviewed further with CSFB its analyses of the BankAmerica proposal and directed a representative of CSFB to contact a representative of BankAmerica and advise him that the Special Committee had concluded that the $15.50 proposal was inadequate, but that the Special Committee remained willing to discuss a transaction at an appropriate price. After the adjournment of the November 12, 1998 meeting, a representative of CSFB contacted a representative of BankAmerica and advised him that the $15.50 proposal was inadequate, but that the Special Committee remained willing to discuss a transaction at an appropriate price.

     On November 16, 1998, the Company issued a press release identifying the legal counsel and the financial advisor selected by the Special Committee and announcing that the Special Committee had determined that the $15.50 per share value offered by BankAmerica was inadequate, but that the Special Committee remained willing to discuss a transaction at an appropriate per share value.

     At a meeting of the Company's Board of Directors held on December 1, 1998, in light of a significant improvement in Mr. Tyabji's health, Mr. Tyabji was reinstated to the Special Committee.

     On December 5, 1998, the Special Committee met with representatives of Cooley Godward, Richards, Layton & Finger and CSFB. In addition to the other members of the Special Committee, Mr. Tyabji, whose health had significantly improved and who had been reinstated to the Special Committee, was present at such meeting. The members of the Special Committee and the Special Committee's advisors discussed the BankAmerica proposal and the request made by BankAmerica for a meeting between the members of the Special Committee and representatives of BankAmerica. The members of the Special Committee and the Special Committee's advisors also discussed the request made by one of the Company's major public stockholders for a meeting with the Special Committee. Following such discussion, it was determined that the members of the Special Committee and representatives of CSFB would meet with BankAmerica and that the members of the Special Committee, together with representatives of CSFB and a representative of Cooley Godward, would make themselves available to listen to the major stockholder's views regarding the BankAmerica proposal.


     On December 7, 1998, the members of the Special Committee, together with representatives of CSFB and a representative of Cooley Godward, made themselves available by telephone to listen to the views of a major stockholder of the Company regarding the BankAmerica proposal. The members of the Special Committee merely listened to the views of this major stockholder during a short telephone conversation, and did not ask questions of or engage in discussions with such stockholder. During such telephone call, such stockholder expressed its view that the $15.50 proposal was inadequate, based upon, among other reasons, such stockholder's views relating to the Company's growth prospects, opportunities presented by the BankAmerica/NationsBank Merger and comparable transactions. The views of the major stockholder were consistent with the information that the members of the Special Committee had already considered and, therefore, did not have a material impact on the Special Committee's analysis of the proposed transaction.


     In addition, on December 7, 1998, representatives of BankAmerica met with the members of the Special Committee and representatives of CSFB to further discuss the BankAmerica proposal. At the beginning of the meeting, the members of the Special Committee and the representatives of CSFB stated the position that the $15.50 proposal was inadequate.

     The representatives of BankAmerica responded that there were a number of factors supporting the adequacy and fairness of the proposed consideration. The BankAmerica representatives noted that, in their opinion, the market value of the Company's stock at the time BankAmerica originally submitted its proposal to the Company's Board of Directors fairly valued the Company and the BankAmerica proposal represented a reasonable premium over that value. The BankAmerica representatives also noted that, in their opinion, the attractiveness of the merchant services industry was highly uncertain at this time. It was further noted that, in their opinion, there has been considerable competitive price compression on the fees for merchant services. Changes in interchange fees charged to merchants by the credit card issuers have also been occurring and are expected to continue causing the risk of customer attrition to increase. It was also noted that analysts differ on industry growth rates with expectations ranging from a relatively modest six to eight percent to approximately 13% and that this has contributed to the relative underperformance of merchant services stocks in the past several years. The representatives of BankAmerica also noted that, in their opinion, the strategic position of the Company was uncertain and in some cases had become disadvantaged in terms of its stock value relative to its major competitors. In that regard, it was noted that certain independent merchant processors have been able to successfully complete acquisitions using pooling of interests accounting which is not available to the Company due to its affiliation with BankAmerica. It was also noted that the original promise of the Company's business in Asia has dimmed in light of the financial and economic difficulties of that region. The representatives of BankAmerica also noted that the trading price of the Company's stock had compared unfavorably to its major competitors. It was also indicated that, while the BankAmerica/NationsBank Merger presents some opportunities for the Company, it is not clear that the Company's success rate in Bank of America's existing branch network in acquiring new merchant customers through referrals will be transferable in the near term to the subsidiaries of NationsBank given the lack of a common history and culture. It was also noted that the fee arrangement for referrals from subsidiaries of NationsBank had yet to be determined, as had the timing of the merger of the NationsBank banking affiliates and Bank of America. BankAmerica also noted that there was a limited term (approximately three years) remaining on its current contractual arrangements with the Company.

     The representatives of BankAmerica then indicated, however, their willingness to increase the offered price in light of the increase of approximately 18% in the average price to earnings ratio of certain competitors of the Company in the merchant processing sector since the announcement of the BankAmerica proposal in late October. They indicated a cash price of $19.30 per share would be acceptable. The representatives of CSFB indicated that they believed that the Special Committee would consider a proposal at a cash per share price of $21.75. BankAmerica's representatives responded to the representatives of CSFB that in light of the Special Committee's insistence on a higher value, BankAmerica would be willing to entertain a cash price of $19.90 per share. The representatives of CSFB strongly suggested that the $19.90 per share price would not be deemed adequate by the Special Committee. After further discussions, the representatives of BankAmerica indicated a tentative willingness to agree upon a cash price of $20.50 per share, subject to agreement on other significant terms of the transaction, and subject to approval by the Board of Directors of BankAmerica and the negotiation of a satisfactory definitive agreement. After further discussion and deliberation, the members of the Special Committee determined it could consider a BankAmerica proposal of $20.50 per share, subject to the negotiation of a satisfactory merger agreement (which, among other terms, would not contain significant conditions to closing) and the receipt of a fairness opinion from CSFB. After the discussion of price, the representatives of BankAmerica and the members of the Special Committee also briefly discussed other terms of a possible merger agreement, including terms relating to the treatment of employees generally and of stock options and restricted stock. No conclusions were reached at that meeting relating to such other terms. Rather, the persons participating in the meeting agreed to gather additional information and to continue to discuss such terms.

     At the meeting on December 7, 1998, the representatives of BankAmerica also expressed their desire that a resolution of the pending stockholder litigation be a condition to completing the Merger. See "The Merger -- Litigation." The representatives of CSFB expressed to the representatives of BankAmerica their belief that the merger agreement to be negotiated should not be subject to extensive conditions. The parties to the negotiation agreed that counsel to BankAmerica should promptly contact legal counsel to the plaintiffs in the pending stockholder litigation to determine whether a settlement to such litigation might be possible in light of all the circumstances. Such contact was made initially on December 11, 1998, and telephone contacts continued on a number of occasions from December 11, 1998 to December 18, 1998, at which time an agreement in principle was reached with plaintiffs' counsel for a settlement of such litigation. On December 22, 1998, a Memorandum of Understanding (the "MOU") was executed by counsel for the plaintiffs, BankAmerica, the Company and the other defendants in such litigation relating to the settlement of such litigation, subject to certain conditions. See "The Merger -- Litigation."

     After the conclusion of the December 7, 1998 meeting, BankAmerica instructed its counsel to prepare a draft of a definitive merger agreement which was first submitted to counsel to the Special Committee for review on December 11, 1998. The initial draft of the merger agreement contained a blank place holder relating to the manner in which outstanding options to purchase shares of Class A Common Stock and outstanding restricted shares of Class A Common Stock would be treated in the Merger.

     On December 11, 1998, the Special Committee met with representatives of Cooley Godward, Richards, Layton & Finger and CSFB. At such meeting the Special Committee reviewed with CSFB the revised BankAmerica proposal of $20.50 per share and discussed with representatives of Cooley Godward the draft merger agreement. After such meeting, counsel to the Special Committee returned the merger agreement to counsel to BankAmerica, marked with certain proposed changes. Those proposed changes included provisions indicating that (i) the vesting of all unvested stock options and unvested shares of restricted stock would accelerate immediately prior to the consummation of the Merger, (ii) the options would either be exchanged for the difference between the Merger Consideration and the exercise price or for options to purchase shares of BankAmerica common stock, and (iii) the restricted shares would be exchanged for the Merger Consideration.

     On December 13, 1998, legal counsel to BankAmerica and legal counsel to the Special Committee held a telephone conference call to discuss BankAmerica's proposed merger agreement. Also on December 13, 1998, counsel to BankAmerica submitted a revised draft of the merger agreement to counsel to the Special Committee. The revised draft of the merger agreement included provisions relating to stock options and restricted stock similar to those contained in the final merger agreement. See "The Merger -- Treatment of Options and Other Company Stock-Based Awards."

     On December 15, 1998, the Board of Directors of BankAmerica approved the Merger at a meeting held in Charlotte, North Carolina, and authorized the appropriate officers of BankAmerica to negotiate, execute and deliver a merger agreement relating to the Merger.

     On December 15, 16 and 18, 1998, the Special Committee, its legal counsel and CSFB held meetings to consider the proposed merger agreement.

     On several occasions between December 15 and 21, 1998, legal counsel for BankAmerica and legal counsel for the Special Committee conferred by telephone about the terms and provisions of the proposed merger agreement and exchanged several further drafts of the merger agreement as the negotiations continued.

     On December 21, 1998, the Special Committee met again with CSFB and legal counsel. At such meeting, the Special Committee reviewed with CSFB and legal counsel the draft merger agreement and the BankAmerica proposal. CSFB rendered its oral opinion, subsequently confirmed in writing on December 21, 1998, that, as of such date, the consideration of $20.50 per share of Class A Common Stock to be received by the holders of the Class A Common Stock in the Merger is fair to such holders from a financial point of view. At such time the members of the Special Committee unanimously determined that the terms of the Merger Agreement and the Merger, including the price per share of $20.50 for the Class A Common Stock, were in the best interests of the holders of the shares of Class A Common Stock and unanimously agreed to recommend to the Board of Directors of the Company that it approve the terms of the Merger Agreement and the Merger. See "-- Opinion of CSFB."

     Later in the day on December 21, 1998, the Board of Directors of the Company, including the members of the Special Committee, met to consider the Merger Agreement. The members of the Special Committee informed the Board of Directors of the Company that it recommended approval of the Merger Agreement and the Merger. The Board of Directors of the Company, by unanimous vote of all directors, approved the proposal and authorized the execution and delivery of the Merger Agreement.

     Thereafter, legal counsel to BankAmerica and legal counsel to the Special Committee finalized the Merger Agreement, and the Merger Agreement was executed and delivered by officers of BankAmerica, Acquisition Corp. and the Company with the terms approved by the Boards of Directors of the Company and Acquisition Corp.

     On December 22, 1998, prior to commencement of trading on the NYSE, BankAmerica and the Company jointly announced the execution of the Merger Agreement and the agreement in principle regarding the settlement of the Stockholders' Litigation. See "The Merger -- Litigation."

     In addition to the foregoing meetings, the members of the Special Committee, both individually and together, conferred frequently with their legal counsel and CSFB or both, and with each other concerning aspects of the BankAmerica proposal and the issues that arose in connection with the proposal and the negotiation of a final transaction.

     Based upon the agreed consideration of $20.50 per share of Class A Common Stock to be paid to the holders of the Class A Common Stock in the Merger, and the number of such shares outstanding as of the Record Date, upon consummation of the Merger, BankAmerica will acquire all of the outstanding shares of Class A Common Stock for approximately $339.2 million in cash. Such cash payment will be funded from BankAmerica's current cash flow.

REASONS FOR THE MERGER; RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE

     BankAmerica

     BankAmerica determined to make the proposal to acquire ownership of all of the outstanding common stock of the Company for several reasons. First, the BankAmerica/NationsBank Merger, coupled with changes in the merchant processing industry, altered many of the original motivations for the Offerings of the Company's stock in 1996. Among other things, BankAmerica's management perceived that, as a consequence of the BankAmerica/NationsBank Merger, conflicts were arising between BankAmerica's evolving post-merger retail and commercial bank strategy of customer orientation and integrated product delivery and the orientation of the Company as an independent "monoline" company, i.e. a company which focuses on a single line of business. Thus, the Company's desire to enter into merchant processing relationships with particular customers only when the merchant processing relationship is profitable had been determined in some instances to be potentially inconsistent with BankAmerica's objective of delivering a full array of banking services to particular customer relationships when such relationships, taken as a whole, are profitable. Additionally, due in part to increasing concentration and price competition in the merchant processing industry, the market value of the Company's stock, and that of stocks in the merchant processing industry generally, since 1996 have compared unfavorably to the market values prevailing in the financial services industry generally, including values of the stocks of major bank holding companies such as BankAmerica, and the sector multiples between these segments of the financial services industry have converged in recent years. Management of BankAmerica had also begun to reconsider the original strategy of using acquisitions to grow the business of the Company in light of the increasing concentration in the merchant processing industry and the consequent reduction of acquisition opportunities and the increased pricing levels of acquisitions. BankAmerica's management also considered the potential expense savings associated with operating the Company as a wholly owned subsidiary; however, such expense savings are not anticipated to be material in amount and, as a result, were not considered a significant factor.

     The Company

     The Board of Directors of the Company, in accordance with the unanimous recommendation of the Special Committee, recommends that the Company's stockholders vote FOR approval and adoption of the Merger Agreement. The Board of Directors, including the members of the Special Committee, believe that the Merger is fair to and in the best interests of holders of Class A Common Stock for the reasons described below in "-- The Special Committee."

     The Special Committee

     The Special Committee believes that the Merger is fair to and in the best interests of holders of Class A Common Stock and unanimously recommends that such holders vote FOR approval and adoption of the Merger Agreement.

     In determining that the Merger is fair to holders of Class A Common Stock and recommending the approval of the Merger Agreement, the Special Committee considered the following factors among others:

     Stock Ownership and Voting Power of BankAmerica. The Special Committee recognized that BankAmerica owns approximately 66.6% of the outstanding economic interest in the Company and 95.2% of the voting power of the Company. This ownership precluded any acquisition by a third party without BankAmerica's consent, and BankAmerica advised the Special Committee that it would not be willing to consider the possibility of selling its interest in the Company now or in the future. BankAmerica was not willing to consider the possibility of selling its interest in the Company because BankAmerica regards the merchant processing business as being part of the variety of services which it desires to continue to offer to its business customers through its general strategy of integrated product delivery.

     The Special Committee also recognized that BankAmerica had sufficient voting power to eliminate the minority interest in the Company in a transaction not approved by the Special Committee or the Company's Board of Directors.

     Fairness Opinion and Related Presentations. The Special Committee considered the opinion delivered orally to it by CSFB to the effect that as of the date of such opinion the consideration to be received by the Company's stockholders (other than BankAmerica and its affiliates) in the Merger was fair to such stockholders from a financial point of view. In this regard, the Special Committee recognized and took into consideration the fact that the Merger did not require the approval of the holders of a majority of shares not owned by BankAmerica and its affiliates. The Special Committee nevertheless concluded that the Merger is fair to the holders of Class A Common Stock based upon the factors described in the following paragraphs.

     The Special Committee also considered the advice it received from CSFB during the course of its engagement, including the CSFB Opinion (as defined below) and the analyses relating to such opinion described below under "-- Opinion of CSFB." The Special Committee considered the international reputation of CSFB, its extensive experience in mergers and acquisition transactions and the fact that the fees payable to CSFB were not conditioned upon the conclusion reached with respect to fairness of the Merger.


     The Special Committee and the Board of Directors have considered the fact that an updated opinion of CSFB will not be obtained by the Special Committee in evaluating whether they believe that the terms of the transaction are fair to the holders of the Class A Common Stock. The Special Committee analyzed the fairness of the consideration offered by BankAmerica as of the date that the Merger Agreement was signed, taking into account the CSFB Opinion and the other factors described in this Proxy Statement, and concluded that an update of such opinion was not necessary in light of the agreed-upon economic terms of the transaction which were regarded as fair by CSFB and the members of the Special Committee and in light of the other factors pertaining to the Merger, including the other terms of the Merger Agreement which were regarded as favorable, as described in this Proxy Statement. Accordingly, the Merger Agreement, as negotiated, does not condition the Company's obligations thereunder on obtaining an updated opinion of CSFB.

     The Special Committee also considered as favorable the fact that the $20.50 per share represented a significant premium over the $13.625 per share closing price on the day prior to the announcement of the BankAmerica proposal.


     Arm's-Length Negotiations. The Special Committee considered as favorable that the terms of the Merger were reached through arm's-length negotiations by the Special Committee and its independent legal and financial advisors with BankAmerica and its legal advisors. The Special Committee does not believe that further negotiations would have resulted in a superior merger proposal.

     Terms of the Merger Agreement. The Special Committee considered the terms of the Merger Agreement generally to be favorable. In particular, the Special Committee viewed as favorable, among other things, the fact that the Merger Agreement (a) contains only a limited number of representations and warranties,
(b) requires BankAmerica to vote in favor of the Merger unless the Special Committee revokes, modifies or qualifies its recommendation with respect to the Merger, (c) does not require the payment of a termination fee if the Merger Agreement is terminated, and (d) imposes no significant conditions to the closing of the Merger, thus making consummation of the Merger more likely than one that imposes more significant conditions to consummation.


     Interests of Certain Persons in the Merger. The Special Committee also took into consideration the fact that certain directors and executive officers of the Company, including the members of the Special Committee, own shares of restricted Class A Common Stock and/or options to purchase shares of Class A Common Stock, and that such restricted shares and options would be converted into the difference between the Merger Consideration and the exercise price thereof (if any), whether or not then vested or exercisable. See "-- Interests of Certain Persons in the Merger," "The Merger -- Treatment of Options and Other Company-Based Stock Awards" and "Security Ownership of Certain Beneficial Owners and Management." In this regard, the Board of Directors, including the Special Committee, concluded that the transaction was fair to the holders of Class A Common Stock and that the benefits to the members of the Special Committee from acceleration of the vesting of the stock options held by such individuals were immaterial in amount and significance to such individuals and, therefore, did not affect their ability to evaluate the fairness of the transaction. Further, it was recognized that the vesting of the stock options held by the members of the Special Committee, in the absence of the Merger, was expected to occur, in any event, in May 1999. Also, as described above under "-- Background of the Merger -- The Special Committee," the Special Committee and the representatives of BankAmerica had reached a tentative agreement upon a cash price of $20.50 per share of the Class A Common Stock before addressing various other issues, including the terms of a possible merger agreement and the treatment of employees generally and of existing stock options and restricted stock of the Company. The Board of Directors, including the Special Committee, was aware of the foregoing interests and considered them, along with other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.


     Appraisal Rights. The Special Committee considered as favorable the fact that holders of shares of Class A Common Stock would be entitled under the DGCL to obtain a judicial determination of the fair value of their shares. See "The Merger -- Appraisal Rights."

     The foregoing discussion of factors considered by the Special Committee is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. Given the variety and complexity of the factors considered by the Special Committee in its evaluation of the terms of the Merger, it did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

     Position of BankAmerica and Acquisition Corp.

     BankAmerica and Acquisition Corp. have concluded, based upon the recommendation of the Special Committee to the Board of Directors of the Company, the conclusions of the Special Committee and the fact that CSFB issued a fairness opinion to the Special Committee, that the Merger is fair to the Company's Class A Common stockholders. BankAmerica has considered the fact that an updated opinion of CSFB will not be obtained by the Special Committee in evaluating whether it believes that the terms of the transaction are fair to the holders of the Class A Common Stock.


OPINION OF CSFB

     CSFB is acting as the exclusive financial advisor to the Special Committee in connection with the Merger. CSFB was selected by the Special Committee to act as its financial advisor based on CSFB's qualifications, expertise and reputation, as well as CSFB's familiarity with the Company.

     On December 21, 1998, the Special Committee met to review the Merger and the final terms of the Merger Agreement. During this meeting, CSFB rendered its oral opinion, subsequently confirmed in writing on December 21, 1998 (the "CSFB Opinion"), that, as of that date, based upon and subject to the various considerations set forth in the CSFB Opinion, the Merger Consideration to be received by the holders of Class A Common Stock in the Merger is fair to such stockholders from a financial point of view. The closing of the Merger is not conditioned upon the delivery of an updated CSFB Opinion at the Effective Time.

     THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY CSFB IN RENDERING THE CSFB OPINION, IS ATTACHED AS ANNEX II TO THIS DOCUMENT. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE CSFB OPINION CAREFULLY AND IN ITS ENTIRETY. THE CSFB OPINION WAS DELIVERED TO THE SPECIAL COMMITTEE FOR ITS USE IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CLASS A COMMON STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE CSFB OPINION. THE CSFB OPINION IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE CSFB OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE CSFB OPINION.

     A copy of the CSFB financial analysis discussed below has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") filed with the Commission with respect to the Merger, and will be made available for inspection and copying at the Company's principal executive offices at One South Van Ness Avenue, San Francisco, California 94103 during regular business hours by any interested stockholder or his or her representative who has been so designated in writing.

     In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to the Company, including, but not limited to, the terms and conditions of the existing contractual relationship between the Company and BankAmerica, as well as the Merger Agreement. CSFB also reviewed certain other information, including financial forecasts, provided to it by the Company and met with the Company's management to discuss the business and prospects of the Company. See "-- Certain Projected Financial Information."

     CSFB also considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company. CSFB also considered the financial terms, to the extent publicly available, of certain other business combinations and other transactions which had recently been effected. CSFB considered that BankAmerica's ownership of 100% of the outstanding shares of Class B Common Stock represents 95.2% of the voting power of the outstanding Common Stock. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed, with the permission of the Special Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, CSFB did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the

Company, nor was CSFB furnished with any such evaluations or appraisals. The CSFB Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated as of the date of the CSFB Opinion. Due to changes in financial, economic, market and other conditions, the Company's financial or operating performance may increase or decrease prior to the consummation of the Merger. CSFB was not requested to, and at the Special Committee's direction did not, solicit third party indications of interest in acquiring all or any part of the Company.

     In preparing the CSFB Opinion, CSFB performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the CSFB Opinion. No company or transaction used in the analysis performed by CSFB as a comparison is identical to the Company or the contemplated transaction. In addition, CSFB may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be CSFB's view of the actual value of the Company. In performing its analyses, CSFB made numerous assumptions with respect to industry performance, general business and economic conditions and other matters including, among other things, assumptions relating to the continuation of general levels of economic activity, continued relative stability in the capital markets and the continued viability of the transaction processing industry in which the Company operates, many of which are beyond the control of the Company. CSFB realized that many of those assumptions were beyond the control of the Company. The analyses performed by CSFB are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of CSFB's analysis of the fairness of the consideration to be received by the Company's stockholders, other than BankAmerica or its affiliates, from a financial point of view and were provided to the Special Committee in connection with the delivery of the CSFB Opinion.

     The following is a summary of the material analyses performed by CSFB in connection with the preparation of the CSFB Opinion, and reviewed with the Special Committee at a series of meetings culminating in a meeting held on December 21, 1998.

     Historical Stock Price Analysis. CSFB analyzed the prices at which Class A Common Stock traded over the 498 trading days subsequent to the Company's initial public offering on December 19, 1996 through December 9, 1998 (the "Observed Period"). CSFB noted that the all-time high price for Class A Common Stock was $21.81 on September 22, 1997 and the all-time low price for Class A Common Stock was $10.38 on October 9, 1998. CSFB noted that 32.1% of shares of Class A Common Stock traded during the Observed Period were traded for a price below $16.00 per share, 62.1% were traded for a price between $16.00 to $20.00, and 5.8% were traded for a price above $20.00 per share.

     Comparative Stock Price Performance. As part of its analyses, CSFB reviewed the recent stock price performance of the Company and compared such performance with that of other companies involved in the transaction processing industry including Concord EFS, Inc.; First Data Corporation; National Data Corporation; National Processing, Inc.; NOVA Corporation; Paymentech, Inc.; Total System Services, Inc.; and Transaction Network Services, Inc. (collectively, the "Transaction Processors"). CSFB noted that during the Observed Period, the market price of Class A Common Stock decreased 3.6%, compared with a decrease of 12.2% for the Transaction Processors and an increase of 58.2% for the NASDAQ composite index. CSFB noted that over the Observed Period, Class A Common Stock underperformed relative to the NASDAQ composite index and outperformed the Transaction Processors.

     Peer Group Comparison. CSFB compared certain information relating to the Company with the Transaction Processors. Such information included, among other things, share price as a multiple of next twelve months ("NTM") earnings per share ("EPS") and share price as a multiple of NTM EPS divided by the First Call consensus estimated long-term growth rate ("NTM PEG"). The multiples are based on publicly available information and a compilation by First Call of earnings per share and long-term growth rate consensus forecasts by securities research analysts. For the Company, the First Call NTM EPS projection (for the period ending September 30, 1999) was $0.97 and the First Call long-term growth rate projection was 18.75%, both of which were generally in line with the Company's internal expectations.

                                                      AVERAGE MULTIPLE OVER THE OBSERVED PERIOD
                                                  --------------------------------------------------
                                                             TRANSACTION                   NATIONAL
                     METRIC                       COMPANY    PROCESSORS     PAYMENTECH    PROCESSING
                     ------                       -------    -----------    ----------    ----------
Share Price/First Call NTM EPS..................   19.2x         29.7x         25.2x         15.6x
Premium/(Discount) Received by the Company......      -         (35.4%)       (22.9%)        25.0%
Share Price/First Call NTM PEG..................   1.01x         1.37x         1.14x         0.99x

     Selected Precedent Transactions. CSFB reviewed the publicly available financial terms of the six most relevant precedent transactions in technology-based services from November 2, 1994 through November 24, 1998 (the "Technology-Based Services Transactions"). These six transactions were viewed as comparable to the Company transaction because, among other things, of the acquired companies' specific focus on transaction processing services.

ANNOUNCEMENT DATE                                                        TARGET
-----------------                 ACQUIROR                               ------
November 24, 1998    Concord EFS, Inc.                     Electronic Payment Services, Inc.
September 3, 1998    DST Systems, Inc.                     USCS International, Inc.
June 18, 1998        NOVA Corporation                      PMT Services, Inc.
April 20, 1998       Associates First Capital              SPS Transaction Services, Inc.
                     Corporation
June 13, 1995        First Data Corporation                First Financial Management
                                                             Corporation
November 2, 1994     First Data Corporation                Card Establishment Services


     For each of the Technology-Based Services Transactions, CSFB analyzed the price paid by the acquiror as a multiple of various operating metrics of the target. CSFB then derived a range of multiples paid for each operating metric in the Technology-Based Services Transactions and applied these ranges to the relevant operating statistic for the Company to imply a value per share of Class A Common Stock. CSFB noted that with respect to the multiples of LTM revenue, LTM earnings before interest, taxes, depreciation and amortization, LTM earnings before interest and taxes and LTM EPS, the consideration of $20.50 per share of Class A Common Stock to be paid to the holders of the Class A Common Stock in the Merger exceeds the low end of the range of implied values per share of Class A Common Stock derived from such multiples and falls slightly below the low end of the range of implied values per share of Class A Common Stock derived from the multiple of First Call next fiscal year EPS. CSFB viewed each of the multiples set forth below as meaningful but placed less emphasis on the multiple of latest twelve months ("LTM") revenue given the differing revenue recognition policies employed in the transaction processing industry.


                                                             DERIVED RANGE OF
                                                             MULTIPLES PAID IN      IMPLIED VALUE PER
                                                             TECHNOLOGY-BASED       SHARE OF CLASS A
                   TYPE OF MULTIPLE                        SERVICES TRANSACTIONS      COMMON STOCK
                   ----------------                        ---------------------    -----------------
Aggregate Transaction Value/
  LTM revenue                                                2.00 - 4.00   x        $9.22 - $16.00
Aggregate Transaction Value/
  LTM earnings before interest, taxes, depreciation and
  amortization                                               10.0 - 18.0   x        $16.50 - $28.55
Aggregate Transaction Value/
  LTM earnings before interest and taxes                     12.0 - 24.0   x        $15.84 - $29.93
Share Price/
  LTM EPS                                                    20.0 - 36.0   x        $16.25 - $29.26
Share Price/
  First Call next fiscal year EPS                            20.0 - 32.0   x        $20.80 - $33.28

     Premium Analysis. CSFB reviewed publicly available premiums paid in 102 selected precedent minority squeeze-out transactions between January 1, 1990 and December 11, 1998 (the "Precedent Minority Squeeze-Outs"); the Technology-Based Services Transactions; and 4,686 mergers and acquisitions between January 1, 1990 and November 1, 1998 (the "M&A Transactions"). Such analysis compared the average premiums paid in each transaction over the stock price one day, one week, and one month preceding the public announcement of each transaction. CSFB applied these premia to the $13.63 closing price per share of Class A Common Stock on October 22, 1998 (the last trading day prior to BankAmerica's initial offer to purchase all shares of Class A Common Stock outstanding for $15.50 per share or the "Unaffected Date"), and to the theoretical price per share of Class A Common Stock of $14.80 (the "Indexed Price") on December 9, 1998 implied by the indexed return of the Transaction Processors from the Unaffected Date through December 9, 1998. The following table sets forth information concerning the implied value per share of Class A Common Stock based on the range of premia paid in each of the sets of transactions set forth above.

          TYPE OF TRANSACTION             RELEVANT PREMIUM RANGE   VALUE PER SHARE OF CLASS A COMMON STOCK
          -------------------             ----------------------   ---------------------------------------
Precedent Minority Squeeze-Outs.........      19.7% - 26.1%                    $16.29 - $18.20
Technology-Based Services                     20.2% - 33.2%                    $16.38 - $19.23
  Transactions..........................
M&A Transactions........................      29.7% - 38.3%                    $17.54 - $19.96


     CSFB noted that the consideration of $20.50 per share of Class A Common Stock to be paid to the holders of the Class A Common Stock in the Merger exceeds the low end of the range of values per share of Class A Common Stock implied by each set of transactions discussed above.


     CSFB also reviewed the increase from the initial offer price to the final offer price in 26 selected precedent minority squeeze-out transactions between January 1, 1997 and December 10, 1998 (the "Recent Minority Squeeze-Outs"). CSFB noted that there was no increase from the initial offer price to the final offer price in 42.3% of the Recent Minority Squeeze-Outs, a 0% to 20% increase from the initial offer price to the final offer price in 50.0% of the Recent Minority Squeeze-Outs and a greater than 20% increase from the initial offer price to the final offer price in 7.7% of the Recent Minority Squeeze-Outs. CSFB noted that the increase from BankAmerica's initial offer price of $15.50 per share of Class A Common Stock outstanding to BankAmerica's final offer price of $20.50 per share of Class A Common Stock outstanding represented an increase of 32.3%.


     Discounted Cash Flow Analysis. CSFB analyzed the present value of future cash flows potentially realizable from the continued operation of the Company based on estimates and guidance provided by the Company's management for estimated Company operating results through the end of fiscal year 2004. CSFB computed the present value of the free cash flows of the Company for the five fiscal years from 1999 through 2003 by applying a range of discount rates of 12.0% to 15.0% per year. CSFB also computed the present value of the terminal value of the Company at the end of fiscal year 2003 by applying a range of net income multiples of 12.0 to 16.0 times the Company's estimated fiscal year 2004 net income and applying to these terminal values a range of discount rates of 12.0% to 15.0% per year. The range of terminal net income multiples was determined by analyzing the current and historic NTM net income multiples of the Company and the Transaction Processors and factoring in the expected growth prospects of the Company at the end of fiscal 2003. The discounted cash flow analysis implied a range of values per share of Class A Common Stock on a fully diluted basis of $19.21 to $27.06. CSFB noted that the consideration of $20.50 per share of Class A Common Stock to be paid to the holders of the Class A Common Stock in the Merger exceeds the low end of the range of values per share of Class A Common Stock implied by the discounted cash flow analysis.


     Potential Future Trading Value Analysis. CSFB computed the present value per share of Class A Common Stock under several future trading periods and multiples. Such analysis was based upon the Company's expected EPS in fiscal years 2000 and 2001 utilizing both First Call consensus EPS projections and the Company's management EPS estimates. For a discussion of the Company's management estimates, see "-- Certain Projected Financial Information." CSFB calculated implied future values per share of Class A Common Stock using multiples ranging from 12.0 to 18.0 times the Company's NTM EPS for both fiscal 2000 and 2001. The implied future values per share of Class A Common Stock were discounted to arrive at a present value using discount rates of 12.0% and 15.0% per year. The potential future trading value analysis implied a range of values per share of Class A Common Stock of $12.91 to $23.24. CSFB noted that the consideration of $20.50 per share of Class A Common Stock to be paid to the holders of the Class A Common Stock in the Merger exceeds the low end of the range of values per share of Class A Common Stock implied by the potential future trading value.


     As described above, CSFB's opinion and presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Special Committee, the Board of Directors, or the Company's management with respect to the value of the Company or whether the Special Committee would have been willing to recommend a Merger at a different level of consideration.

     The Special Committee retained CSFB to act as its financial advisor in connection with the Merger. CSFB was selected by the Special Committee based on CSFB's qualifications, expertise and reputation, as well as CSFB's familiarity with the Company. CSFB is an internationally recognized investment banking and advisory firm. CSFB, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, CSFB may actively trade the securities and loans of the Company and BankAmerica and its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     Pursuant to a letter dated October 23, 1998 (the "Engagement Letter"), the Company, at the direction of the Special Committee, engaged CSFB to provide financial advisory services to the Special Committee in connection with the Merger, including, among other things, rendering the CSFB Opinion and making the presentation referred to above. Pursuant to the terms of the Engagement Letter, the Company agreed to pay CSFB (i) a retainer fee of $150,000 and (ii) an opinion fee of 0.80% of the product of the highest price per share of Class A Common Stock offered by BankAmerica times the number of shares of Class A Common Stock outstanding, against which the amount referred to in clause (i) would be credited if previously paid. In addition, the Company has agreed to reimburse CSFB for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

CERTAIN PROJECTED FINANCIAL INFORMATION

     The Company does not, as a matter of course, make public forecasts or projections as to future revenues or results of operations. However, in order to aid the analysis of the proposed Merger by the Special Committee and CSFB and CSFB's assessment of the fairness, from a financial point of view, of the Merger Consideration, the Company furnished to the Special Committee and representatives of CSFB certain estimates of the Company's future financial performance. See "-- Opinion of CSFB." Management prepared such projections in October 1998 and provided such projections to representatives of CSFB in early November 1998. The projections furnished by management of the Company to CSFB are attached to this Proxy Statement as Exhibit A.

     These projections are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the projections. Actual results may differ from management's expectations and beliefs based on a number of risks and uncertainties, many of which risks and uncertainties have been described in the Company's filings with the Commission. See "Incorporation of Certain Documents by Reference."

     While presented with numerical specificity, the projections are based upon numerous estimates and assumptions that are inherently subject to significant business, economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives and targets over the applicable periods that are more aggressive than recent historical results. Further assumptions were made concerning portfolio revenue degradation resulting from competitive pricing pressures, portfolio attrition from loss of existing merchants and projected sales and revenue growth including the NationsBank franchise. The forecast excludes transaction related costs and assumes reduced reliance on third party processors in 1999 and beyond. There can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those predicted. While the projections were prepared in good faith, no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied upon as such. Additionally, the financial projections do not reflect revised prospects for the Company, changes in general business and economic conditions, or any other transaction or event that has occurred or may occur and that was not anticipated at the time such information was prepared. The projections were not prepared with a view toward public disclosure or complying with either the published guidelines of the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined, compiled or performed any procedures regarding these projections, and accordingly, assume no responsibility for them. Holders of Class A Common Stock are cautioned not to place undue reliance on the projections.

CERTAIN EFFECTS OF THE MERGER

     After the Merger, BankAmerica will own all of the outstanding capital stock of the Company and the holders of Class A Common Stock will no longer have any ownership interest in the Company or rights as stockholders (other than statutory appraisal rights, in the case of those who perfect their rights under Delaware law). As a result of the Merger, BankAmerica will have a 100% interest in the net book value and net earnings of the Company. Currently, BankAmerica has an approximately 66.6% interest in such net book value and net earnings of the Company. Thus, the holders of Class A Common Stock will no longer benefit from any increase in the value of the Company or any payment of dividends on the common stock of the Company and will no longer bear the risk of any decrease in the value of the Company. As a result of the Merger, the Class A Common Stock will no longer be listed on the NYSE and the Company will no longer be required to file periodic reports with the Commission. The Company will also be relieved of the obligation to comply with the proxy rules of the Commission under the Exchange Act and its officers, directors and 10% stockholders will be relieved of the reporting requirements and restrictions on insider trading imposed by section 16 of the Exchange Act. See "The Merger -- Certain Effects of the
Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of the Company with respect to the Merger, stockholders should be aware that certain members of the Special Committee and the Board of Directors and certain executive officers of the Company may have certain interests in the Merger that are in addition to or are different from the interests of stockholders of the Company generally. Certain directors and executive officers of the Company, including the members of the Special Committee, own Class A Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Certain directors and executive officers of the Company, including the members of the Special Committee, own shares of restricted Class A Common Stock and/or options to purchase shares of Class A Common Stock, the cancellation and conversion of which is provided for in the Merger Agreement. See "The Merger -- Treatment of Options and Other Company Stock-Based Awards" and "Security Ownership of Certain Beneficial Owners and Management." Certain directors and executive officers of the Company also are employees of BankAmerica. Certain directors and executive officers of the Company participate in BankAmerica's employee benefit plans, including health and retirement plans. Nominees for the Company's Board of Directors are recommended by the Company's Board of Directors, four of whom are current or former employees of BankAmerica. As provided in the Merger Agreement, BankAmerica and/or the Surviving Corporation will provide certain indemnification and insurance in favor of the current and former directors and executive officers of the Company. See "The Merger -- Indemnification."

     The Board of Directors of the Company has authorized the payment of a special fee in the amount of $25,000 to each member of the Special Committee for that member's service on the Committee.

     The Board of Directors of the Company was aware of the foregoing interests and considered them, along with other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.

                                   THE MERGER

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex I to this Proxy Statement. Stockholders are urged to read Annex I in its entirety.

GENERAL

     The Merger Agreement provides that, at the Effective Time (as defined below), Acquisition Corp. will be merged with and into the Company, the Company will continue as the Surviving Corporation and the separate existence of Acquisition Corp. will cease.

     Pursuant to the provisions of the Merger Agreement, as promptly as practicable following the satisfaction or waiver of certain conditions summarized herein, a certificate of merger will be prepared, executed and verified by each of Acquisition Corp. and the Company and will be delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL. The Merger will become effective at the date and time specified in the certificate of merger filed with the Secretary of State of the State of Delaware (such date and time, the "Effective Time").

     Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Class A Common Stock (except shares as to which appraisal rights have been perfected and shares held in the treasury of the Company) will be converted solely into the right to receive $20.50 in cash, without interest thereon. Such shares of Class A Common Stock will no longer be outstanding and will be canceled. All of the shares of Common Stock held by BankAmerica or its affiliates will, in the aggregate, be converted into and become the right to receive, 100 shares of common stock of the Surviving Corporation.

     Holders of shares of Class A Common Stock who do not vote to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of the DGCL regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of Class A Common Stock and payment in cash therefor in lieu of the Merger Consideration to which they would otherwise be entitled. See "-- Appraisal Rights."

     As a result of the foregoing, at the Effective Time, the Company will become a wholly owned subsidiary of the Bank, itself a wholly owned subsidiary of BankAmerica. As a result of the Merger, holders of certificates formerly evidencing shares of Class A Common Stock will cease to have any equity interest in the Company.

     Promptly after the Effective Time, a letter of transmittal will be mailed by the Exchange Agent to each holder of record of Class A Common Stock immediately prior to the Effective Time to be used in forwarding such holder's certificates evidencing such shares for surrender and exchange for the Merger Consideration to which such holder has become entitled. After receipt of the letter of transmittal, each holder of certificates formerly representing Class A Common Stock should surrender such certificates together with the letter of transmittal duly executed, and any other required documents as set forth in the letter of transmittal, to the Exchange Agent, and each such holder will receive in exchange the Merger Consideration to which such holder is entitled. The letter of transmittal will be accompanied by instructions specifying other details of the exchange. STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL. Thereafter, the stockholder will receive as promptly as practicable in exchange therefor cash in an amount equal to the product of the number of shares of Class A Common Stock formerly represented by such stockholder's certificate(s) and $20.50. No interest will be paid on the cash payable upon surrender of such certificate(s).

     After the Effective Time, each certificate formerly representing Class A Common Stock, until surrendered and exchanged, will be deemed for all purposes to evidence only the right to receive the Merger Consideration for each share of Class A Common Stock represented.

     After the Effective Time, there will be no transfers of shares of Class A Common Stock on the stock transfer books of the Company. If, after the Effective Time, certificates theretofore representing shares of Class A Common Stock are presented for transfer, they will be canceled and exchanged for the Merger Consideration pursuant to the terms of the Merger Agreement.

     No transfer taxes will be payable in connection with any such payment for shares of Class A Common Stock, except that if the check for such payment is to be delivered to a person other than the person in whose name the certificates surrendered are registered, the person requesting delivery of the check must, prior to the delivery thereof, either (a) pay to the Exchange Agent any resulting transfer taxes or other taxes or (b) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as otherwise indicated in the immediately preceding paragraph, the Company will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of stock certificates for the Merger Consideration.

     Notwithstanding anything in the Merger Agreement to the contrary, shares of Class A Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger and who have complied with the requirements of DGCL
Section 262 shall represent only the right to receive payment for such shares as provided in the DGCL, and shall not be converted into the Merger Consideration, unless such holder shall fail to perfect or shall effectively withdraw or lose such stockholder's right to receive payment for such shares under the DGCL. See "-- Appraisal Rights." If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such stockholder's shares of Class A Common Stock thereupon will be deemed, as of the Effective Time, to be converted into the Merger Consideration.

     The Merger Agreement also provides that the Certificate of Incorporation of the Surviving Corporation shall, at the Effective Time, be amended to read in its entirety as set forth in Exhibit A to the Merger Agreement. At the Effective Time, the Bylaws of the Surviving Corporation will be the Bylaws of Acquisition Corp. as in effect immediately prior to the Effective Time. In addition, the Merger Agreement provides that the officers of the Company at the Effective Time will be, except as provided in the Merger Agreement, the officers of the Surviving Corporation. The directors of the Company at the Effective Time shall be those individuals designated by BankAmerica prior to the Effective Time.

CERTAIN EFFECTS OF THE MERGER

     Following the Merger, BankAmerica will indirectly own 100% of the Surviving Corporation's outstanding capital stock and the stockholders of Class A Common Stock immediately prior to the Merger will cease to have any ownership interests in the Company or rights of stockholders (other than statutory appraisal rights, in the case of those stockholders who perfect such rights under Delaware law). Thus, following the Merger, BankAmerica will have a 100% interest in the net book value and net earnings of the Company. Currently, BankAmerica has an approximately 66.6% interest in such net book value and net earnings. Accordingly, the holders of Class A Common Stock will no longer benefit from any increase in the value of the Company or any payment of dividends on the Common Stock of the Company and will no longer bear the risk of any decrease in the value of the Company after the Merger.

     As a result of the Merger, the Class A Common Stock of the Company will cease to be quoted on the NYSE and the Company will no longer be required to file periodic reports with the Commission. The Company will also no longer be obligated to comply with the proxy rules of the Commission under the Exchange Act and its officers, directors and 10% stockholders will be relieved of the reporting requirements and restrictions on insider trading imposed by section 16 of the Exchange Act.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by BankAmerica, Acquisition Corp. and/or the Company relating to, among other things: (a) the organization and similar corporate matters of BankAmerica, the Company and certain of their subsidiaries; (b) the capital structure of the Company and the ownership of Acquisition Corp. by BankAmerica; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) required consents and approvals of governmental authorities, or conflicts under certificates of incorporation, bylaws or material agreements, or material violations of law as a result of the consummation of the transactions contemplated by the Merger Agreement; (e) the accuracy of information supplied by the Company and BankAmerica in connection with this Proxy Statement; and (f) absence of material violations of law.

CERTAIN COVENANTS

     In the Merger Agreement, the Company has agreed, among other things, that, through the Effective Time and except as expressly contemplated or permitted by the Merger Agreement or as otherwise consented to by BankAmerica, the Company and any of its subsidiaries will, with certain exceptions, carry on their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and will not (a) declare, set aside or pay any dividend on or make any other distribution in respect of any of its capital stock or split, combine or reclassify any shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of capital stock or voting debt or any securities convertible into or rights to acquire its capital stock or effect certain other changes in its capitalization; (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, or any rights, warrants, calls, subscriptions, options or convertible or similar securities, subject to certain exceptions; (c) engage in material acquisitions; (d) sell, lease, license, encumber or otherwise dispose of material assets except in the ordinary course of business consistent with past practice; (e) incur indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of business consistent with past practice; (f) make any change in accounting principles or practices, subject to certain exceptions; (g) enter into, adopt, amend (except as required by law) or terminate any employee benefit plan or certain other arrangements and agreements, subject to certain exceptions; (h) take any action or fail to take any action that would or would be reasonably likely to result in any of its representations and warranties becoming untrue such that any of the conditions to the Merger would not be satisfied; (i) pay, discharge, settle or satisfy any claims, liabilities or obligations, subject to certain exceptions; (j) except in the ordinary course of business consistent with past practice or as required by the Merger Agreement, modify, amend or terminate any material contract, lease or agreement to which the Company or such subsidiary is a party, subject to certain exceptions; and (k) amend or propose to amend its Certificate of Incorporation or Bylaws.

     In the Merger Agreement, the Company also agreed that it will not, and that it will use its reasonable best efforts to cause its officers, directors, agents and employees not to, initiate, knowingly encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or a substantial part of the business and properties or capital stock of the Company, whether by merger, purchase of securities or assets, tender offer or otherwise (any such transaction is referred to as an "Acquisition Transaction"), or participate in any discussions or negotiations regarding, or furnish to any other person, any information with respect to an Acquisition Proposal. The Company may furnish or cause to be furnished information subject to a confidentiality agreement in a form substantially similar to that previously executed by BankAmerica and, in response to an Acquisition Proposal, issue a communication to its stockholders of a type contemplated by applicable securities laws or otherwise communicate the Board of Director's position with respect to such Acquisition Proposal to the Company's stockholders. The Company has agreed promptly to inform BankAmerica of the material terms of any Acquisition Proposal that it receives.

     In the Merger Agreement, the Company agreed, among other things, (i) to convene a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreement; (ii) to afford representatives of BankAmerica access to the Company's properties, books, contracts, records and information; and (iii) through its Board of Directors, subject to fiduciary requirements of applicable law, to recommend that the stockholders approve the Merger Agreement; provided, however, that at any time prior to the Meeting either or both of the Special Committee or the Board of Directors, may revoke, modify or qualify its recommendation with respect to the Merger Agreement if they shall determine, in good faith (after consultation with legal counsel), that failure so to do would create a material risk of liability for breach of their fiduciary duties. In the Merger Agreement, the Company and BankAmerica agreed to prepare and file with the Commission this Proxy Statement. BankAmerica has agreed that at any meeting of the Company's stockholders convened to vote on the Merger Agreement (and at any adjournment or postponement thereof), all of the shares of Class B Common Stock will be voted in favor of the Merger Agreement, provided that the recommendation of the Special Committee shall not have been revoked, modified or qualified in a manner adverse to BankAmerica.

     In the Merger Agreement, the Company and BankAmerica agreed that, for the purposes of the Merger Agreement, no representation or warranty of the Company contained in the Merger Agreement shall be deemed to be untrue, incorrect or breached if (A) the failure of the representation or warranty to be true or correct, or the breach of the representation or warranty, results from any act or omission of (1) BankAmerica, (2) any person or persons acting at the request or direction of BankAmerica, or (3) any one or more officer(s), director(s), employee(s) or representative(s) of BankAmerica or its affiliates (including, without limitation, any one or more member(s) of the Board of Directors of the Company other than the members of the Special Committee (each such officer, director, employee and representative being referred to in the Merger Agreement as a "BankAmerica Nominee")); or (B) any facts or circumstances that constitute or give rise to the untruth or inaccuracy in (or breach of) the representation or warranty were known to BankAmerica or any BankAmerica Nominee at the time such representation or warranty was made by the Company. The Company and BankAmerica also agreed that, for purposes of the Merger Agreement, the Company shall not be deemed to have breached any of its covenants or agreements contained in the Merger Agreement if (A) the breach of the covenant or agreement results from any act or omission of (1) BankAmerica, (2) any person or persons acting at the request or direction of BankAmerica, or (3) any one or more BankAmerica Nominee(s); or (B) any facts or circumstances that constitute or give rise to such breach were known to BankAmerica or any BankAmerica Nominee at the time of or prior to the occurrence of such breach and if, after BankAmerica shall have become aware of such facts and circumstances, BankAmerica shall have failed promptly to advise the Special Committee in writing of such facts or circumstances. For purposes of the two preceding sentences, BankAmerica shall be deemed to have knowledge of a fact or circumstance or act or omission if such fact or circumstance or act or omission was formally considered at a meeting of the Board of Directors of the Company at which any BankAmerica Nominee was present throughout such consideration or included in any written materials provided to any such BankAmerica Nominee.

TREATMENT OF OPTIONS AND OTHER COMPANY STOCK-BASED AWARDS

     The Merger Agreement provides that, as soon as practicable following the date thereof, the Board of Directors of the Company (or, if appropriate, any committee administering the Company's Long-Term Incentive Plan and Non-Employee Director Stock Plan (collectively, the "Stock Plans")) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding options issued under the Stock Plans ("Company Options") upon the Effective Time, in exchange for a cash payment of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share over
(y) the exercise price per share of such Company Option, multiplied by (ii) the number of shares of Class A Common Stock subject to such Company Option for which such Company Option shall not theretofore have been exercised, whether or not then vested and exercisable. The Merger Agreement further provides that, prior to the Effective Time, the Company shall use its commercially reasonable efforts to (A) obtain any necessary consents from holders of Company Options, and (B) make any amendments to the terms of such options that are necessary to give effect to the transactions contemplated by the Merger Agreement; provided, however, that the failure by the Company to obtain any such consents or to make any such amendments or the failure of the Company's Board of Directors to take any such action shall not give rise to a right of termination by BankAmerica or Acquisition Corp. under any provision of the Merger Agreement or result in a failure of condition to BankAmerica's or Acquisition Corp.'s obligation to consummate the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that each outstanding share of unvested restricted Class A Common Stock issued pursuant to a Stock Plan (each, a "Restricted Share") shall, immediately prior to the Effective Time, be canceled and be converted into, and become the right to receive, the Merger Consideration. See "Security Ownership of Certain Beneficial Owners and Management." The amount otherwise payable in respect of certain Restricted Shares to certain senior executive officers of the Company shall be distributed to such officers on a deferred basis.

     The Merger Agreement also requires that the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) adopt such resolutions or take such actions as are required to terminate the Stock Plans as of the Effective Time, to delete as of the Effective Time the provision in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company and to ensure that following the Effective Time no holder of a Company Option or any participant in any Stock Plan or other Company benefit plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

INDEMNIFICATION

     The Merger Agreement provides that: (a) for a period of six years from the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of the Merger Agreement in favor of the current and former directors and executive officers of the Company as provided in the Company's Certificate of Incorporation and Bylaws or otherwise, in each case as in effect on the date of the Merger Agreement; (b) the Certificate of Incorporation and Bylaws of the Surviving Corporation will not be amended to reduce or limit such rights of indemnity; and (c) for a period of six years from the Effective Time, the Surviving Corporation will indemnify such persons to the fullest extent possible under its Certificate of Incorporation, its Bylaws and applicable law against all losses, damages, liabilities or claims made against them arising from their service in such capacity prior to and including the Effective Time, to at least the same extent as such persons currently are required to be indemnified pursuant to the Company's Certificate of Incorporation and Bylaws. The Merger Agreement also provides that, for a period of six years from the Effective Time, BankAmerica shall, to the extent permitted by applicable law, indemnify and hold harmless each current and former director and executive officer against and from any costs, fees, and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any lawsuit, court action or other court proceeding, claim, or investigation, to the extent that such legal proceeding arises out of or pertains to (1) any action or omission or alleged action or omission in his or her capacity as a director or executive officer, or as employee or agent, of the Company or (2) any of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that, for a period of six years from the Effective Time, the Surviving Corporation (or BankAmerica on its behalf) will cause to be maintained in effect, at no expense to the beneficiaries thereof, directors' and officers' liability insurance providing at least the same coverage with respect to the Company's officers and directors as the policies, if any, maintained from time to time by or on behalf of BankAmerica with respect to its directors and officers or, if broader in scope, the policies maintained by the Company as of the date of the Merger Agreement; provided, however, that the aggregate annual premium payable therefor shall not exceed 150% of the aggregate annual premium payable for such directors' and officers' liability insurance policies currently in effect (it being understood that if the aggregate annual premium of such insurance coverage exceeds the amount referred to in this sentence, BankAmerica shall be obligated to obtain a policy with the broadest coverage available for a cost not exceeding such amount).

TAIWAN BUSINESS

     On December 9, 1998, BankAmerica announced a plan to divest certain of the assets and businesses of BankAmerica and its affiliates which are located in various countries in Asia, including possibly certain assets and businesses located in the Republic of China. The proposed sale of such Asian operations, including possibly the assets and business of the Company located in the Republic of China (the "Taiwan Business"), arose, in part, as a consequence of the BankAmerica/NationsBank Merger, and the post-merger evaluation of the strategic and economic significance of BankAmerica's varied business operations. The Merger Agreement provides that the Taiwan Business may, at the election of BankAmerica, be included within certain assets and businesses of BankAmerica or its affiliates which may be the subject of divestitures by BankAmerica or its affiliates after the date of the Merger Agreement. BankAmerica has agreed to consult with the Company in connection with such divestitures and has further agreed that the Company shall be entitled to receive its allocable proportion of the consideration received by BankAmerica and its affiliates for such Asian assets and businesses, of which the Taiwan Business shall be a part, such allocation to be determined in good faith by BankAmerica. In the event that the Merger Agreement shall be terminated for any reason and prior to or thereafter the divestiture of the Taiwan Business shall be consummated on terms which result in the consideration therefor receivable under the Merger Agreement by the Company being less than the market value of the securities of the Company issued in connection with the acquisition thereof, determined in the manner consistent with the valuation used at the time of such acquisitions, BankAmerica shall promptly pay to the Company the difference between such market value and the consideration therefor receivable. For additional information, see "Certain Transactions and Relationships Between BankAmerica and the Company -- General."

CONDITIONS

     The respective obligations of BankAmerica and Acquisition Corp., on the one hand, and the Company, on the other hand, to effect the Merger are subject to the following conditions: (a) no statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any United States federal or state court of competent jurisdiction or other United States governmental entity that prohibits the consummation of the Merger; and (b) the representations and warranties of the other party set forth in the Merger Agreement shall be true and correct, and the other party shall have performed all obligations required to be performed by it under the Merger Agreement, in all respects; provided that in determining the accuracy of such representations and warranties no effect shall be given to any qualification or exception relating to materiality contained therein and a party's representations and warranties shall be deemed to be true and correct unless any breaches thereof, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on the Company, as to the condition to BankAmerica's and Acquisition Corp.'s obligation to close the Merger, or on BankAmerica and Acquisition Corp., as to the condition of the Company's obligation to close the Merger; and provided, further, that any failure by the Company to perform its obligations must not have and must not be reasonably likely to have a material adverse effect on the Company or on the economic consequences to BankAmerica of the transactions contemplated by the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company: (a) by mutual consent of the parties thereto; (b) by either BankAmerica, Acquisition Corp. or the Company (i) if there has been a breach of any representation, warranty, covenant or agreement on the part of any other party which breach shall have had a material adverse effect on such party and shall not have been cured prior to the earlier of (x) 30 days following notice of such breach or (y) April 30, 1999, or (ii) if any permanent injunction or other order of a United States federal or state court or other competent United States governmental entity preventing the consummation of the Merger shall have become final and non-appealable; (c) by either BankAmerica, Acquisition Corp. or the Company if the Merger shall not have been consummated before April 30, 1999 (unless such party's breach is the cause or resulted in the failure of the Merger to occur);
(d) by the Company if the Merger shall not have been approved by the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Meeting; or (e) by BankAmerica if the Special Committee shall have, after the date of this Proxy Statement, revoked or modified in a manner adverse to BankAmerica, its recommendation in favor of the adoption and approval of the Merger Agreement or the approval of the Merger.

EFFECT OF TERMINATION

     In the event of any termination of the Merger Agreement by either BankAmerica, Acquisition Corp. or the Company, the Merger Agreement will become void and there will be no liability or obligation on the part of BankAmerica, Acquisition Corp., the Company or their respective officers, directors or stockholders except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

AMENDMENT AND WAIVER

     Subject to applicable law and the approval and authorization of the Special Committee (as described below), (a) the Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of BankAmerica, Acquisition Corp. and the Company and (b) the parties may, to the extent legally allowed, extend the time for performance of the obligations of the other parties to the Merger Agreement and may waive inaccuracies in the representations and warranties or compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement.

APPROVAL BY SPECIAL COMMITTEE

     The Merger Agreement provides that, to the extent permitted by applicable law, (a) the approval of a majority of the members of the Special Committee shall be required to authorize (i) any termination of the Merger Agreement by the Company, (ii) any agreement by the Company to amend the Merger Agreement,
(iii) any extension of time for the performance of any of the obligations or other acts of BankAmerica or Acquisition Corp., or (iv) any waiver of compliance with or any waiver of any breach of any of the representations, warranties, covenants or conditions contained in the Merger Agreement for the benefit of the Company; and (b) the authorization of any such action by a majority of the Special Committee shall constitute authorization of such action by the Board of Directors of the Company.

ACCOUNTING TREATMENT

     The acquisition of the Company's public shares in the Merger will be accounted for by BankAmerica as a "purchase" under generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Under currently applicable law, the following are the material United States federal income tax considerations generally applicable to the Merger. The tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, stockholders who do not hold their shares as capital assets and stockholders who have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be sought with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Each stockholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the Merger, including the applicability and effect of any foreign, state, local or other tax laws.

     Characterization of the Merger for U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, the transitory existence of Acquisition Corp. will be disregarded and the Merger treated for such purposes as the purchase by BankAmerica of outstanding shares of Class A Common Stock at $20.50 per share.

     Stockholders Receiving Cash in the Merger. Each Company stockholder receiving cash in the Merger will recognize either capital gain or loss (assuming the Company stock is held by such stockholder as a capital asset at the Effective Time) equal to the difference between the amount realized on his or her deemed sale of Company stock to BankAmerica and the stockholder's adjusted tax basis in such Company stock. Such gain or loss generally will be long-term capital gain or loss if the Company stock is held as a capital asset by the stockholder for more than one year at the Effective Time.

     Dissenting Stockholders. For federal income tax purposes, dissenting stockholders receiving cash as a result of exercise of their rights of appraisal will be treated as having had their shares of Class A Common Stock redeemed by the Company in exchange for that cash. As the Company will be indirectly wholly owned by BankAmerica following the Merger, the deemed redemption of a dissenting stockholder's shares of Company stock should be treated as a sale of such stock through application of the "complete termination of interest" rules under section 302 of the Code so that the federal income tax consequences to dissenting stockholders should be as described under "Stockholders Receiving Cash in the Merger," above.

     Backup Withholding. The Company or the Exchange Agent will be required to withhold 31% of the gross proceeds payable to a stockholder or other payee in the Merger unless the stockholder or payee provides, in a properly completed substitute Form W-9 included with the transmittal letter, the stockholder's taxpayer identification number and certifies under penalties of perjury that such number is correct and that the stockholder is not subject to backup withholding, unless an exemption applies under applicable law and regulations. Therefore, unless such an exemption exists and is demonstrated in a manner satisfactory to the Company or the Exchange Agent, in accordance with the instructions that will accompany the substitute Form W-9, each stockholder should complete and sign the substitute Form W-9 that will be made available to the stockholder with the transmittal letter, so as to provide the information and certification necessary to avoid backup withholding.

     Foreign Stockholders. The following is a general discussion of certain U.S. federal income tax consequences of the Merger to foreign stockholders. For this purpose, a foreign stockholder is any person who is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a foreign estate or trust.

     In general, any gain realized upon a foreign stockholder's sale of shares of Class A Common Stock will not be subject to U.S. federal income tax unless
(i) the gain is effectively connected with a trade or business in the United States of the foreign stockholder or (ii) in the case of a foreign stockholder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. If the gain is effectively connected with the conduct of a U.S. trade or business, the foreign stockholder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. taxpayer. In addition, if the foreign stockholder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or applicable lower tax treaty rate) on its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, effectively connected gain from the sale of shares of Class A Common Stock would be included in such foreign corporation's earnings and profits.

     The Company or the Exchange Agent will be required to withhold 31% of the gross proceeds payable to a foreign stockholder in the Merger unless the foreign stockholder (i) provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made in a properly completed substitute Form W-8 included with the transmittal letter or in Form W-8BEN) or (ii) a financial institution holding the shares of Class A Common Stock on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Therefore, unless an exemption exists and is demonstrated in a manner satisfactory to the Company or the Exchange Agent, in accordance with the instructions that will accompany the substitute Form W-8, each foreign stockholder should complete and sign the substitute Form W-8 that will be made available to stockholders with the transmittal letter, so as to provide the information and certification necessary to avoid backup withholding. Beneficial owners holding shares of Class A Common Stock through others are urged to consult their tax advisors regarding application of the U.S. backup withholding rules to their circumstances.

     ALTHOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF SHARES OF CLASS A COMMON STOCK PURSUANT TO THE MERGER.

APPRAISAL RIGHTS

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF APPRAISAL RIGHTS UNDER THE DGCL. REFERENCE SHOULD BE MADE TO THE FULL TEXT OF
SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT.

     Record holders of Class A Common Stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following provides a discussion of the material provisions of the law pertaining to appraisal rights under the DGCL. Such discussion is not a complete statement of such law and is qualified in its entirety by the full text of Section 262 which is presented in its entirety as Annex III to this Proxy Statement. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger. All record holders of Class A Common Stock who wish to exercise their appraisal rights with respect to such shares must comply with the procedures of Section 262 of the DGCL.

     Section 262. Under the DGCL, record holders of shares of Class A Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Class A Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. A person having a beneficial interest in shares of Class A Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Meeting, not less than 20 days prior to the meeting, the company must notify each of the record holders of shares of capital stock at the close of business on the record date for such meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice and the applicable statutory provision of the DGCL is attached to this Proxy Statement as Annex III. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Annex III carefully because the failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A record holder of shares of Class A Common Stock wishing to exercise appraisal rights must deliver to the Company, before the taking of the vote on the Merger at the Meeting, a written demand for appraisal of such holder's shares of Class A Common Stock and such shares must not be voted in favor of adoption of the Merger Agreement. Such written demand must reasonably inform the Company of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of such shares. In addition, a holder of shares of Class A Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold of record such shares through the Effective Time. Accordingly, a holder of shares who is the record holder of shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such shares. A holder of shares who votes against adoption of the Merger Agreement will not be deemed to have satisfied the notice requirement of such holder with respect to appraisal rights merely by so voting. The written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against adoption of the Merger Agreement.

     Only a holder of record of shares of Class A Common Stock is entitled to assert appraisal rights for such shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

     If shares of Class A Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Class A Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners. A record holder such as a broker who holds shares of Class A Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Class A Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Class A Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of Class A Common Stock as to which appraisal is sought and the number of shares of Class A Common Stock held in the name of the record owner. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Class A Common Stock held in the name of the record owner. Holders of Class A Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     All written demands for appraisal of shares of Class A Common Stock should be sent or delivered to the Company, c/o Bank of America National Trust and Savings Association, 555 California Street, 6th Floor, San Francisco, California 94104, Attention: Corporate Secretary, and must be received before the taking of the vote on the Merger by holders of Common Stock at the Meeting.

     Within ten days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, any holder of shares of Class A Common Stock who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Class A Common Stock held by all such stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares of Class A Common Stock. Stockholders seeking to exercise appraisal rights should assume that the Surviving Corporation will not file a petition with respect to the appraisal of the value of shares of Class A Common Stock and that the Surviving Corporation will not initiate any negotiations with respect to the "fair value" of shares of Class A Common Stock. Accordingly, stockholders who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

     Within 120 days after the Effective Time, any record holder of shares of Class A Common Stock who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Class A Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by the Company and the aggregate number of holders of such shares of Class A Common Stock. Such statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which holders of shares of Class A Common Stock are entitled to appraisal rights. The Delaware Court of Chancery may require the holders of Class A Common Stock who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any holder of shares of Class A Common Stock fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of Class A Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Although the Special Committee believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of Class A Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, BankAmerica does not anticipate offering more than the Merger Consideration to any holder of Class A Common Stock exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Class A Common Stock is less than the Merger Consideration. In determining "fair value," the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Court also stated that the "monetary remedy" for a stockholder in a merger ordinarily should be confined to the appraisal remedy. However, the Court stated that the appraisal remedy "may not be adequate in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," in which cases the Delaware Court of Chancery would have the power "to fashion any form of equitable and monetary relief as may be appropriate."

     The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Class A Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Class A Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Class A Common Stock entitled to appraisal.

     Any holder of shares of Class A Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares of Class A Common Stock for any purpose nor, after the Effective Time, be entitled to the payment of dividends or other distributions thereon (except dividends or other distributions payable to holders of record of shares of Class A Common Stock as of a date prior to the Effective Time).

     A holder of shares of Class A Common Stock will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within the time provided. If a stockholder delivers to the Surviving Corporation a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, within 60 days after the Effective Time or with the written approval of the Surviving Corporation thereafter, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive the Merger Consideration, without interest, as if he or she had not demanded appraisal of his or her shares of Class A Common Stock. However, no appraisal proceeding pending in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

     FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

     The foregoing is a summary of certain of the provisions of Section 262 of the DGCL. Reference should be made to the full text of such Section, a copy of which is attached hereto as Annex III.

LITIGATION

     On October 27, 1998, two putative class actions entitled Crandon Capital Partners v. Sharif M. Bayyari, et al., Civil Action No. 16734 (the "Crandon Action"), and Gold Plate Holdings, Inc. v. Sharif M. Bayyari, et al., Civil Action No. 16735 (the "Gold Plate Action"), were filed in the Court of Chancery of the State of Delaware in and for New Castle County in connection with the announcement by BankAmerica and the Company on October 22, 1998 (the "Announcement") that BankAmerica was offering to acquire through merger each outstanding share of Class A Common Stock for $15.50 per share, in cash (the "Proposal"). A third putative class action, entitled Value Holdings, L.P. v. Sharif M. Bayyari, et al., Civil Action No. 16755NC (the "Value Holdings Action"), was filed on October 29, 1998 in the Court of Chancery of the State of Delaware in and for New Castle County.

     The Crandon, Gold Plate and Value Holdings Actions, collectively referred to herein as the "Stockholders' Litigation", by order of the court dated December 29, 1998, were consolidated into the lawsuit (the "Lawsuit") entitled In re BA Merchant Services, Inc. Shareholders' Litigation, Civil Action No. 16734. Those lawsuits challenge the terms of the Proposal and name as defendants Sharif M. Bayyari, Barbara J. Desoer, Donald R. Dixon, William E. Fisher, James
G. Jones, Hatim A. Tyabji, the Company and BankAmerica. H. Eugene Lockhart was originally named as a defendant but was dismissed by order of the court dated December 29, 1998. The Lawsuit alleges that the named defendants breached their fiduciary duties to the public stockholders of the Company and that BankAmerica, through its control of the Company and by taking advantage of the purportedly depressed state of the market, acted unfairly towards such public stockholders in making the Proposal which in turn was alleged to represent unfair and inadequate consideration tendered for the shares of Class A Common Stock. All defendants deny those allegations.

     The Lawsuit seeks to have the Merger enjoined or, if it is consummated, to have it rescinded and to recover unspecified damages, fees and expenses. Co-lead counsel have been designated by the plaintiffs.

     On December 22, 1998, counsel to BankAmerica, the Company and the other defendants entered into a Memorandum of Understanding with lead counsel for the plaintiffs in such actions for the settlement thereof. The Memorandum of Understanding provides for a full and complete settlement of the Lawsuit. Plaintiffs' counsel and their clients in the Lawsuit have agreed to the proposed settlement, based on the terms of the Merger Agreement after reviewing the matter with a financial services consultant retained by plaintiffs' counsel in connection with the litigation and conferring with counsel to BankAmerica regarding the consideration being offered for the shares of Class A Common Stock. The proposed settlement contemplated by the Memorandum of Understanding was subject to certain additional discovery by plaintiffs' counsel and approval by the court. Following such confirmatory discovery, on February 9, 1999, BankAmerica, the Company and the other defendants entered into a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation") with counsel to the plaintiffs in such cases for the settlement thereof. The Stipulation provides, among other things, that (i) the parties agree that the increased cash consideration of $20.50 per share of Class A Common Stock constitutes fair, adequate and reasonable consideration for such shares and for the settlement of all claims which were raised or could have been raised by plaintiffs in the Stockholders' Litigation and that BankAmerica took into account the desirability of satisfactorily addressing the claims asserted in the Lawsuit in agreeing to the increased consideration to be paid for the shares of Class A Common Stock and that the pendency of the Lawsuit and communications with plaintiffs' counsel were contributive and influential factors in connection with the enhanced terms of the Merger; (ii) the

Stipulation provides for the dismissal of all claims with prejudice and without cost to any party, except as provided in the Stipulation, and also provides for class certification of a class consisting of all holders of shares of Class A Common Stock on any day during the period from October 22, 1998 through and including the closing of the Merger; (iii) the Stipulation provides that all defendants have denied, and continue to deny, that they have committed any violation of law; (iv) plaintiffs will provide for releases of claims against all defendants; (v) the parties will present the settlement to the court for hearing and approval as soon as practicable and, following appropriate notice to members of the class, will use their best efforts to obtain final court approval of the settlement and the release and dismissal of the actions with prejudice against the plaintiffs and the class; (vi) the Merger may be consummated prior to final court approval of the settlement; (vii) subject to obtaining final court approval of the proposed settlement and final dismissal with prejudice of the Lawsuit, defendants will not oppose an application by plaintiffs' counsel in the Lawsuit, acting through lead counsel, for an award of attorneys' fees not to exceed $1.1 million and an award of actual documented expenses not to exceed $50,000, which amounts are to be reviewed and approved by the court for reasonableness; and (viii) the Stipulation will be terminated if, among other reasons, the Merger Agreement is terminated or if the Merger is not consummated. The Stipulation also provides that any claim for appraisal rights pursuant to the DGCL Section 262 shall not be released. See "-- Appraisal Rights."

     Confirmatory discovery took place on January 27 and 28, 1999. On February 16, 1999, as of the close of business on October 22, 1998, a Notice of Pendency of Class Action, Temporary and Proposed Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the "Notice of Hearing") was mailed to all recordholders of the Company's Class A Common Stock, and on February 18, 1999, such notice was mailed to each new owner who became such between the close of business on October 23, 1998, and the close of business on February 17, 1999.


     A hearing to consider approval of the settlement and the attorneys' fee request of plaintiffs' counsel was held on March 18, 1999 (the "Settlement Hearing"). At the Settlement Hearing, an Order and Final Judgment was entered, wherein it is provided, in accordance with the Stipulation, that the Lawsuit is dismissed with prejudice. Fees and expenses were awarded to the Plaintiffs' counsel in the amount of $1,100,000 and $34,878.25, respectively. The effective date of the settlement provided by the Stipulation will occur five days after the later of (i) the consummation of the Merger (which will occur after the Special Meeting of Stockholders, scheduled for April 27, 1999) and (ii) the Order and Final Judgment of March 18, 1999 becoming final, which, in the absence of appeal, will occur on April 19, 1999.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected financial information included in the table below for each of the five years in the period ended December 31, 1997 has been derived from and is qualified in its entirety by the audited financial statements of the Company including those incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, available as described above under "Incorporation of Certain Documents by Reference." The selected financial data presented below for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998 and 1997 has been derived from and should be read in conjunction with the unaudited interim financial statements of the Company included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 1998, incorporated herein by reference. In the opinion of the Company, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods.


                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,(1)                SEPTEMBER 30,
                                      -----------------------------------------------   -----------------
                                       1997      1996      1995      1994      1993      1998      1997
                                      -------   -------   -------   -------   -------   -------   -------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net Revenue.........................  $ 161.0   $ 138.8   $ 119.9   $ 106.2   $  88.9   $ 135.8   $ 116.0
                                      -------   -------   -------   -------   -------   -------   -------
OPERATING EXPENSE:
  Salaries and employee benefits....     34.7      27.9      24.1      21.6      19.0      30.0      25.2
  Data processing and
     communications.................     34.4      29.5      28.4      25.0      27.9      29.8      24.3
  General and administrative........     24.8      20.7      20.8      18.5      17.3      19.3      18.3
  Depreciation......................     10.6       9.1       6.6       4.6       3.7      11.4       7.9
  Employee stock exchange (2).......       --       2.4        --        --        --        --        --
  Amortization of intangibles.......      0.8       1.1       1.2       1.3       1.5       1.5       0.3
                                      -------   -------   -------   -------   -------   -------   -------
  Total operating expense...........    105.3      90.7      81.1      71.0      69.4      91.9      76.1
                                      -------   -------   -------   -------   -------   -------   -------
Income from operations..............     55.7      48.1      38.8      35.2      19.5      43.9      40.0
Net interest income (expense).......      7.7      (1.5)     (0.8)       --        --       5.4       5.8
                                      -------   -------   -------   -------   -------   -------   -------
  Income before income taxes........     63.4      46.6      38.0      35.2      19.5      49.3      45.8
Provision for income taxes..........     26.0      19.2      15.7      14.5       8.0      20.2      18.9
                                      -------   -------   -------   -------   -------   -------   -------
     Net income.....................  $  37.4   $  27.4   $  22.3   $  20.7   $  11.5   $  29.1   $  26.9
                                      =======   =======   =======   =======   =======   =======   =======
Basic and diluted earnings per
  common share (3)..................  $  0.77   $  0.56       N/A       N/A       N/A   $  0.60   $  0.55
                                      =======   =======   =======   =======   =======   =======   =======
Pro forma basic and diluted earnings
  per common share(4)...............      N/A       N/A   $   .46   $   .43   $   .25       N/A       N/A
                                      =======   =======   =======   =======   =======   =======   =======
Pro forma basic and diluted earnings
  per common share, as adjusted
  (3)(5)............................      N/A   $   .69   $   .57   $   .51       N/A       N/A       N/A
                                      =======   =======   =======   =======   =======   =======   =======
BALANCE SHEET DATA (AT PERIOD END):
Total assets........................  $ 332.1   $ 318.3   $ 150.1   $ 125.9   $  90.1   $ 354.3   $ 323.7
Total liabilities...................     40.8      38.3      27.3      27.4      19.1      33.7      43.2
BankAmerica's equity interest (6)...       --      27.9     122.8      98.5      71.0        --        --
Stockholders' equity................    291.3     252.1       N/A       N/A       N/A     320.6     280.5
OTHER DATA:
Total transactions processed........    531.2     386.2     322.2     251.6     201.8     508.3     370.6
Total sales volume processed........  $33,900   $26,430   $21,241   $16,979   $14,503   $29,844   $24,103
Book value per common share.........  $  5.99   $  5.76       N/A       N/A       N/A   $  6.59   $  5.77


------------------------------
(1) All data presented for the years ended December 31, 1997, 1996, 1995 and 1994 include the historical results of the Asia Acquisitions. The acquisition of these entities has been accounted for as a reorganization of entities under common control. Prior to January 1, 1994, the Asian operations were fully integrated with the operations of BankAmerica in each of the respective countries. Certain amounts have been reclassified to conform with the current year presentation. Amounts reflected in this table may not foot due to rounding.
(2) On December 31, 1996, certain employees of the Company elected to exchange their employee stock options and restricted stock from BankAmerica for options and restricted stock of the Company. This employee stock exchange resulted in a one-time expense of $2.4 million.

(3) Basic and diluted earnings per common share for the year ended 1996 has been calculated as if the initial offerings of Class A Common Stock had been completed on January 1, 1993, and 48.5 million shares (32.4 million shares of Class B Common Stock and 16.1 million shares of Class A Common Stock) had been outstanding for all periods presented.

(4) Pro forma diluted earnings per common share for all periods presented has been calculated as if the initial offerings of Class A Common Stock had been completed on January 1, 1993, and 48.5 million shares (32.4 million shares of Class B Common Stock and 16.1 million shares of Class A Common Stock) had been outstanding for all periods presented.
(5) Pro forma earnings per share, as adjusted, assumes that the proceeds from the initial offerings were available from January 1, 1994 and were invested in short-term investments, and excludes the one-time expense related to the employee stock exchange ($2.4 million) and interest expense of $492,000 from the 1996 results.

(6) BankAmerica's equity interest represents cumulative historical net income of the Company adjusted for net cash transfers to and from BankAmerica. On December 3, 1996, BankAmerica exchanged its equity interest in the domestic operations of the Company for 30.2 million shares of Class B Common Stock. During the second and third quarters of 1997, BankAmerica exchanged its equity interest in certain Asian operations of the Company for 2.2 million shares of Class B Common Stock which management estimates had an approximate aggregate fair value of $41.8 million based upon the market values at the dates of issuance of the Class A Common Stock. For additional information, see "Certain Transactions and Relationships Between BankAmerica and the Company -- General."

             CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS
               OF BANKAMERICA, ACQUISITION CORP. AND THE COMPANY

BACKGROUND OF NAMED PERSONS

     The Company, BankAmerica and Acquisition Corp. have jointly filed a Rule 13e-3 Transaction Statement with the Commission with respect to the Merger. The principal executive offices of BankAmerica, Acquisition Corp. and the Company are set forth in this Proxy Statement under the caption "Summary -- The Parties; The Meeting." BankAmerica, Acquisition Corp. and the Company are all Delaware corporations.

     Set forth on Annex IV hereto for each controlling person, director and executive officer of BankAmerica, Acquisition Corp. and the Company (collectively, the "Named Persons") is such person's: (i) name; (ii) business address; (iii) present principal occupation or employment; and (iv) material occupation, positions, offices and employments during the past five years, if such person is an individual, and the name and address of the organizations in which such individual conducted such material occupations, positions, offices and employments. All of the named persons are United States citizens.

     During the past five years neither the Company, BankAmerica, Acquisition Corp. nor any Named Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws.

     All information in the Proxy Statement concerning the Named Persons and any affiliates and associates referred to herein is to the best knowledge of the Company.

PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS

     Except as described in this Proxy Statement, since January 1, 1997, neither BankAmerica, Acquisition Corp. nor any Named Person has had any contacts, negotiations or transactions with the Company concerning any acquisition, acquisition of securities, consolidation, election of directors, merger, tender offer or sale or other transfer of a material amount of assets.

PLANS OR PROPOSALS

     Except as described in this Proxy Statement, neither the Company, BankAmerica, Acquisition Corp. nor any Named Person has any plan or proposal concerning any extraordinary corporate transaction involving the Company, any sale or transfer of a material amount of the Company's assets, any change in the Board of Directors or management, any material change in the Company's present dividend rate or the Company's present policy on indebtedness or capitalization, or any other change in the Company's corporate structure or business.

INTEREST IN THE COMPANY'S SECURITIES

     Except as described in this Proxy Statement, neither the Company, BankAmerica, Acquisition Corp., any pension, profit sharing or similar plan of the Company, BankAmerica or Acquisition Corp., any Named Person, nor any associate or majority owned subsidiary of the Company, BankAmerica or Acquisition Corp., beneficially owns any shares of the Common Stock or has engaged in any transaction involving shares of Common Stock during the past 60 days.

CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS CONCERNING THE COMPANY'S SECURITIES

     Except as described in this Proxy Statement, neither the Company, BankAmerica, Acquisition Corp. nor any Named Person has any arrangement, contract, relationship or understanding with any person with respect to any security of the Company, including any arrangement, contract, relationship or understanding concerning the transfer or the voting of any security of the Company, any joint venture, any loan or option arrangement, any put or call, any guarantee of a loan, any guarantee against loss, or any giving or withholding of any authorization, consent or proxy.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS
                      BETWEEN BANKAMERICA AND THE COMPANY

GENERAL


     The Company was incorporated in October 1996 to combine the domestic merchant processing businesses of subsidiaries of BAC. BAC's subsidiaries transferred these merchant processing businesses in December 1996 in exchange for an aggregate of 30,200,000 shares of Class B Common Stock. In 1997, the Company acquired the Asian merchant processing businesses of the Bank. On June 2, 1997, the Company acquired the Bank's merchant processing business in Thailand in consideration for 150,000 shares of Class B Common Stock. On July 1, 1997, the Company acquired the Bank's merchant processing business in the Philippines in consideration for 550,000 shares of Class B Common Stock. On September 30, 1997, the Company acquired the Bank's merchant processing business in Taiwan and merchant processing administrative office in Hong Kong in consideration for 1,500,000 shares of Class B Common Stock. The consideration paid (consisting of such shares of the Class B Common Stock, which management estimates had an aggregate fair value of $41.8 million based upon the market values at the dates of issuance of the Class A Common Stock) and other terms of the transactions pursuant to which the Company acquired the Bank's merchant processing businesses in Thailand, the Philippines and Taiwan were approved as to their fairness to the Company by the directors of the Company who were not affiliated with BAC. On October 31, 1998, the Company closed its merchant processing operations in Thailand.


     BankAmerica holds no shares of Class A Common Stock and 32,400,000 shares of Class B Common Stock (100% of the outstanding Class B Common Stock), representing in the aggregate approximately 66.6% of the total number of outstanding shares of Common Stock. Since shares of Class B Common Stock are entitled to ten votes per share, and shares of Class A Common Stock are entitled to one vote per share, BankAmerica controls approximately 95.2% of the combined voting power of the Common Stock. Such ownership also permits BankAmerica, either as the holder of Class B Common Stock or in some cases upon the conversion of such stock into Class A Common Stock, to effect amendments to the Company's Certificate of Incorporation, a merger, sale of assets, "going private" or other corporate transactions without the approval of present holders of Class A Common Stock. Four of the directors of the Company are employees or former employees of BankAmerica. Three directors of the Company are not affiliated with BankAmerica or the Company (other than in their capacity as directors).

     The Company has engaged, and continues to engage, in certain transactions with BankAmerica and its subsidiaries. Management believes that there would not have been any material change in aggregate historical revenues or expenses of the Company had the transactions been between unrelated parties or had the Company been operating other than as a division of a subsidiary of BankAmerica.

INTERCOMPANY AGREEMENTS AND ARRANGEMENTS

     The Company and the Bank engage in various intercompany transactions and arrangements, including the provision by the Bank of various services to the Company. Such services are provided pursuant to certain intercompany agreements which provide, among other things, for the grant to the Company of a license to use the Bank name and certain trademarks and servicemarks in connection with the Company's business. The intercompany agreements also provide for the Bank to perform for the Company certain product distribution services, processing services, marketing services, system support services, association and network sponsorship and representation in the Visa and MasterCard associations, telecommunications services, tax and treasury services, regulatory, compliance, accounting and audit services, and other miscellaneous support and administrative services. The Company and the Bank also have entered into agreements concerning registration rights, the allocation of tax liabilities and the leasing of certain facilities by the Company from the Bank. In general, the intercompany agreements have a term of five years from December 1996 and may be terminated by the Bank if it beneficially owns shares representing less than a majority of the voting power of the outstanding common stock of the Company.

     The above-described intercompany agreements and the Non-Competition and Corporate Opportunities Allocation Agreement (described below) were entered into at a time when the Company was still wholly owned by the Bank, and therefore they were not the result of arm's length negotiations between the parties, and the Company was not represented in connection therewith by separate counsel.

     The Bank and the Company have also entered into a Non-Competition and Corporate Opportunities Allocation Agreement pursuant to which the Bank will not compete with the Company for a period of five years from December 1996, with respect to payment processing for merchants to the extent that such payments arise in the use of credit, charge or debit cards for the purchase of goods and services and are authorized through an electronic medium originating at the point of sale in the United States and in Taiwan, Thailand and the Philippines.

PAYMENT FOR SERVICES

     Fees paid for the services provided to the Company or its predecessors by BankAmerica as described above in "-- Intercompany Agreements and Arrangements" were approximately $8.2 million, $10.9 million and $7.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. As part of the intercompany arrangements, the Company (or its predecessor) paid BankAmerica total rental expense of $2.2 million, $2.2 million and $2.6 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company leases its facilities from BankAmerica under a five-year lease agreement which can be canceled with six months notice. In addition, the Company (or its predecessor) paid BankAmerica $14.7 million, $15.9 million and $3.9 million for the years ended December 31, 1995, 1996 and 1997, respectively, under tax allocation arrangements. The Company believes that the cost of services provided under the intercompany arrangements is not materially different from the costs that would have been incurred if the Company was unaffiliated with BankAmerica.

                   HISTORICAL MARKET PRICE AND DIVIDEND DATA


     Shares of Class A Common Stock are listed for trading on the NYSE under the symbol "BPI." The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Class A Common Stock as quoted on the NYSE. As of the Record Date, the Company had 44 holders of record of Class A Common Stock. The closing market price for Class A Common Stock on October 22, 1998, the last trading day prior to the announcement of the proposed Merger, was $13.625. On March 24, 1999, the latest practicable trading day prior to the date of this Proxy Statement, the closing market price for Class A Common Stock was
$     . At the Effective Time, the shares of Class A Common Stock will cease to be traded on the NYSE.


     The Company has never paid any cash dividends on Class A Common Stock.

                                                               HIGH     LOW
                                                              ------   ------
DECEMBER 19, TO DECEMBER 31, 1996...........................  $18.25   $16.38
YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................   17.75    12.75
  Second Quarter............................................   19.50    12.00
  Third Quarter.............................................   22.25    17.13
  Fourth Quarter............................................   19.50    14.13
YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................   21.75    16.00
  Second Quarter............................................   20.63    14.31
  Third Quarter.............................................   21.63    11.81
  Fourth Quarter............................................   20.13    10.16

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table indicates the name, address and stock ownership of the only persons or groups of persons known by the Company to own more than five percent of the outstanding shares of either Class A Common Stock or Class B Common Stock as of March 26, 1999:



                                                                              SHARES OF
                                                                             COMMON STOCK
                                               NAME AND ADDRESS OF           BENEFICIALLY     PERCENT OF
CLASS OF COMMON STOCK                            BENEFICIAL OWNER               OWNED          CLASS(1)
---------------------                          -------------------           ------------     ----------
Class A Common Stock                   William Blair & Company, L.L.C.(2)      2,671,786(3)      16.44%
Class A Common Stock                   FMR Corp.(4)                            1,178,000(5)       7.25%
Class A Common Stock                   Friess Associates, Inc.(6)              1,144,000(7)       7.04%
Class A Common Stock                   Gabelli Funds, Inc., Gabelli Funds,     2,391,500(9)      14.72%
                                       LLC, GAMCO Investors, Inc., Gabelli
                                       Associates Fund, Gabelli Associates
                                       Limited, Gabelli International
                                       Limited, Gabelli Fund, LDC, Gabelli
                                       Foundation, Inc., Gabelli Asset
                                       Management Inc., Marc J. Gabelli,
                                       Mario J. Gabelli(8)
Class A Common Stock                   Milton Arbitrage Partners,                819,600(11)      5.04%
                                       L.L.C.(10)
Class B Common Stock(12)               Bank of America National Trust         32,400,000(14)    100.00%
                                       and Savings Association(13)


------------------------------

 (1) Calculated based on the number of shares of Class A Common Stock issued and outstanding on the Record Date.

 (2) The address of the principal place of business of William Blair & Co., L.L.C. is 222 W. Adams St., Chicago, Illinois 60606.

 (3) According to an amendment to Schedule 13G filed with the Commission on March 17, 1999, William Blair & Company, L.L.C. has sole power to vote (or direct the vote) of 962,100 shares of Class A Common Stock and sole power to dispose (or direct the disposition of) 2,671,786 shares of Class A Common Stock.

 (4) The address of the principal place of business of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
 (5) According to an amendment to Schedule 13G filed February 11, 1999, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor to various mutual funds, is the beneficial owner of 1,178,200 shares of Class A Common Stock. FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp., through their control of Fidelity Management & Research Company, have sole power to dispose (or direct the disposition) of 1,178,200 shares of Class A Common Stock. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote (or to direct the voting) of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees.
 (6) The address of the principal place of business of Friess Associates, Inc. is 115 E. Snow King, Jackson, Wyoming 83001.
 (7) According to a Schedule 13G filed March 20, 1998, Friess Associates, Inc. has sole power to vote (or to direct the vote) and sole power to dispose (or to direct the disposition) of 1,144,000 shares of Class A Common Stock.

 (8) The address of the principal place of business of Gabelli Funds, Inc., Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Associates Fund, Gabelli Asset Management Inc., Marc J. Gabelli and Mario J. Gabelli is One Corporate Center, Rye, New York 10580-1434; the address of the principal place of business of Gabelli Associates Limited and Gabelli International Limited is c/o MeesPierson (Cayman) Limited, British American Centre, Dr. Roy's Drive-Phase 3, George Town, Grand Cayman, British West Indies; the address of the principal place of business of Gabelli Fund, LDC is c/o Tremont

     (Bermuda) Limited, Tremont House, 4 Park Road, Hamilton HM II, Bermuda; and the principal place of business of Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, Nevada 89501.

 (9) According to an amendment to Schedule 13D filed with the Commission on March 23, 1999, Gabelli Funds, LLC, a wholly-owned subsidiary of Gabelli Asset Management Inc. and an investment adviser, is the beneficial owner of 985,800 shares of Class A Common Stock; GAMCO Investors, Inc., a wholly owned subsidiary of Gabelli Funds, Inc. and an investment adviser, is the beneficial owner of 926,200 shares of Class A Common Stock; Gabelli Associates Fund, a limited partnership, the general partners of which are Gabelli Securities, Inc. and Mario J. Gabelli, is the beneficial owner of 347,000 shares of Class A Common Stock; Gabelli Fund, LDC, is the beneficial owner of 2,500 shares of Class A Common Stock; Gabelli International Limited is the beneficial owner of 50,000 shares of Class A Common Stock; Gabelli Associates Limited is the beneficial owner of 50,000 shares of Class A Common Stock; Gabelli Foundation, Inc. is the beneficial owner of 30,000 shares of Class A Common Stock; and Marc J. Gabelli and Mario J. Gabelli are the beneficial owners of no shares of Class A Common Stock. Mario J. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons other than Marc
     J. Gabelli. Gabelli Funds, Inc., the parent company of Gabelli Asset Management Inc., and Gabelli Asset Management Inc., a parent company for a variety of companies engaged in the securities business, are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons other than Mario J. Gabelli and Marc J. Gabelli. According to such Schedule 13D, each of the foregoing persons has the sole power to vote and sole power to dispose or direct the disposition of the shares reported for it, with certain exceptions stated in the Schedule 13D.

(10) The address of the principal place of business of Milton Arbitrage Partners, L.L.C. is 165 Mason Street, Greenwich, Connecticut 06830.
(11) According to a Schedule 13G filed February 9, 1999, Milton Arbitrage Partners, L.L.C. and its affiliate Milton Partners, L.P. have sole power to vote (or direct the vote) and sole power to dispose (or direct the disposition) of 819,600 shares of Class A Common Stock.
(12) The Class B Common Stock is convertible, upon the occurrence of certain events set forth in the Company's Amended and Restated Certificate of Incorporation, into Class A Common Stock. The Class B Common Stock represents approximately 66.6% of the outstanding Common Stock of the Company and 95.2% of the combined voting power of the Company's outstanding Common Stock.
(13) The address of the principal place of business of Bank of America National Trust and Savings Association is 555 California Street, San Francisco, California 94104 and of BankAmerica is 100 North Tryon Street, Charlotte, North Carolina 28255.
(14) According to an amendment to Schedule 13D filed with the Commission on December 23, 1998, Bank of America National Trust and Savings Association and BankAmerica Corporation have shared power to vote (or to direct the vote) and shared power to dispose (or to direct the disposition) of 32,400,000 shares of Class B Common Stock.

     The following table sets forth, as of March 26, 1999, the ownership of shares of the Class A Common Stock by each director and certain executive officers of the Company, and of all directors and executive officers of the Company as a group. Except as otherwise noted, each director and executive officer had sole voting and investment power with respect to the shares held by such director or executive officer. Sharif M. Bayyari and James H. Williams each have beneficial ownership of approximately 1.38% and 1.22%, respectively, of the Class A Common Stock issued and outstanding. Except for Mr. Bayyari and Mr. Williams, each individual owns less than one percent of the Company's Class A Common Stock issued and outstanding.



                                                                 ADDITIONAL
                                                  TOTAL            OPTIONS
                                               BENEFICIALLY    VESTING AT THE     RESTRICTED
           NAME             DIRECT   OPTIONS     OWNED(1)     EFFECTIVE TIME(2)   SHARES(3)     TOTAL
           ----             ------   -------   ------------   -----------------   ----------   -------
Sharif M. Bayyari.........   1,674   225,077     226,751            59,386          25,698     311,835
Christopher A. Callero....      --        --          --                --              --          --
Barbara J. Desoer.........      --        --          --                --              --          --
Donald R. Dixon...........   6,450    14,324      20,774                --              --      20,774
William E. Fisher.........   6,450    14,324      20,774                --              --      20,774
James G. Jones............      --        --          --                --              --          --
Hatim A. Tyabji...........      --     6,943       6,943                --              --       6,943
James H. Williams.........   2,000   198,117     200,117            44,939          21,000     266,056
Le Tran-Thi...............      --    34,534      34,534            20,842          12,000      67,376
Michael J. Sanders........      --    27,150      27,150            19,304          12,000      58,454
James M. Aviles...........      --    34,752      34,752            22,380          12,000      69,132
All directors and
  executive officers as a
  group (11 persons)......  16,574   555,221     571,795           166,851          82,698     821,344


------------------------------


(1) All shares which the identified person or persons have the right to acquire by exercise of options or vesting of restricted stock within sixty days of March 26, 1999 are deemed to be beneficially owned.


(2) Upon the Effective Time, each outstanding Company Option shall be canceled in exchange for a cash payment equal to the excess, if any, of the Merger Consideration per share over the exercise price per share of such Company Option. See "The Merger -- Treatment of Options and Other Company Stock-Based Awards."

(3) Each Restricted Share shall, immediately prior to the Effective Time, be canceled and converted into, and become the right to receive, the Merger Consideration. See "The Merger -- Treatment of Options and Other Company Stock-Based Awards."


     As of March 26, 1999, the directors and executive officers of the Company as a group beneficially owned (including certain family holdings) 571,795 shares of the Class A Common Stock, constituting approximately 3.40% of the Class A Common Stock issued and outstanding and less than one percent of the combined voting power of the outstanding Common Stock.



     The executive officers and directors of the Company (including the members of the Special Committee) hold options to purchase an aggregate of 722,072 shares of Class A Common Stock at a weighted average exercise price of $13.63 per share. The members of the Special Committee hold options to purchase an aggregate of 35,591 shares of Class A Common Stock. The executive officers and directors of the Company hold an aggregate of 82,698 Restricted Shares. No Restricted Shares are held by members of the Special Committee. All of these Restricted Shares and 166,851 of the Company Options are affected by the accelerated vesting provisions of the Merger Agreement.

                               FEES AND EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and solely and directly related to the transactions contemplated thereby will be paid by the party that incurred such costs and expenses. However, the printing and mailing costs associated with this Proxy Statement and the Schedule 13E-3 will be paid by BankAmerica. If the Merger Agreement shall have been terminated as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such breaching party will pay the costs and expenses incurred by the other parties in connection with this Merger Agreement.

     The Company estimates that the fees and expenses to be borne by the Company in connection with the Merger will be as set forth below.


Filing Fees.................................................  $   67,847
Investment Banking Fees and Expenses........................   2,768,000
Legal Fees and Expenses.....................................   1,383,000
Exchange Agent Fees and Expenses............................      10,000
Miscellaneous...............................................     185,000
                                                              ----------
          Total.............................................  $4,413,847
                                                              ==========


     The Company will reimburse banks, custodians, fiduciaries, nominees, securities dealers, trust companies and other persons for their reasonable expenses in forwarding this Proxy Statement to the Company's stockholders. The Company will also reimburse such persons for their reasonable expenses in forwarding to the beneficial owners of the Class A Common Stock the letter of transmittal and the instructions thereto that the Exchange Agent will send to the stockholders of Class A Common Stock following consummation of the Merger. The Company has also agreed to indemnify the Exchange Agent against certain liabilities and expenses in connection with the Merger.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP serves as the Company's independent public accountants. A representative of Ernst & Young LLP will be at the Meeting to answer questions, as appropriate, by stockholders and will have the opportunity to make a statement if so desired.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matter to be acted upon at the Meeting. However, if other matters are properly brought before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment, unless such authority is withheld.

     The above notice and Proxy Statement are sent by order of the Board of Directors.

                                          --------------------------------------
                                                     Edward J. Stark
                                                        Secretary


Dated: March 26, 1999

                                   EXHIBIT A

                    CERTAIN PROJECTED FINANCIAL INFORMATION

BA MERCHANT SERVICES                ACTUAL       FORECAST      PROFORMA      PROFORMA      PROFORMA
($000S)                              1997          1998          1999          2000          2001
--------------------              -----------   -----------   -----------   -----------   -----------
Net Revenue.....................  $   161,000   $   186,600   $   221,300   $   262,700   $   311,700
Operating expense:
  Data processing and
     communications.............       34,438        39,100        41,645        49,339        58,407
  Salaries and employee
     benefits...................       34,657        41,500        47,578        56,094        66,379
  General and administrative....       21,817        24,000        24,792        27,271        29,998
  Occupancy.....................        2,984         2,400         3,730         4,500         4,700
  Depreciation..................       10,592        14,600        16,756        19,269        22,160
  Amortization of intangibles...          801         1,800         3,252         3,252         3,252
          Total operating
            expense.............      105,289       123,400       137,753       159,726       184,896
Income from operations..........       55,711        63,200        83,547       102,974       126,804
Operating margin................         34.8%         33.9%         37.8%         39.2%         40.7%
Net interest income.............  $     7,700   $     7,700   $     7,496   $     7,600   $     7,700
  Income before income taxes....       63,411        70,900        91,043       110,574       134,504
Provision for income taxes......       25,999        29,069        37,328        45,336        55,147
  Net Income....................       37,412        41,831        53,715        65,239        79,357
EPS.............................         0.77          0.86          1.10          1.33          1.62
Credit Card Sales...............   30,752,910    37,416,216    44,294,284    53,540,754    64,860,190
Debit Card Sales................    3,296,189     3,823,000     4,200,000     4,830,000     5,554,500
                                  -----------   -----------   -----------   -----------   -----------
          Total Sales
            ($000's)............  $34,049,099   $41,239,216   $48,494,284   $58,370,754   $70,414,690
Credit Card Transactions........      421,167       546,336       661,421       805,664       985,380
Debit Card Transactions.........      110,660       157,000       175,000       201,250       231,438
                                  -----------   -----------   -----------   -----------   -----------
          Total Transactions
            (000's).............      531,827       703,336       836,421     1,006,914     1,216,817
Operating expense per item:
  Data processing and
     communications.............  $     0.065   $     0.056   $     0.050   $     0.049   $     0.048
  Salaries and employee
     benefits...................        0.065         0.059         0.057         0.056         0.055
  General and administrative....        0.041         0.034         0.030         0.027         0.025
  Occupancy.....................        0.006         0.003         0.004         0.004         0.004
  Depreciation..................        0.020         0.021         0.020         0.019         0.018
  Amortization of intangibles...        0.002         0.003         0.004         0.003         0.003
          Total operating
            expense per item....  $     0.198   $     0.175   $     0.165   $     0.159   $     0.152

     See "Special Factors -- Certain Projected Financial Information" for a discussion of this Exhibit. Amounts reflected in this Exhibit may not foot due to rounding.

     The projected financial information is based on numerous estimates and assumptions that are inherently subject to significant business, economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. The projected financial information assumes an economic environment similar to that experienced during 1998. Assumptions concerning portfolio revenue degradation resulting from competitive pricing pressures and from loss of existing merchants reflect a continuation of trends experienced in the recent past. Projected sales and revenue growth assumes continued growth in the Company's sales force as well as increased merchant prospect referrals as a result of the merger of BankAmerica and NationsBank. The projected financial information excludes costs associated with the proposed plan of merger and assumes ongoing operating expense benefits from a reduced reliance on third-party transaction processors in 1999 and beyond.

BA MERCHANT SERVICES
Net Revenue ($mm)

                                                  ACTUAL   FORECAST   PROFORMA   PROFORMA   PROFORMA
                                                   1997      1998       1999       2000       2001
                                                  ------   --------   --------   --------   --------
Portfolio.......................................  $127.3    $125.1     $123.9     $123.3     $123.1
Reversals/Closed Accounts.......................    (1.1)     (2.0)      (1.8)      (1.8)      (1.8)
Re-Pricing......................................                                     1.5        2.5
New Business 1997...............................    14.3      22.8       22.0       21.5       21.0
New Business 1998...............................      --      15.6       25.4       25.0       24.5
New Business 1999...............................      --        --       17.4       28.4       27.9
New Business 2000...............................      --        --         --       20.4       33.2
New Business 2001...............................      --        --         --         --       23.4
NaBANCO.........................................     2.1       7.7        7.3        6.9        6.6
NationsBank 1999................................      --        --        2.5        4.0        3.8
NationsBank 2000................................                                     5.0        8.0
NationsBank 2001................................                                                7.5
Asia............................................    11.6       8.7       10.1       11.6       13.3
Other...........................................     6.8       8.9       14.5       16.9       18.7
                                                  ------    ------     ------     ------     ------
          Totals................................  $161.0    $186.6     $221.3     $262.7     $311.7
Variance to previous year.......................            $ 25.6     $ 34.7     $ 41.4     $ 49.0
Variance %......................................                16%        19%        19%        19%
Revenue Spread..................................              0.45%      0.45%      0.45%      0.44%
Revenue per Transaction.........................            $0.265     $0.265     $0.261     $0.256

See "Special Factors -- Certain Projected Financial Information" for a discussion of this Exhibit. Amounts reflected in this Exhibit may not foot due to rounding.

                                    ANNEX I

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of December 22, 1998 among BankAmerica Corporation, a Delaware corporation ("Parent"), BAMS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Corp."), and BA Merchant Services, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, on the date of this Merger Agreement, Parent has represented to the Company that it is directly or indirectly the beneficial owner of 32,400,000 shares of Class B common stock, par value $.01 per share ("Class B Common Stock"), of the Company (collectively, the "Control Shares");

     WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), the Board of Directors of Parent and the Board of Directors of Acquisition Corp. deem it advisable and in the best interests of their respective stockholders to consummate, and have unanimously adopted resolutions approving, the merger of Acquisition Corp. with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger");

     WHEREAS, Parent has adopted this Merger Agreement and approved the Merger as the sole stockholder of Acquisition Corp.; and

     WHEREAS, the Board of Directors of the Company has directed that this Merger Agreement be submitted to a vote of its stockholders;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2), Acquisition Corp. shall be merged with and into the Company, with the Company continuing as the surviving corporation, and the separate existence of Acquisition Corp. shall cease. Acquisition Corp. and the Company are sometimes referred to as the "Constituent Corporations" and the Company is sometimes referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 251 of the Delaware General Corporation Law (the "DGCL").

     SECTION 1.2 Effective Time of the Merger. Subject to the provisions of this Merger Agreement, at the Closing (as defined in Section 1.3) a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and verified by the Company and immediately thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the "Effective Time").

     SECTION 1.3 Closing. Promptly following the satisfaction or waiver of the conditions set forth in Article VII hereof and prior to the filing of the Certificate of Merger, a closing (the "Closing") will take place for the purpose of confirming the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California 94104, unless another place is agreed to by the parties. The date and time of the Closing is referred to as the "Closing Date."

     SECTION 1.4  Certificate of Incorporation; Bylaws.

     (a) The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall, at the Effective Time, be amended to read in its entirety as set forth in Exhibit A hereto.

     (b) Subject to Section 6.9, the Bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation, Section 6.9 and applicable laws.

     SECTION 1.5 Succession. At the Effective Time, the separate existence of Acquisition Corp. shall cease, and the Company shall become entitled to all the rights, privileges, powers and franchises of a public and private nature, and be subject to all the obligations, duties, restrictions and disabilities of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate vested, by deed or otherwise, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of Acquisition Corp. shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceedings pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. To the extent permitted by law, all corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Acquisition Corp., its stockholder, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Acquisition Corp. The employees and agents of Acquisition Corp. shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Acquisition Corp.

     SECTION 1.6  Directors and Officers of the Surviving Corporation.

     (a) The directors of the Company at the Effective Time shall be those individuals designated by Parent prior to the Closing Date, until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (c) (i) Parent may at any time change the method of effecting the transactions contemplated hereby if and to the extent that Parent deems such a change to be reasonably desirable; provided, however, that no such change shall
(A) alter or change the amount or kind of consideration to be received by the holders of the Class A Common Stock (as defined in Section 3.2) as provided for in this Merger Agreement or cause other adverse or potentially adverse consequences for any such stockholders or any Indemnified Persons (as defined in Section 6.9) or any holder of Company Options (as defined in Section 2.3) relative to the consequences provided for in this Merger Agreement; (B) cause a delay in the consummation of the transactions contemplated by this Merger Agreement or cause any decrease in the probability that the transactions contemplated hereby shall be consummated; or (C) take the form of an asset purchase agreement.

     (ii) To facilitate the Merger, the Company will execute such additional agreements and documents, including any amendment to this Merger Agreement required in order to effectuate any change provided for in subsection (i) of this Section 1.6(c), and take such other actions as Parent reasonably determines necessary or appropriate.

                                   ARTICLE II

           CONVERSION AND EXCHANGE OF SECURITIES; DISSENTERS' SHARES

     SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof: (a) each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and be converted into, and become the right to receive: (i) in the case of such shares other than Dissenting Shares (as defined in Section 2.4), a cash payment equal to $20.50 (the "Merger Consideration"), without interest; and (ii) in the case of Dissenting Shares, the consideration set forth in Section 2.4; (b) all of the Control Shares issued and outstanding immediately prior to the Effective Time shall in the aggregate be converted into, and become the right to receive, 100 shares of common stock of the Surviving Corporation; and (c) each share of capital stock of Acquisition Corp., issued and outstanding immediately prior to the Effective Time, shall be canceled and extinguished and no consideration shall be paid therefor.

     SECTION 2.2  Exchange of Certificates.

     (a) From and after the Effective Time, ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent") shall act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing shares of Class A Common Stock entitled to payment pursuant to Section 2.1(a)(i) (the "Certificates").

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in surrendering Certificates and receiving the Merger Consideration therefor. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be unconditionally entitled to receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Class A Common Stock formerly represented by such Certificate, and such Certificate shall be canceled. Until so surrendered, each such Certificate shall represent solely the right to receive, upon compliance with the conditions set forth in this subsection 2.2(b), an amount equal to the Merger Consideration multiplied by the number of shares of Class A Common Stock formerly represented by such Certificate. No interest shall be paid or accrue on the Merger Consideration payable upon the surrender of the Certificates. If any Merger Consideration is to be paid to a person (the "Payee") other than the person in whose name the Certificate surrendered in exchange therefor is registered (the "Record Holder"), such Certificate shall be accompanied by all documents required to evidence and effect the transfer of the rights represented by such Certificate from the Record Holder to the Payee, and it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to the Payee, or that such person shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, to the fullest extent permitted by law, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Class A Common Stock for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (c) Promptly following the date which is 360 days after the Effective Time, the Exchange Agent's duties shall terminate, and any funds deposited with the Exchange Agent that remain unclaimed by holders of Certificates shall be paid to the Surviving Corporation upon demand. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation along with the applicable letter of transmittal and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Class A Common Stock formerly represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock (as defined in Section 3.2). If, after the Effective Time, Certificates (other than Certificates relating to the Control Shares) are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the applicable Merger Consideration, as provided herein, subject to applicable law in the case of Dissenting Shares.

     SECTION 2.3 Options and Restricted Stock. (a) As soon as practicable following the date of this Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company's Long-Term Incentive Plan and Non-Employee Director Stock Plan (collectively, the "Stock Plans")) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding options issued under the Stock Plans ("Company Options") upon the Effective Time, in exchange for a cash payment of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share over (y) the exercise price per share of such Company Option, multiplied by (ii) the number of shares of Class A Common Stock subject to such Company Option for which such Company Option shall not theretofore have been exercised, whether or not then vested and exercisable. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to (A) obtain any consents from holders of Company Options, and (B) make any amendments to the terms of such options that are necessary to give effect to the transactions contemplated by this Section 2.3(a); provided, however, that the failure by the Company to obtain any such consents specified in the preceding clause (A) or to make any amendments specified in the preceding clause (B) or the failure of the Company's Board of Directors to take any action referred to in this Section 2.3 shall not give rise to a right of termination by Parent or Acquisition Corp. under any provision of this Merger Agreement or result in the failure of the condition set forth in Section 7.2(a) or any other condition to Parent's or Acquisition Corp.'s obligation to consummate the transactions contemplated by this Merger Agreement. Notwithstanding any other provision of this Section 2.3(a), payment may be withheld in respect of any Company Option until necessary consents are obtained.

     (b) Each outstanding share of unvested restricted Class A Common Stock issued pursuant to a Stock Plan (each, a "Restricted Share") shall, immediately prior to the Effective Time, be canceled and be converted into, and become the right to receive, the Merger Consideration in accordance with Section 2.1. Notwithstanding the foregoing, the amount otherwise payable to certain senior executive officers of the Company pursuant to this Section 2.3(b) shall be distributed to such officers on a deferred basis, payable to each such executive officer in accordance with such officer's originally scheduled release dates for the Restricted Shares and otherwise, including as to acceleration of vesting events, in accordance with the provisions of the BankAmerica Corporation Restricted Stock Retention Grant Program. Pending such distribution, such deferred amounts shall bear an agreed rate of return.

     (c) All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of taxes and, except as provided in Section 2.3(b), shall be paid without interest.

     (d) The Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are required to terminate the Stock Plans as of the Effective Time, to delete as of the Effective Time the provision in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company and to ensure that following the Effective Time no holder of a Company Option or any participant in any Stock Plan or other Company benefit plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

     SECTION 2.4 Dissenters' Rights. Notwithstanding anything in this Merger Agreement to the contrary, shares of Class A Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders that have not voted such shares in favor of the Merger and have delivered a written demand for the appraisal of such shares in the manner provided in the DGCL (such shares, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration and the holders thereof shall only be entitled to such rights as are granted by
Section 262 of the

DGCL. Each holder of Dissenting Shares that becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that
(i) if any such holder of Dissenting Shares shall have failed to establish that such holder is entitled to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn the demand for appraisal of such shares or lost the right to appraisal and payment of such shares under Section 262 of the DGCL, or (iii) if neither the Surviving Corporation nor such holder of Dissenting Shares shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder's or holders' (as the case may be) shares of Class A Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the Merger Consideration, without interest thereon, as provided in Section 2.1 hereof.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of Parent and Acquisition Corp. as follows:

     SECTION 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect (as defined in Section 9.9). The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate would not have a Company Material Adverse Effect.

     SECTION 3.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of: (i) 200,000,000 shares of Class A common stock, par value $.01 per share ("Class A Common Stock" and, collectively with the Class B Common Stock, the "Common Stock"), of which, as of the date hereof, 16,267,110 shares were issued and outstanding and no shares were held in treasury; (ii) 50,000,000 shares of Class B Common Stock, of which, as of the date hereof, 32,400,000 shares were issued and outstanding and no shares were held in treasury; and (iii) 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding and no shares are held in treasury. As of the date hereof, 1,608,454 shares of Class A Common Stock were reserved for issuance upon exercise of outstanding Company Options and payments of other outstanding awards pursuant to the Stock Plans. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the exercise of Company Options or other outstanding awards or the conversion of outstanding shares of Class B Common Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. Except as set forth above and except for shares of Class A Common Stock issued upon the exercise of Company Options, and except pursuant to the provisions of this Merger Agreement, as of the date hereof there is no (i) share of capital stock of the Company issued and outstanding or (ii) option, warrant, call, subscription or other right, agreement or commitment of any character (a) relating to the issued or unissued capital stock of the Company to which the Company is a party (other than the Company Options) (b) obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any share of capital stock of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. There is no outstanding obligation of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Except pursuant to this Merger Agreement, there is no voting trust or other agreement or understanding to which the Company is a party or by which it is bound with respect to the voting of the capital stock of the Company. Except for that certain Registration Rights

Agreement, dated as of December 3, 1996 among the Company, the Bank and Bank of America N.W., National Association, there are no agreements obligating the Company to register any of its shares of capital stock under the Securities Act.

     SECTION 3.3 Authority. The Company has the requisite corporate power and corporate authority to execute and deliver this Merger Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Merger Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement or to consummate the transactions contemplated hereby (other than with respect to the Merger, the approval and adoption of the Merger Agreement by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation). This Merger Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 3.4 Consents and Approvals. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and state securities or blue sky laws, and the delivery of the Certificate of Merger to the Secretary of State of the State of Delaware for filing as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any United States federal or state court or tribunal or United States administrative, governmental or regulatory body, agency or authority (each, a "Governmental Entity") is required to be made or obtained by the Company on or before the Closing Date for the execution and delivery by the Company of this Merger Agreement or for the consummation by the Company of the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect.

     SECTION 3.5 Information. None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 6.1) and (ii) any other document (the "Other Filings") to be filed with the Securities and Exchange Commission (the "SEC") or any regulatory agency by Parent, Acquisition Corp. or the Company in connection with the transactions contemplated by this Merger Agreement, at the respective times filed with the SEC or such other regulatory agency and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Stockholders' Meeting (as defined in Section 6.3), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Acquisition Corp. specifically for inclusion or incorporation by reference in the Proxy Statement.

     SECTION 3.6 Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company (at meetings duly called and held) each have determined as of the date hereof that the Merger is fair to and in the best interests of the holders (other than Parent and its Affiliates (as defined in Section 9.9)) of Class A Common Stock. The Special Committee has received the opinion, dated the date hereof, of Credit Suisse First Boston Corporation (the "Financial Advisor"), the Special Committee's financial advisor, substantially to the effect that the consideration to be received in the Merger by the holders (other than Parent and its Affiliates) of Class A Common Stock is fair to such holders from a financial point of view.

     SECTION 3.7 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 3.8 State Takeover Statutes. The provisions of Section 203 of the DGCL are not applicable to the transactions contemplated hereby by virtue of the provisions of Article Fifth of the Company's Certificate of Incorporation. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Merger Agreement and the transactions contemplated hereby.

     SECTION 3.9 Compliance with Laws. (a) Except as set forth in Schedule 3.9(a), to the best of the Company's knowledge, the Company is in compliance with all laws, rules, regulations, policies and guidelines of regulatory agencies, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business (including, without limitation, all federal and state securities laws) and with its internal policies and procedures, except where the failure to be in such compliance would not individually or in the aggregate have a Company Material Adverse Effect.

     (b) Except as set forth in Schedule 3.9(b), the Company has not received any notification or communication from any agency or department of any United States federal, state or local government, including, without limitation, the SEC and the New York Stock Exchange and the staffs thereof (collectively, the "Regulatory Authorities"), (i) asserting that the Company is not in compliance with any of the statutes, regulations or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company, unless such noncompliance would not have a Company Material Adverse Effect, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Company, (iii) requiring or threatening to require the Company to, or indicating that the Company may be required to, enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company, unless such restriction or limitation other than with respect to a cease and desist order would not have a Company Material Adverse Effect, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material respect the operations of the Company (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

     (c) The Company has not consented to or entered into any Regulatory Agreement.

     SECTION 3.10 Stock Plans. Prior to the execution and delivery of this Merger Agreement, the Company has delivered to Parent true and correct copies of all of the Stock Plans currently adopted by, maintained by or sponsored in whole or in part by, the Company for the benefit of any employee of the Company or under which any employee of the Company is eligible to participate. Set forth in
Schedule 3.10 is a list of the number of shares covered by, exercise prices for, and holders of, all stock options or shares of restricted Class A Common Stock granted under the Stock Plans as of December 10, 1998. All of such grants of options or restricted Class A Common Stock have been made in accordance with the terms of the Stock Plans. Since December 10, 1998, the Company has not granted any awards of stock options or awards of shares of restricted Class A Common Stock under the Stock Plans.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND ACQUISITION CORP.

     Parent and Acquisition Corp. represent and warrant to the Company as follows:

     SECTION 4.1 Organization. Each of Parent and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries (as defined in Section 9.9) taken as a whole. Each of Parent and Acquisition Corp. is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate would not have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     As of the date hereof, the authorized capital stock of Acquisition Corp. consists of 100 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and owned by Parent.

     SECTION 4.2 Authority. Each of Parent and Acquisition Corp. has the requisite corporate power and corporate authority to execute and deliver this Merger Agreement and to carry out its obligations hereunder. The execution, delivery and performance by each of Parent and Acquisition Corp. of this Merger Agreement and the consummation by each of Parent and Acquisition Corp. of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Corp. (including by Parent as the sole stockholder of Acquisition Corp.), and no other corporate proceedings on the part of Parent or Acquisition Corp. are necessary to authorize this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by each of Parent and Acquisition Corp. and constitutes a valid and binding obligation of each of Parent and Acquisition Corp., enforceable against them in accordance with its terms.

     SECTION 4.3 Consents and Approvals. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and state securities or blue sky laws, and the delivery of the Certificate of Merger to the Secretary of State of the State of Delaware for filing as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is required to be made or obtained by Parent or any Affiliate (other than the Company) on or before the Closing Date for the execution and delivery by Parent and Acquisition Corp. of this Merger Agreement or for the consummation by Parent and Acquisition Corp. of the Merger, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     SECTION 4.4 Information. None of the information supplied by Parent or Acquisition Corp. specifically for inclusion or incorporation by reference in the Proxy Statement and the Other Filings, at the respective times filed with the SEC or such other regulatory agency and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.5 Interim Operations of Acquisition Corp. Acquisition Corp. was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     SECTION 4.6 Brokers. No broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission payable by Parent in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Company).

     SECTION 4.7 Class B Common Stock. Parent is directly or indirectly the beneficial owner of, and has (and as of the record date for persons entitled to notice of, and to vote at, the Stockholders' Meeting, will have) the unrestricted right to vote or cause its Affiliates to vote, all of the outstanding shares of Class B Common Stock.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business by the Company Pending the Merger. From the date of this Merger Agreement through the earlier of the Effective Time or the termination of this Merger Agreement, the Company agrees as follows (except as expressly contemplated or permitted by this Merger Agreement, including
Section 6.10, or to the extent that Parent otherwise shall consent in writing):

          (a) The Company will carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its current business organizations, maintain in effect all Company Permits (as defined in Section 9.9), keep available the services of its current officers and employees and preserve its advantageous relationships with customers, suppliers and others having business dealings with it.

          (b) The Company will not, nor will it take any action to formally propose to, (i) declare, set aside or pay any dividend on or make any other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or
     (iii) except pursuant to a Stock Plan, repurchase, redeem or otherwise acquire, any shares of capital stock or voting debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock or voting debt of the Company.

          (c) The Company will not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, or convertible securities, other than the issuance of shares of Class A Common Stock upon the conversion of shares of Class B Common Stock or the exercise of Company Options or stock grants pursuant to the Stock Plans, in each case outstanding on the date of this Merger Agreement and in accordance with their current terms.

          (d) The Company will not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise (except in the ordinary course of business) acquire or agree to acquire any assets, in each case that are material individually or in the aggregate to the Company.

          (e) The Company will not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets that are material individually or in the aggregate to the Company, other than in the ordinary course of business consistent with past practice.

          (f) The Company will not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debts or other obligations of others or assume or otherwise become liable for any debts or other obligations of others, other than in each case in the ordinary course of business consistent with past practice (which shall be deemed to include the renewal of the Company's line of credit with Bank of America National Trust and Savings Association).

          (g) The Company will not make any material change in any of the accounting principles or practices used by it except as required by the SEC, the Financial Accounting Standards Board or any other legal or regulatory requirement applicable to the Company.

          (h) The Company will not (x) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees or independent contractors or (y) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in a material increase in benefit or compensation expense to the

     Company, increase in any manner the compensation or benefits (including severance benefits) of any director, officer, employee or independent contractor or pay any benefit not required by any plan and arrangement as in effect at the date hereof (including the granting of stock appreciation rights or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (i) The Company will not take any action that would, or would be reasonably likely to, result in any of the Company's representations and warranties set forth in this Merger Agreement not being true in all respects such that any of the conditions to the Merger set forth in Article VII shall not be satisfied or agree to take any of the actions specified in this Section 5.1(i).

          (j) The Company shall not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred since the date of such financial statements in the ordinary course of business consistent with past practice.

          (k) Except in the ordinary course of business consistent with past practice or as required by the terms of this Merger Agreement, the Company shall not modify, amend or terminate any material contract, lease or agreement to which the Company is a party or waive, release or assign any material rights or claims thereunder. Without the prior written consent of Parent, the Company shall not enter into any contract, agreement or arrangement other than in the ordinary course of business or which involves the payment by the Company of more than $500,000 per annum.

          (l) The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Preparation of the Proxy Statement and Schedule 13E-3. The parties will promptly prepare and file with the SEC a proxy statement in connection with the vote of the Company's stockholders with respect to the Merger (the "Proxy Statement") and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") as required under the Exchange Act in connection with the Merger. Each of the Company and Parent will furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement and the Schedule 13E-3 for inclusion in the Proxy Statement and the Schedule 13E-3.

     SECTION 6.2 Access to Information. During the period prior to the first to occur of the Effective Time or the termination of this Merger Agreement, (i) upon reasonable notice, the Company will afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours, to all its properties, books, contracts, commitments and records, and (ii) the Company will furnish promptly to Parent
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal securities laws and (b) all other information concerning its business, properties and personnel as Parent reasonably may request; provided, however, that the Company shall not be required to permit any access, or to furnish any information, that in the reasonable judgment of the Special Committee, after consultation with counsel to the Special Committee, would jeopardize protections afforded the Company or the Special Committee under the attorney-client privilege or the attorney work product doctrine.

     SECTION 6.3 Stockholders' Meeting. The Company will call a meeting of its stockholders (the "Stockholders' Meeting") to be held as promptly as practicable for the purpose of voting upon the Merger Agreement and shall submit the Merger Agreement to its stockholders for a vote at such Stockholders'

Meeting. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld), postpone or adjourn the Stockholders' Meeting unless this Merger Agreement shall be terminated prior to the date thereof. The Company, through its Board of Directors, subject to the fiduciary duties of the Board of Directors of the Company or the Special Committee after consultation with counsel, will recommend approval of the Merger Agreement to the Company's stockholders; provided, however, that at any time at or prior to the Stockholders' Meeting either the Special Committee or the Board of Directors of the Company (or both the Board of Directors and the Special Committee) may revoke, modify or qualify its recommendation with respect to the Merger Agreement if the Board of Directors of the Company or the Special Committee determines in good faith (after consultation with legal counsel) that failure to revoke, modify or qualify such recommendation would create a material risk of liability for breach of its fiduciary duties. At the Stockholders' Meeting (and at any adjournment or postponement thereof), Parent will vote or cause to be voted in favor of approval and adoption of the Merger Agreement and approval of the Merger all of the outstanding shares of Class B Common Stock; provided, however, that if such recommendation of the Special Committee is revoked, modified or qualified in a manner adverse to Parent, Parent may, but shall not be obligated to, cause such shares to be so voted.

     SECTION 6.4 Legal Requirements to Merger. Each of the Company, Parent and Acquisition Corp. will take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger and will cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Acquisition Corp. will, and will cause any of its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, Acquisition Corp., or any Affiliate thereof, or the Company in connection with the Merger.

     SECTION 6.5  Additional Agreements; Commercially Reasonable
Efforts. Subject to the terms and conditions of this Merger Agreement, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, subject to the appropriate vote of stockholders of the Company described in Section 6.3, including cooperating (to the extent reasonable) with the other parties and providing all relevant information. If after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party will take all such necessary action.

     SECTION 6.6 Expenses. Whether or not the Merger is consummated, but subject to Section 6.10, all costs and expenses incurred in connection with this Merger Agreement and solely and directly related to the transactions contemplated hereby will be paid by the party that incurred such costs and expenses; provided, however, that the printing and mailing costs associated with the Proxy Statement and the Schedule 13E-3 will be paid by Parent; provided further, however, that costs and expenses incurred by or on behalf of an individual stockholder (or a group of stockholders) shall not be treated as solely and directly related to the transactions contemplated hereby; provided further, that if this Merger Agreement shall have been terminated pursuant to
Section 8.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Merger Agreement, such breaching party will pay the costs and expenses incurred by the other parties in connection with this Merger Agreement.

     SECTION 6.7 Acquisition Proposals. The Company shall not, and shall use its reasonable best efforts to cause its officers, directors and employees and any investment banker, attorney, accountant or other agent retained by it not to
(i) initiate, knowingly encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the business and properties or capital stock of the Company, whether by merger, purchase of securities or assets, tender offer or otherwise (an "Acquisition Transaction"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Proposal. Notwithstanding the foregoing, the Company may (x) furnish or cause to be furnished information subject to a confidentiality agreement in a form substantially similar to that previously executed by Parent and (y) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) or 14e-2 under the Exchange Act or otherwise communicate the Board of Director's position with respect to such Acquisition Proposal to the stockholders of the Company. In the event that the Company receives an Acquisition Proposal, it shall promptly inform Parent as to the material terms thereof.

     SECTION 6.8 Public Statements. The parties will consult with each other prior to issuing any public announcement with respect to this Merger Agreement or the transactions contemplated hereby and will not issue any such public announcement prior to such consultation, except that any party may issue such a public announcement prior to such consultation if and to the extent required by law or any listing agreement with a national securities exchange, in which case such party will use its commercially reasonable efforts to consult with the other parties prior to issuing such public announcement.

     SECTION 6.9  Indemnification and Insurance.

          (a) For a period of six years from the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Merger Agreement in favor of the current and former directors and executive officers of the Company (each such current or former director or executive officer being referred to in this Merger Agreement as an "Indemnified Person") as provided in the Company's Certificate of Incorporation and Bylaws or otherwise, in each case in effect on the date of this Merger Agreement and (ii) the Surviving Corporation will not take any action to: (i) amend the Certificate of Incorporation or Bylaws of the Surviving Corporation to reduce or limit the rights of indemnity afforded to any Indemnified Person; (ii) restrict the ability of the Surviving Corporation to indemnify any Indemnified Person; or (iii) hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

          (b) For a period of six years from the Effective Time, the Surviving Corporation will indemnify to the fullest extent possible under its Certificate of Incorporation, its Bylaws and applicable law each Indemnified Person against all losses, damages, liabilities or claims made against such Indemnified Person arising from such Indemnified Person's service in such capacity prior to and including the Effective Time, which indemnity shall be not less favorable in any respect than that currently available pursuant to the Company's Certificate of Incorporation and Bylaws.

          (c) Should any claim or claims be made against any Indemnified Person, arising from his or her services as such, the provisions of this Section 6.9 respecting the Certificate of Incorporation and Bylaws will continue in effect until the final disposition of all such claims.

          (d) Without limiting the provisions of paragraphs (a) through (c) or (e) through (g) of this Section 6.9, for a period of six years from the Effective Time, Parent shall, to the extent permitted by applicable law, indemnify and hold harmless each Indemnified Person against and from any costs, fees and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any lawsuit, court action or other court proceeding, claim, or investigation, whether civil, criminal, administrative or investigative (each, a "Legal Proceeding"), to the extent such Legal Proceeding arises out of or pertains to (1) any action or omission or alleged action or omission in his or her capacity as a director or executive officer, or as employee or agent, of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to the Effective Time) or (2) any of the transactions contemplated by this Merger Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.9(d), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved; provided further, however, that the obligations of Parent to advance any costs incurred in connection with a Legal Proceeding in advance of any disposition of such Legal Proceeding shall be required to be made only upon delivery to Parent by the Indemnified Person of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification hereunder. Notwithstanding anything to the contrary contained in this Merger Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Legal Proceeding for which indemnification may be sought under this Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. The amount of any cost, fee, expense, judgment, fine, loss, claim, liability and amount paid in settlement for which indemnification is provided under this Section 6.9(d) shall be net of any amounts recovered or recoverable therefor by any Indemnified Party under any applicable insurance policies or otherwise.

          (e) For a period of six years from the Effective Time, the Surviving Corporation (or Parent on its behalf) will cause to be maintained in effect, at no expense to the beneficiaries thereof, directors' and officers' liability insurance providing at least the same coverage with respect to the Company's officers and directors as the policies, if any, maintained from time to time by or on behalf of Parent with respect to its officers and directors (or, if broader in scope, the policies maintained by the Company as of the date of this Merger Agreement); provided, however, that (i) the aggregate annual premium payable therefor shall not exceed 150% of the aggregate annual premium payable for such directors' and officers' liability insurance policies as are currently in effect, and (ii) if the aggregate annual premium of such insurance coverage exceeds the amount referred to in clause (i) of this sentence, Parent shall be obligated to obtain a policy with the broadest coverage available for a cost not exceeding such amount. In the event any claim is made against the current or former directors or officers of the Company that is covered or potentially covered by, insurance, the Surviving Corporation and Parent will do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim.

          (f) If the Surviving Corporation or any of its successors or assigns or Parent or any of its successors and assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 6.9.

          (g) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs and representatives.

     SECTION 6.10 Taiwan Business. It is agreed that the assets and business of the Company located in the Republic of China (the "Taiwan Business") may, at the election of Parent, be included within certain assets and businesses of Parent or its Affiliates which may be the subject of divestitures by Parent or its Affiliates after the date of this Merger Agreement. Parent agrees to consult with the Company in connection with such divestitures. It is further agreed that the Company shall be entitled to receive its allocable proportion of the consideration received by Parent and its Affiliates for such Asian assets and businesses, of which the Taiwan Business shall be a part, such allocation to be determined in good faith by Parent. In the event that this Merger Agreement shall be terminated for any reason and prior to or thereafter the divestiture of the Taiwan Business shall be consummated on terms which result in the consideration therefor receivable hereunder by the Company being less than the market value of the securities of the Company issued in connection with the acquisition thereof, determined in the manner consistent with the valuation used at the time of such acquisitions, Parent shall promptly pay to the Company the difference between such market value and the consideration therefor receivable.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of Parent, Acquisition Corp. and the Company to effect the Merger and of each party to satisfy its obligations hereunder shall be subject to the satisfaction or, where permissible, waiver at or prior to the Effective Time of the following conditions:

          (a) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any U.S. federal or state court of competent jurisdiction or other Governmental Entity that prohibits the consummation of the Merger.

     SECTION 7.2 Conditions to Obligations of Parent and Acquisition Corp. The obligations of Acquisition Corp. to effect the Merger and of Parent and Acquisition Corp. to satisfy their respective obligations hereunder are subject to the satisfaction of the following conditions unless waived by Parent and Acquisition Corp.:

          (a) The representations and warranties of the Company set forth in this Merger Agreement shall be true and correct in all respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Merger Agreement; provided, however, that for purposes of determining under this Section 7.2(a) whether such representations and warranties are true and correct, (i) no effect shall be given to any qualifications or exceptions contained in such representations and warranties concerning "materiality" or "Company Material Adverse Effect", and (ii) such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (giving effect to clause (i) hereof), individually or in the aggregate, would have or would be reasonably likely to have a Company Material Adverse Effect. The Company shall have performed in all respects all obligations required to be performed by it under this Merger Agreement at or prior to the Closing Date unless the failure of such obligations to be performed, individually or in the aggregate, would not have or would not be reasonably likely to have a Company Material Adverse Effect or to have a material adverse effect on the economic consequences to Parent of the transactions contemplated hereby. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or an executive vice president of the Company to the foregoing effect.

     SECTION 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to satisfy its obligations hereunder is subject to the satisfaction of the following conditions unless waived by the
Company:

          (a) The representations and warranties of Parent and Acquisition Corp. set forth in this Merger Agreement shall be true and correct in all respects as of the date of this Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Merger Agreement; provided, however, that for purposes of determining under this Section 7.3(a) whether such representations and warranties are true and correct, (i) no effect shall be given to any qualifications or exceptions contained in such representations and warranties concerning "materiality" or "material adverse effect", and (ii) such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct (giving effect to clause (i) hereof), individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on Parent and Acquisition Corp. Parent and Acquisition Corp. shall have performed in all respects all obligations required to be performed by them under this Merger Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or an executive vice president of Parent to the foregoing effect.

          (b) All material consents and approvals of Governmental Entities necessary for consummation of the Merger shall have been obtained.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.1 Termination. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the stockholders of the Company:

          (a) by mutual written consent of Parent, Acquisition Corp. and the Company;

          (b) by Parent or Acquisition Corp. if there exists any breach of any representation, warranty, covenant or agreement of the Company set forth in this Merger Agreement such that the condition set forth in
     Section 7.2(a) would not be satisfied as of the time of the expiration of the cure period with respect to such breach, which breach shall not have been cured prior to the earlier of (x) 30 days following written notice from Parent to the Company of such breach and (y) the Outside Date (as defined below); provided, however, that Parent shall not be permitted to terminate this Merger Agreement pursuant to this Section 8.1(b) if Parent shall have materially breached any provision of this Merger Agreement;

          (c) by the Company if there exists any breach of any representation, warranty, covenant or agreement of Parent or Acquisition Corp. set forth in this Merger Agreement, which breach shall not have been cured prior to the earlier of (x) 30 days following written notice from the Company to Parent of such breach and
     (y) the Outside Date; provided, however, that the Company shall not be permitted to terminate this Merger Agreement pursuant to this Section 8.1(c) if the Company shall have materially breached any provision of this Merger Agreement;

          (d) by either Parent, Acquisition Corp. or the Company if any permanent injunction or other order of a United States federal or state court or other competent Governmental Entity preventing the consummation of the Merger shall have become final and non-appealable;

          (e) by either Parent, Acquisition Corp. or the Company if the Merger shall not have been consummated before April 30, 1999 (the "Outside Date"); provided, however, that the right to terminate this Merger Agreement under this Section 8.1(e) will not be available to any party whose breach of its representations and warranties in this Merger Agreement or whose failure to perform any of its covenants and agreements under this Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (f) by Parent if the Special Committee shall not have recommended in the Proxy Statement that the Company's stockholders approve this Merger Agreement and the Merger, or if the Special Committee shall have subsequently revoked or modified in a manner adverse to Parent or qualified in a manner adverse to Parent, its recommendation in favor of the adoption and approval of this Merger Agreement or the approval of the Merger; or

          (g) by the Company if the Merger shall not have been approved by the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Stockholders' Meeting.

     SECTION 8.2 Effect of Termination. In the event of a termination of this Merger Agreement by either Parent, Acquisition Corp. or the Company as provided in Section 8.1, this Merger Agreement forthwith will become void and there will be no liability or obligation on the part of Parent, Acquisition Corp. or the Company or their respective officers, directors or stockholders, except to the extent that such termination results from the willful breach by a party to this Merger Agreement of any of its representations, warranties, covenants or agreements set forth herein.

     SECTION 8.3  Amendment; Extension; Waiver.

     (a) This Merger Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of the Merger Agreement by the stockholders of the Company. After any such approval, however, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     (b) At any time prior to the Effective Time the parties, to the extent legally allowed, (i) may extend the time for the performance of any obligation of the other parties, (ii) may waive any inaccuracy in the representations and warranties contained in this Merger Agreement or in any document delivered pursuant hereto and (iii) may waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1  Effect of Action or Knowledge of Parent or Parent
Nominees. Notwithstanding anything to the contrary contained in this Merger Agreement, for purposes of this Merger Agreement (including, without limitation, Sections 7.2(a) and 8.1(b)):

     (a) no representation or warranty of the Company contained in this Merger Agreement shall be deemed to be untrue, incorrect or breached if (A) the failure of the representation or warranty to be true or correct, or the breach of the representation or warranty, results from any act or omission of (1) Parent, (2) any person or persons acting at the request or direction of Parent, or (3) any one or more officer(s), director(s), employee(s) or representative(s) of Parent or its Affiliates (including, without limitation, any one or more member(s) of the Board of Directors of the Company other than the members of the Special Committee) (each such officer, director, employee and representative referred to in this clause (3) being referred to in this Merger Agreement as a "Parent Nominee"); or (B) any facts or circumstances that constitute or give rise to the untruth or inaccuracy in (or breach of) the representation or warranty were known to Parent or any Parent Nominee at the time such representation or warranty was made by the Company, and

     (b) the Company shall not be deemed to have breached any of its covenants or agreements contained in this Merger Agreement if (A) the breach of the covenant or agreement results from any act or omission of (1) Parent, (2) any person or persons acting at the request or direction of Parent, or (3) any one or more Parent Nominee(s); or (B) any facts or circumstances that constitute or give rise to such breach were known to Parent or any Parent Nominee at the time of or prior to the occurrence of such breach and if, after Parent shall have become aware of such facts and circumstances, Parent shall have failed promptly to advise the Special Committee in writing of such facts or circumstances.

For purposes of this Section 9.1, Parent shall be deemed to have knowledge of a fact or circumstance or act or omission if such fact or circumstance or act or omission was formally considered at a meeting of the Board of Directors of the Company at which any Parent Nominee was present throughout such consideration or included in any written materials provided to any such Parent Nominee.

     SECTION 9.2 Approval by Special Committee. To the extent permitted by applicable law, (1) the approval of a majority of the members of the Special Committee shall be required to authorize each of the following actions (and none of such actions shall be valid unless approved by a majority of the members of the Special Committee): (i) any termination of this Merger Agreement by the Company, (ii) any agreement by the Company to amend this Merger Agreement, (iii) any extension of time for the performance of any of the obligations or other acts of Parent or Acquisition Corp., and (iv) any waiver of compliance with or any waiver of any breach of any of the representations, warranties, covenants or conditions contained in this Merger

Agreement for the benefit of the Company; and (2) the authorization of any such action by a majority of the Special Committee shall constitute the authorization of such action by the Board of Directors of the Company, and no other action on the part of the Company or any other director of the Company shall be required to authorize such action.

     SECTION 9.3  Nonsurvival of Representations, Warranties and
Agreements. None of the representations, warranties, covenants and agreements in this Merger Agreement (or the exhibits and schedules hereto) or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.2, 2.3, 6.5,
6.9 and 6.10.

     SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon receipt, if delivered personally or telecopied (and confirmed) or (b) two business days after being mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Acquisition Corp., to

           BAMS Acquisition Corporation
           c/o BankAmerica Corporation
           101 South Tryon Street
           NC1-002-29-01
           Charlotte, NC 28255
           Attention: General Counsel
           Telephone: (704) 386-1621
           Telecopy: (704) 386-1670

           with copies to

           Pillsbury Madison & Sutro LLP
           235 Montgomery Street
           San Francisco, California 94104
           Attention: Rodney R. Peck, Esq.
           Telephone: (415) 983-1000
           Telecopy: (415) 983-1200

        (b) if to Parent, to

           BankAmerica Corporation
           101 South Tryon Street
           NC1-002-29-01
           Charlotte, NC 28255
           Attention: General Counsel
           Telephone: (704) 386-1621
           Telecopy: (704) 386-1670

           with copies to

           Pillsbury Madison & Sutro LLP
           235 Montgomery Street
           San Francisco, California 94104
           Attention: Rodney R. Peck, Esq.
           Telephone: (415) 983-1000
           Telecopy: (415) 983-1200

           and

        (c) if to the Company, to

           BA Merchant Services, Inc.
           One South Van Ness Avenue, 5th Floor
           San Francisco, CA 94103
           Attention: General Counsel
           Telephone: (415) 241-8235
           Telecopy: (415) 241-4198
           with copies to

           Mr. Donald R. Dixon
           Trident Capital, Inc.
           2480 Sand Hill Road, Suite 100
           Menlo Park, CA 94025
           Telephone: (650) 233-4301
           Telecopy: (650) 233-4333

           Mr. William E. Fisher
           Transaction Systems Architects, Inc.
           224 South 108th Avenue
           Omaha, NE 68154
           Telephone: (402) 390-7688
           Telecopy: (402) 390-8077

           Mr. Hatim Tyabji
           28130 Story Hill Lane
           Los Altos Hills, CA 94022
           Telephone: (650) 949-0212
           Telecopy: (650) 949-5887

           Cooley Godward LLP
           Five Palo Alto Square
           3000 El Camino Real
           Palo Alto, CA 94306-2155
           Attention: Lee Benton, Esq.
           Telephone: (650) 843-5000
           Telecopy: (650) 857-0663

     SECTION 9.5 Headings. When a reference is made in this Merger Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Merger Agreement unless otherwise indicated. The headings contained in this Merger Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Merger Agreement.

     SECTION 9.6 Entire Agreement; No Third Party Beneficiaries. This Merger Agreement (including the documents, exhibits and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Section 6.9, are not intended to confer upon any person other than the parties any right or remedy hereunder.

     SECTION 9.7 Specific Performance. Each of the parties acknowledges and agrees that the other party or parties would be irreparably damaged in the event any covenant or agreement contained in this Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the parties will be entitled, without bond or other security, to an injunction or injunctions to prevent breaches of the covenants or agreements contained in this Merger Agreement and to enforce specifically this Merger Agreement and the covenants and agreements contained herein in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity. Each party agrees that, should any court or other competent authority hold any provision of this Merger Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including money damages, for breach hereof as a result of such holding or order.

     SECTION 9.8 Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquisition Corp. may assign, subject to the reasonable approval of the Company, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.9  Certain Definitions.

          (a) "Subsidiary" means, with respect to any party, any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or managing member or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided, however, that BMCF Gaming, L.L.C. shall not be deemed to be a Subsidiary of the Company for purpose of this definition.

          (b) "Company Material Adverse Effect" means any material adverse effect on the financial condition, properties, assets (including intangible assets), or results of operations of the Company; provided, however, that: (i) any adverse effect arising from or relating to general business or economic conditions shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Company Material Adverse Effect"; (ii) any adverse effect relating to or affecting the payment processing services industry generally shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Company Material Adverse Effect"; (iii) any adverse effect arising from or relating to the announcement or pendency of the Merger or any of the other transactions contemplated by this Merger Agreement, including, without limitation, any stockholder litigation, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Company Material Adverse Effect"; and (iv) any adverse effect arising from or relating to the taking of any action permitted or contemplated by this Merger Agreement shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Company Material Adverse Effect".

          (c) "Company Permits" means, with respect to the Company, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business.

          (d) "Affiliate" means, with respect to any party, any person (including, without limitation, any corporation, limited liability company or other organization, whether incorporated or unincorporated) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified.

          (e) Whenever the words "include", "includes" or "including" are used in this Merger Agreement they shall be deemed to be followed by the words "without limitation".

     SECTION 9.10 Counterparts. This Merger Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     SECTION 9.11 Severability. If any one or more of the provisions of this Merger Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Merger Agreement, and this Merger Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

     SECTION 9.12 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

     IN WITNESS WHEREOF, Parent, Acquisition Corp. and the Company have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          BANKAMERICA CORPORATION

                                          By:       /s/ BARRY L. PYLE

                                            ------------------------------------
                                            Barry L. Pyle
                                            Executive Vice President

                                          BAMS ACQUISITION CORPORATION

                                          By:    /s/ JOHN H. HUFFSTUTLER

                                            ------------------------------------
                                            John H. Huffstutler
                                            President

                                          BA MERCHANT SERVICES, INC.

                                          By:     /s/ SHARIF M. BAYYARI

                                            ------------------------------------
                                            Sharif M. Bayyari
                                            President and Chief Executive
                                              Officer

                                   EXHIBIT A
                          CERTIFICATE OF INCORPORATION
                          OF THE SURVIVING CORPORATION

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           BA MERCHANT SERVICES, INC.

     FIRST: The name of the corporation is:

                           BA MERCHANT SERVICES, INC.

     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is:

        The Corporation Trust Company
        Corporation Trust Center
        1209 Orange Street
        Wilmington, Delaware 19801

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, $.01 par value per share.

     FIFTH: The Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by ballot.

     SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                    ANNEX II

                                OPINION OF CSFB

December 21, 1998

Special Committee of the Board of Directors
BA Merchant Services, Inc.
One South Van Ness Avenue
San Francisco, CA 94103

Dear Sirs:

You have asked us to advise you with respect to the fairness to the stockholders of BA Merchant Services, Inc. (the "Company"), other than BankAmerica Corporation and its affiliates ("BankAmerica"), from a financial point of view of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 21, 1998 (the "Merger Agreement"), among the Company, BankAmerica and BAMS Acquisitions Corporation (the "Merger Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Merger Sub with and into the Company pursuant to which the Company will become a wholly-owned subsidiary of BankAmerica and each outstanding share of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company, other than such shares of Class A Common Stock owned by BankAmerica, will be converted into the right to receive $20.50 in cash (the "Consideration"). It is our understanding that, as of the date hereof, BankAmerica owns 100% of the outstanding shares of the Class B common stock, par value $0.01 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), which represents 95.2% of the voting power of the Common Stock.

In arriving at this opinion, we have reviewed certain publicly available business and financial information relating to the Company, including, but not limited to, the terms and conditions of the existing contractual relationship between the Company and BankAmerica, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly-held companies in businesses similar to those of the Company and we have considered the financial terms, to the extent publicly available, of certain other business combinations and other transactions which have recently been effected. We have considered that BankAmerica's ownership of 100% of the outstanding shares of the Class B Common Stock represents 95.2% of the voting power of the Common Stock. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and at your direction did not, solicit third party indications of interest in acquiring all or any part of the Company.

Special Committee of the Board of Directors
December 21, 1998
Page 2

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the rendering of this opinion. In the past, we have performed certain investment banking and financial advisory services for NationsBank Corporation, the predecessor to BankAmerica ("NationsBank"), and BankAmerica Corporation, a corporation merged with and into NationsBank, and may continue to do so, and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both the Company and BankAmerica for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Special Committee in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Credit Suisse First Boston's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Class A Common Stock, other than BankAmerica, in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ GEORGE F. BOUTROS
    --------------------------------------------------------
    Name: George F. Boutros
    Title: Managing Director

                                   ANNEX III

                            SECTION 262 OF THE DGCL

Section 262. Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX IV

                      INFORMATION CONCERNING DIRECTORS AND
                 OFFICERS OF THE COMPANY, BANKAMERICA, THE BANK
                             AND ACQUISITION CORP.

     1. BA MERCHANT SERVICES, INC. The following table sets forth the names, ages, addresses and principal occupations (present and for the past five years) of the directors and executive officers of BA Merchant Services, Inc. (the "Company"). Each such person is a citizen of the United States of America.

Directors of the Company

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Sharif M. Bayyari (54)         BA Merchant Services, Inc.     President and Chief Executive
                               One South Van Ness Avenue      Officer; prior thereto, Executive
                               5th Floor                      Vice President,
                               San Francisco, CA 94103        Bank of America (1993-1996).

Barbara J. Desoer (46)         Bank of America                President, Northern California
                               555 California Street.         Banking, Bank of America; prior
                               40th Floor                     thereto,
                               San Francisco, CA 94104        Group Executive Vice President,
                                                              Bank of America (1996-1998);
                                                              Executive Vice President,
                                                              Bank of America (1993-1996).

Christopher A. Callero (47)    Bank of America                Group Executive Vice President,
                               555 California Street          Bank of America;
                               40th Floor                     prior thereto, Executive Vice
                               San Francisco, CA 94104        President,
                                                              Bank of America (1992-1994).

Donald R. Dixon (51)           Trident Capital, Inc.          Managing Director of Trident
                               2480 Sand Hill Road,           Capital, Inc. and its affiliated
                               Suite 100                      entities;
                               Menlo Park, CA 94025           prior thereto, Co-President, Partech
                                                              International (1988-1993).

William E. Fisher (52)         Transaction Systems            President, Chief Executive Officer
                               Architects, Inc.               and Chairman, Transaction Systems
                               224 South 108th Avenue         Architects, Inc.
                               Omaha, NE 68154

James G. Jones (50)            Bank of America                President, Direct Banking and
                               The Clock Tower,               Insurance, Bank of America; prior
                               425 First Street, 3rd Floor    thereto,
                               San Francisco, CA 94105        Group Executive Vice President,
                                                              Bank of America (1992-1998).

Hatim A. Tyabji (53)           28130 Story Hill Lane          Retired; prior thereto, President
                               Los Altos Hills, CA 94022      and Chief Executive Officer,
                                                              VeriFone Inc. (1986-1998);
                                                              Chairman, VeriFone Inc. (1992-1998).

Executive Officers of the Company

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
James H. Williams (55)         BA Merchant Services, Inc.     Executive Vice President, Chief
                               One South Van Ness Avenue      Financial Officer, Chief Accounting
                               5th Floor                      Officer and Treasurer; prior
                               San Francisco, CA 94103        thereto,
                                                              Group Executive Vice President and
                                                              Chief Accounting Officer, Bank of
                                                              America, and Executive Vice
                                                              President, BankAmerica Corporation
                                                              (1994-1996);
                                                              Chief Financial Officer and Manager
                                                              of Operations and Finance Group,
                                                              Seafirst Corporation (1993-1994).

Le Tran-Thi (52)               BA Merchant Services, Inc.     Senior Vice President and Director
                               One South Van Ness Avenue      of Operations and Asia Merchant
                               5th Floor                      Services; prior thereto, Senior Vice
                               San Francisco, CA 94103        President, Bank of America
                                                              (1993-1996).

Michael J. Sanders (49)        BA Merchant Services, Inc.     Senior Vice President and Director
                               One South Van Ness Avenue      of Sales; prior thereto, Senior Vice
                               5th Floor                      President and Sales Director, Bank
                               San Francisco, CA 94103        of America's merchant services
                                                              business (1993-1996).

James M. Aviles (38)           BA Merchant Services, Inc.     Senior Vice President and Director
                               One South Van Ness Avenue      of Product/Strategy/Technology
                               5th Floor                      Support; prior thereto, Vice
                               San Francisco, CA 94103        President, Bank of America's
                                                              merchant services business
                                                              (1993-1996).

     2. BANKAMERICA CORPORATION. The following table sets forth the names, ages, addresses and principal occupations (present and for the past five years) of the directors and executive officers of BankAmerica Corporation ("BankAmerica"). Each such person is a citizen of the United States of America.

Directors of BankAmerica

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Charles W. Coker (65)          Post Office Box 160            Chairman, Sonoco Products Company;
                               Hartsville, SC 29551-0160      prior thereto, Chief Executive
                                                              Officer and Chairman, Sonoco
                                                              Products Company (until April 1998).

Timm Crull (67)                1024 E. Balboa Boulevard       Retired Chairman, Nestle USA, Inc.;
                               Newport Beach, CA 92661        prior thereto, Chairman and Chief
                                                              Executive Officer, Nestle USA, Inc.
                                                              (until December 1994).

Alan T. Dickson (67)           1800 Two First Union Center    Chairman of the Board,
                               Charlotte, NC 28282            Ruddick Corporation; President,
                                                              Ruddick Corporation (until February
                                                              1994).

Kathleen Feldstein (57)        147 Clifton Street             President, Economic Studies, Inc.
                               Belmont, MA 02178

Paul Fulton (64)               First Stratford Building       Chairman and CEO, Bassett
                               101 S. Stratford Road Suite    Furniture Industries, Inc.; prior
                               355                            thereto, Dean, Kenan, Flagler
                               Winston-Salem, NC 27104        Business School, University of North
                                                              Carolina (January 1994-August 1997).

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Donald E. Guinn (66)           Pacific Telesis Center         Chairman Emeritus, Pacific
                               130 Kearny Street              Telesis Group
                               Room 3200
                               San Francisco, CA 94108

C. Ray Holman (56)             Post Office Box 5840           Chairman and Chief Executive
                               St. Louis, MO 63134            Officer, Mallinckrodt Inc.

W.W. Johnson (67)              BankAmerica Corporation        Chairman, Executive Committee,
                               100 North Tryon Street         BankAmerica Corporation.
                               Charlotte, NC 28255

Walter Massey (60)             Office of the President        President, Morehouse College; prior
                               830 Westview Drive, SW         thereto, Provost and Senior Vice
                               Atlanta, GA 30314              President for Academic Affairs,
                                                              University of California (until
                                                              1995).

Hugh L. McColl, Jr. (63)       BankAmerica Corporation        Chairman and Chief Executive
                               100 North Tryon Street         Officer, BankAmerica Corporation
                               Charlotte, NC 28255            (Chairman since September 1998 and
                                                              December 1992-1997).

Richard M. Rosenberg (68)      555 California Street          Retired Chairman, President and
                               11th Floor                     Chief Executive Officer, the former
                               San Francisco, CA 94104        BankAmerica Corporation (since May
                                                              1996, August 1995 and December 1995,
                                                              respectively).

O. Temple Sloan, Jr. (59)      Post Office Box 26006          Chairman, General Parts Inc.
                               Raleigh, NC 27611

Meredith R. Spangler (61)      668 Hempstead Place            Chairman, C.D. Spangler Foundation.
                               Charlotte, NC 28207-2320

A. Michael Spence (55)         Stanford University            Dean of Graduate School of Business,
                               Memorial Way, Room 140         Stanford University.
                               Stanford, CA

Ronald Townsend (57)           Gannett Television             Communications Consultant; prior
                               c/o WTLV-TV12                  thereto, Chairman, US FiberOptics
                               1070 East Adams Street         Corporation (October 1996-September
                               Jacksonville, FL 32202         1997); prior thereto, President,
                                                              Gannett Television, Gannett Company,
                                                              Inc.

Solomon Trujillo (47)          1801 California Street         President and Chief Executive
                               52nd Floor                     Officer, USWest Communications Group
                               Denver, CO 80202               (since 1995); prior thereto,
                                                              President and Chief Executive
                                                              Officer, USWest Marketing Resources
                                                              Group.

Jackie M. Ward (60)            5775 Peachtree-Dunwoody Rd     President and Chief Executive
                               Building G, Fourth Floor       Officer, Computer Generation
                               Stone Mountain, GA 30342       Incorporated.

Virgil R. Williams (59)        2076 West Park Place           Chairman and Chief Executive Officer
                               Atlanta, GA 30087              (since July 1996), Williams Group
                                                              International, Inc.

Shirley Young (63)             400 Renaissance Center         Vice President, General Motors
                               Detroit, MI 48265-4000         Corporation.

Executive Officers of BankAmerica

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Hugh L. McColl, Jr. (63)       BankAmerica Corporation        Chairman and Chief Executive Officer
                               100 North Tryon Street         (Chairman since September 1998 and
                               Charlotte, NC 28255            December 1992-January 1997).

James H. Hance, Jr. (54)       BankAmerica Corporation        Vice Chairman and Chief Financial
                               100 North Tryon Street         Officer.
                               Charlotte, NC 28255

Kenneth D. Lewis (51)          BankAmerica Corporation        President, Consumer and Commercial
                               100 North Tryon Street         Banking (since September 1998);
                               Charlotte, NC 28255            prior thereto, President,
                                                              NationsBank Corporation.

Michael J. Murray (54)         BankAmerica Corporation        President, Global Corporate and
                               555 California Street          Investment Banking (since October
                               San Francisco, CA 94104        1998); prior thereto, President,
                                                              Global Wholesale Bank (1997-1998);
                                                              Vice Chairman (1995-1997); Group
                                                              Executive Vice President, U.S.
                                                              Corporate Group (1994-1995); Vice
                                                              Chairman, Continental Bank
                                                              Corporation (1993-1994).

Michael E. O'Neill (52)        BankAmerica Corporation        President, Financial Services (since
                               555 California Street          October 1998); prior thereto, Vice
                               San Francisco, CA 94104        Chairman and Chief Financial Officer
                                                              (1995-1998); Group Executive Vice
                                                              President, Global Equity Group
                                                              (1994-1995); Chief Financial
                                                              Officer, Continental Bank
                                                              Corporation (1993-1994).

F. William Vandiver, Jr. (50)  BankAmerica Corporation        Corporate Risk Management Executive
                               100 North Tryon Street         (since September 1998); prior
                               Charlotte, NC 28255            thereto, Chairman, Corporate Risk
                                                              Policy (since July 1997); President,
                                                              NationsBank Global Finance (January
                                                              1996-June 1997); prior thereto,
                                                              President, Specialized Finance
                                                              Group.

     3. BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION. The following table sets forth the names, ages, addresses and principal occupations (present and for the past five years) of the directors and executive officers of Bank of America National Trust and Savings Association (the "Bank"). Each such person is a citizen of the United States of America.

Directors of the Bank

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Hugh L. McColl, Jr. (63)       BankAmerica Corporation        Chairman and Chief Executive
                               100 North Tryon Street         Officer.
                               Charlotte, NC 28255

James H. Hance, Jr. (54)       BankAmerica Corporation        Vice Chairman and Chief Financial
                               100 North Tryon Street         Officer.
                               Charlotte, NC 28255

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Kenneth D. Lewis (51)          BankAmerica Corporation        President, Consumer and Commercial
                               100 North Tryon Street         Banking (since September 1998);
                               Charlotte, NC 28255            prior thereto, President,
                                                              NationsBank Corporation.

Michael J. Murray (54)         BankAmerica Corporation        President, Global Corporate and
                               555 California Street          Investment Banking (since October
                               San Francisco, CA 94104        1998); prior thereto, President,
                                                              Global Wholesale Bank (1997-1998);
                                                              Vice Chairman (1995-1997); Group
                                                              Executive Vice President, U.S.
                                                              Corporate Group (1994-1995); Vice
                                                              Chairman, Continental Bank
                                                              Corporation (1993-1994).

Michael E. O'Neill (52)        BankAmerica Corporation        President, Financial Services (since
                               555 California Street          October 1998); prior thereto, Vice
                               San Francisco, CA 94104        Chairman and Chief Financial Officer
                                                              (1995-1998); Group Executive Vice
                                                              President, Global Equity Group
                                                              (1994-1995); Chief Financial
                                                              Officer, Continental Bank
                                                              Corporation (1993-1994).

F. William Vandiver Jr. (50)   BankAmerica Corporation        Corporate Risk Management Executive
                               100 North Tryon Street         (since September 1998); prior
                               Charlotte, NC 28255            thereto, Chairman, Corporate Risk
                                                              Policy (since July 1997); President,
                                                              NationsBank Global Finance (January
                                                              1996-June 1997); prior thereto,
                                                              President, Specialized Finance
                                                              Group.

Executive Officers of the Bank

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Hugh L. McColl, Jr. (63)       BankAmerica Corporation        Chairman and Chief Executive
                               100 North Tryon Street         Officer.
                               Charlotte, NC 28255

James H. Hance, Jr. (54)       BankAmerica Corporation        Vice Chairman and Chief Financial
                               100 North Tryon Street         Officer.
                               Charlotte, NC 28255

Kenneth D. Lewis (51)          BankAmerica Corporation        President, Consumer and Commercial
                               100 North Tryon Street         Banking (since September 1998);
                               Charlotte, NC 28255            prior thereto, President,
                                                              NationsBank Corporation).

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
Michael J. Murray (54)         BankAmerica Corporation        President, Global Corporate and
                               555 California Street          Investment Banking (since October
                               San Francisco, CA 94104        1998); prior thereto, President,
                                                              Global Wholesale Bank (1997-1998);
                                                              Vice Chairman (1995-1997); Group
                                                              Executive Vice President, U.S.
                                                              Corporate Group (1994-1995); Vice
                                                              Chairman, Continental Bank
                                                              Corporation (1993-1994).

Michael E. O'Neill (52)        BankAmerica Corporation        President, Financial Services (since
                               555 California Street          October 1998); prior thereto, Vice
                               San Francisco, CA 94104        Chairman and Chief Financial Officer
                                                              (1995-1998); Group Executive Vice
                                                              President, Global Equity Group
                                                              (1994-1995); Chief Financial
                                                              Officer, Continental Bank
                                                              Corporation (1993-1994).

F. William Vandiver, Jr. (50)  BankAmerica Corporation        Corporate Risk Management Executive
                               100 North Tryon Street         (since September 1998); prior
                               Charlotte, NC 28255            thereto, Chairman, Corporate Risk
                                                              Policy (since July 1997); President,
                                                              NationsBank Global Finance (January
                                                              1996-June 1997); prior thereto,
                                                              President, Specialized Finance
                                                              Group.

     4. BAMS ACQUISITION CORPORATION. The following table sets forth the names, ages, addresses and principal occupations (present and for the past five years) of the directors and executive officers of BAMS Acquisition Corporation ("Acquisition Corp."). Each such person is a citizen of the United States of America.

Directors of Acquisition Corp.

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
John H. Huffstutler (49)       BankAmerica Corporation        Senior Vice President and Chief
                               555 California Street          Regulatory Counsel, Bank of America
                               San Francisco, CA 94104        (since 1995); prior thereto,
                                                              Assistant General Counsel and Group
                                                              Manager, Bank of America
                                                              (1993-1995).

Arthur H. Colas, Jr. (51)      BankAmerica Corporation        Assistant General Counsel, Bank of
                               555 California Street          America.
                               San Francisco, CA 94104

Executive Officers of Acquisition Corp.

NAME (AGE)                               ADDRESS                      PRINCIPAL OCCUPATION
----------                               -------                      --------------------
John H. Huffstutler (49)       BankAmerica Corporation        President and Treasurer.
                               555 California Street
                               San Francisco, CA 94104

Arthur H. Colas, Jr. (51)      BankAmerica Corporation        Vice President and Secretary.
                               555 California Street
                               San Francisco, CA 94104

PROXY

                           BA MERCHANT SERVICES, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                 APRIL 27, 1999



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BA MERCHANT SERVICES, INC. The undersigned hereby appoints Sharif M. Bayyari, James H. Williams and James M. Aviles, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of BA Merchant Services, Inc. held of record by the undersigned on March 26, 1999, at the Special Meeting of Stockholders of BA Merchant Services, Inc. and any adjournment or postponement thereof, as follows: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR APPROVAL OF PROPOSAL 1. The proposal was proposed by the Board of Directors of BA Merchant Services, Inc.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



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

                                                                 Please mark
                                                                  your votes [X]
                                                             as indicated in
                                                                this example

1. Adoption and Approval of the Agreement and Plan of        FOR AGAINST ABSTAIN
Merger dated as of December 22, 1998, among BA Merchant      [ ]   [ ]     [ ]
Services, Inc., BankAmerica Corporation and BAMS
Acquisition Corporation, pursuant to which, among other things: (i) BAMS Acquisition Corporation, which is a wholly owned subsidiary of BankAmerica Corporation, will be merged with and into BA Merchant Services, Inc. (the "Merger");
(ii) each outstanding share of Class A Common Stock of BA
Merchant Services, Inc. except shares as to which appraisal rights have been perfected, will be converted into the right to receive, in the Merger $20.50 in cash, without interest thereon; and (iii) each outstanding share of Class B Common
Stock of BA Merchant Services, Inc. (all of which are owned, directly or indirectly, by BankAmerica Corporation), will be converted into 100 shares of the common stock of the surviving corporation.


                     The undersigned hereby revokes all proxies heretofore given to vote such shares.

                     PLEASE SIGN, DATE AND RETURN PROMPTLY


Signature(s)_____________________________________________Dated:___________, 1999

(Please sign exactly as your name or names appear(s) above. When signing as an executor, administrator, trustee or guardian, please give the full title of the capacity in which you are acting, and where more than one executor, etc. is named, a majority must sign. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign full partnership name by an authorized person.)

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